Exhibit 10.1

Strictly confidential

CONCENTRIX CORPORATION
39899 Balentine Drive, Suite 235
Newark, CA 94560

To:

Marnix Lux SA
(the “Company”)

To:

The Company’s shareholders listed in Schedule 1
(the “Beneficiaries”)

To:
Sandrine Asseraf (the “PoA Seller Representative”)

On March 29 2023

STRICTLY PRIVATE AND CONFIDENTIAL

To whom it may concern,
We refer to our recent discussions relating to the contemplated acquisition by Concentrix Corporation, a Delaware corporation (“Parent”) and Osyris S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B272012, whose registered office is located at 63-65, rue de Merl, L-2146 Luxembourg and a direct wholly owned subsidiary of Parent (“Purchaser”, and, together with Parent, the “Promisors”) of all of the shares issued by the Company (the “Transaction”). Capitalized terms used in this letter (the “Put Option Letter”) shall, unless otherwise defined herein, have the meanings ascribed to them in the agreed form share purchase and contribution agreement attached hereto as Schedule 3 (the “SPA”).
We acknowledge that before the Beneficiaries are in a position to take any decision to sell the Company, certain employees’ representative bodies listed in Schedule 2 (the “French Works Councils” and the “Dutch Works Councils”) of the Company’s subsidiaries also listed in Schedule 2 (the “Works Council Companies”) must be informed and consulted in connection with the contemplated Transaction (the “Consultation Process”).
This Put Option Letter sets forth the Promisors’ irrevocable commitment to acquire all the Transferred Shares on the terms and subject to the conditions set forth in the SPA.
1.PUT OPTION
(a)The Promisors hereby irrevocably undertake to purchase and acquire the Transferred Shares, which represent, together with the Locked Equity Incentive Shares and the Treasury Shares, 100% of the share capital, financial and voting rights of the Company on a fully diluted basis, for the consideration and under the other terms and conditions set forth in the SPA, subject to:
(i)the sending by the Beneficiaries to the Promisors, in accordance with the terms of this Put Option Letter, of a notice (in accordance with the notice provisions set forth in Section 10.06 of the SPA) to transfer the Transferred Shares to the Promisors (the

“Put Option” and the notice of such decision being referred to as the “Exercise Notice”) and
(ii)the execution by the Beneficiaries, the Seller Representatives and the Company of the SPA.
(b)By countersigning the Put Option Letter (the date of such signature being referred to as the “Put Option Date”), the Beneficiaries accept the benefit of the Put Option as an option solely, without undertaking to exercise such option.
(c)From the Put Option Date and until the Execution Date (as defined below), the Beneficiaries shall undertake their best efforts to collect the duly executed powers of attorney of the Other Sellers (the “PoAs”) allowing the PoA Seller Representative to execute on their behalf the SPA and other agreements and documents relating to the Transaction.
(d)The Beneficiaries undertake, no later than one (1) month following the Put Option Date (exclusive), to request the delivery by each Other Seller of a PoA no later than three (3) months following the Put Option Date (exclusive) (the “PoAs Collection Date”). To the extent that certain Other Sellers have not granted PoAs on or prior to the PoAs Collection Date, Sapiens undertakes to notify the exercise and, in case of exercise of the Put Option, to enforce, its drag along right under the articles of association of the Company (it being specified that such exercise and enforcement are not subject to any limitations set forth in any shareholders agreements and the sole terms and conditions for exercising and enforcing the drag along right are those set forth in the articles of association of the Company), to force, in case of exercise of the Put Option, the Other Sellers who have not granted PoAs to the PoA Seller Representative to transfer their Transferred Shares to the Promisors in connection with the Transaction under the terms and conditions of the SPA.
(e)The Beneficiaries:
(i)shall cause the Company and the PoA Seller Representative to keep the Promisors apprised of the status of matters relating to the completion of the collection of the PoAs;
(ii)shall give notice to the Promisors, no later than five (5) Business Days of the PoAs Collection Date of the number and list of Other Sellers who signed a PoA; and
(iii)shall provide any necessary information as the Promisors may reasonably request with respect to (and, in the case of material correspondence, provide the Promisors (or their counsel) with copies of) all notices, material correspondence and submissions made by Sapiens in order to enforce its drag along rights with respect to any Other Sellers not having delivered PoAs.
The drag along right by Sapiens shall be exercised and enforced in accordance with the procedure provided for in the Company’s articles of association and set forth in Schedule 1(e).
(f)The Exercise Notice can be sent by the Beneficiaries (acting on behalf of the Sellers) to the Promisors, on or prior to the earlier of (the “Expiry Date”):
(i)the date falling five (5) Business Days after the Consultation Process Completion Date (as defined in Clause 2), provided that if the Consultation Process is completed within three (3) months following the Put Option Date, the Beneficiaries may postpone the Expiry Date to the first Business Day falling three (3) months after the Put Option Date; and
(ii)the first Business Day falling six (6) months after the Put Option Date.
(g)The Put Option is irrevocable until the Expiry Date.
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(h)If the Exercise Notice has not been sent on or prior to the Expiry Date at 11:59 P.M., New York Time, the Put Option will automatically terminate and the Promisors shall be released from their obligations under the Put Option, without any Liability whatsoever save in case of prior breach of the terms and provisions of this Put Option Letter.
(i)In case of exercise of the Put Option, the Promisors and the Beneficiaries irrevocably undertake to sign the SPA at the date indicated by the Beneficiaries which shall be between four (4) and six (6) Business Days after the date of receipt by the Promisors of the Exercise Notice (the “Execution Period”). The date of signing of the SPA or, failing the Promisors to sign the SPA within the Execution Period, the last day of the Execution Period, is referred to as the “Execution Date”.
(j)The Promisors agree that their obligations under the Put Option and the completion of the Transaction as provided under the SPA may be enforced through specific performance, including as provided for in Section 10.4 of the SPA, without any prior formal notice being required from the Beneficiaries.
2.CONSULTATION PROCESS
For the purpose of this Put Option Letter, the “Consultation Process Completion Date” shall mean the date on which both (i) the French Works Councils have been informed and consulted on the Transaction in accordance with the French Labor Code, as such date is described in Section 2.1(b) (the “French Consultation Process”) and (ii) the Dutch Works Councils have been informed and consulted on the Transaction in accordance with Dutch Laws, as such date is described in Section 2.2(a) (the “Dutch Consultation Process” and, together with the French Consultation Process, the “Consultation Process”).
2.1    French Consultation Process
(a)The Beneficiaries agree and undertake to:
(i)subject to timely compliance by the Promisors with Clause 2.1(d)(i), procure that a convening notice for the first meeting of the French Works Councils be sent within (x) with respect to Webhelp Gray, seventeen (17) Business Days, and (y) with respect to the other French Works Councils, thirteen (13) Business Days, of the Put Option Date for such meeting to be held as soon as practicable and no later than five (5) Business Days after the date of such convening notice;
(ii)use best efforts to obtain an opinion (whether favorable or not) from each of the French Works Councils in relation to the Transaction in accordance with applicable laws as soon as reasonably practicable following the date on which the French Consultation Process has been initiated.
(b)For the purpose of this Put Option Letter, the French Consultation Process is completed on the earlier date of:
(i)the date of the meeting during which, following information and consultation in accordance with applicable laws and regulations, the last of the French Works Councils will have delivered a final opinion regarding the Transaction; or
(ii)failing an express opinion from all of the French Works Councils, the date on which the last French Works Council that has not rendered a final opinion regarding the Transaction, will be deemed to have rendered a final opinion pursuant to applicable laws, regulations and company agreements or rules.
(c)The Beneficiaries undertake to:
(i)keep the Promisors regularly informed on the progress and outcome of the French Consultation Process, including by providing to the Promisors promptly (i) a copy of notices or other written communications made to or received from the French Works
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Councils and (ii) updates on the meetings held with the French Works Councils, as part of the French Consultation Process; and
(ii)provide the Promisors with a true and certified copy of the final opinions as soon as such have been delivered and signed by the relevant French Works Council.
(d)The Promisors undertake to co-operate with the Beneficiaries, the Company and the French Works Council Companies, with respect to the French Consultation Process, including by:
(i)providing all relevant information reasonably requested by the Beneficiaries, the Company and/or the French Works Council Companies in relation to the Transaction (which shall notably include, in the information consultation memorandum, a presentation of the Promisors and information regarding the Promisors’ rationale for the Transaction and plans for the French Works Council Companies and their employees);
(ii)providing the Beneficiaries, the Company and the French Works Council Companies with any documents or information which the French Works Councils, or any expert that may be appointed by the French Works Councils, would reasonably request;
(iii)designating a representative to attend the French Works Councils meetings, upon reasonable prior request made by the Beneficiaries or the Company, and meet with the relevant employees and employee representatives where and when (upon reasonable prior notice) requested by any French Works Council.
(e)No agreement with any of the French Works Councils nor any communication or commitment whatsoever to the French Works Councils shall be made regarding the Promisors’ or their Affiliates’ intentions, without the Promisors’ prior written consent.
2.2    Dutch Consultation Process
(a)For the purpose of this Put Option Letter, the Dutch Consultation Process is completed on the earlier to occur of the following events:
(i)the Dutch Works Council has rendered:
–an unconditional advice permitting the Beneficiaries and Webhelp Nederland to pursue the Transaction; or
–an advice with conditions (a) reasonably acceptable to the Beneficiaries if such advice may have a material impact on the Beneficiaries post-Closing, and reasonably acceptable to the Promisors, if such advice may have a material impact on the Company and its subsidiaries (the “Group”) post-Closing, or (b) which the Beneficiaries and Promisors have accommodated to a level satisfactory to the Dutch Works Council and both Parties; or
–an unconditional and irrevocable waiver in writing of the Dutch Works Council's right to render advice with respect to the Transaction and in the cases described in the two previous sub-paragraphs, the Beneficiaries and Webhelp Nederland having adopted a resolution in respect of the Transaction that is compliant with the Works Council's advice or in the case of an unconditional and irrevocable waiver as described in this paragraph, the Beneficiaries and Webhelp Nederland having adopted a resolution in respect of the Transaction that is in line with their proposed resolution (voorgenomen besluit) for which advice was requested; or
(ii)none of the events described under Section 2.2(a)(i) has occurred, and Webhelp Nederland (after consultation with the Beneficiaries and the Promisors) has adopted a resolution to enter into the Transaction that deviates from the Dutch Works Council's advice and:
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–the receipt in writing by the Beneficiaries from the Dutch Works Council of an unconditional and irrevocable waiver of the applicable waiting period in accordance with Section 25(6) of the Dutch Works Councils Act and its right to initiate legal proceedings pursuant to Section 26 of the Dutch Works Councils Act; or
–the applicable waiting period pursuant to Section 25(6) has expired without the Works Council having initiated legal proceedings pursuant to Section 26 of the Dutch Works Councils Act; or
–following initiation of legal proceedings by the Dutch Works Council pursuant to Section 26 of the Works Councils Act, the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer Hof Amsterdam) has dismissed the appeal of the Dutch Works Council against the adopted resolution with immediate effect (in the sense that no measures obstructing (completion of) the Transaction are imposed) or the proceedings have otherwise been terminated in a manner that the proposed Transaction can proceed in compliance with the Works Councils Act.
(b)The Beneficiaries undertake and shall use best efforts to ensure that the Dutch Consultation Process shall be initiated with a request for advice with respect to the Transaction (i.e., pursuant to Section 25(1)(a) of the Dutch Works Councils Act) promptly after the Put Option Date and in any event within 15 Business Days as from the Put Option Date, conducted diligently in accordance with applicable Laws and fulfilled as soon as reasonably practicable following the Put Option Date. The Beneficiaries shall keep the Promisors regularly informed on the progress and outcome of the Dutch Consultation Process, Paragraph 2.1(c) applying mutatis mutandis.
(c)Paragraphs 2.1(c), 2.1(d) and 2.1(e) shall apply mutatis mutandis to the Dutch Consultation Process. It is in addition agreed that the Promisors shall not, directly or indirectly, without the prior consent of the Beneficiaries, approach or communicate with the Dutch Works Council, or take any action that could adversely affect the Dutch Consultation Process.
3.EXCLUSIVITY
(a)The Beneficiaries and the Company hereby agree that during the period beginning on the date hereof and continuing until the earlier of (A) the Execution Date and (B) twelve (12) months from the date hereof (the “Exclusivity Period”), the Beneficiaries and the Company shall not, and shall procure that any of their Affiliates, and, to the extent of their respective powers, any Sellers and their Affiliates and each or their respective directors, officers or employees, or any attorney, accountant or other representative retained by any of them (collectively, “Representatives”) shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing any information concerning the business, properties or assets of the Company or any of its subsidiaries or the Shares to any Person), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal (as defined below), (ii) enter into, encourage, continue or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Alternative Proposal or (iii) enter into or approve any agreement with respect to any Alternative Proposal. The Beneficiaries, the Company and their Affiliates shall, and shall cause their respective Representatives and Affiliates to, with respect to third parties with whom discussions or negotiations with respect to an Alternative Proposal have been terminated on or prior to the date of this Put Option Letter, use commercially reasonable efforts to obtain the return or destruction of confidential information previously furnished by the Beneficiaries or any of their Affiliates, the Sellers, the Company or any of its Affiliates, or their Representatives, with respect to the Company, its Affiliates and/or their assets, liabilities and business.
(b)The Beneficiaries or the Company will promptly notify the Promisors orally (and then in writing within forty-eight (48) hours) after any of them or their Affiliates or Representatives has received any proposal, inquiry, offer or request relating to or constituting, or that could reasonably be expected to lead to, an Alternative Proposal, any request for discussions or
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negotiations, or any request for information relating to the Company and its Affiliates in connection with an Alternative Proposal or a potential Alternative Proposal or for access to the properties or books and records thereof of which any Beneficiary or any of its Affiliates is or becomes aware, or any amendments to the foregoing provided that the foregoing shall not apply to the receipt of such proposal, inquiry, offer or request by a Beneficiary or its Affiliates (but excluding the Company and its Subsidiaries) when such disclosure would be in breach of a confidentiality agreement entered into with a third-party without the Beneficiary or its Affiliate knowing at the time of execution of such confidentiality agreement that the third-party intended to discuss an Alternative Proposal provided that the recipient informs the third party within forty-eight (48) hours that it cannot enter into discussions regarding an Alternative Proposal. Such notice to Promisors shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The relevant Beneficiary or the Company shall also promptly provide Promisors with (i) a copy of any written notice or other written communication from any person informing any Beneficiary or any of their Affiliates that it is considering making, or has made a proposal regarding, an Alternative Proposal and a summary of any oral communications regarding the same, (ii) a copy of any Alternative Proposal (or any amendment thereof) received by such Beneficiary or any of its Affiliates and (iii) such other details of any such Alternative Proposal that Promisors may reasonably request. Thereafter, the Beneficiaries and the Company shall promptly keep Promisors reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal. Notwithstanding the fact that it would be a violation of this Put Option Letter for the Beneficiaries, the Company or its Representatives to engage in any discussions or negotiations related to an Alternative Proposal or enter an Alternative Proposal (whether solicited or unsolicited), the Beneficiaries and the Company hereby agree (and the Beneficiaries agree that they will cause the Company and its Subsidiaries to agree) to negotiate in good faith with the Promisors with respect to any Alternative Proposal and inform the Promisors of any material proposals or developments with respect to any Alternative Proposal promptly (and in any event within twenty-four (24) hours during the Exclusivity Period.
(c)For purposes of this Put Option Letter, the term “Alternative Proposal” means any inquiry, proposal or offer, or any expression of interest by any third party relating to Sellers' or any of their Affiliates' willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by the Promisors or any of their Affiliates, involving (i) any acquisition or purchase by any Person, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company or any Material Subsidiary, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any Subsidiary, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any Subsidiary, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.
4.CONDUCT OF BUSINESS
The Company and Parent shall comply in all material respects with the provisions of Section 6.1 (Conduct of Business) of the SPA, as from the Put Option Date and until the earlier to occur of the Execution Date and the Expiry Date, as if such provisions were set out in this Put Option Letter.
5.PROXY STATEMENT AND PARENT STOCKHOLDERS’ MEETING
(a)Parent shall initiate the preparation of the Proxy Statement and, from the filing of the definitive Proxy Statement with the SEC, seek to hold the Parent Stockholders’ Meeting as from the Put Option Date.
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(b)To this effect, Parent and the Company shall comply in all material respects as from the date hereof with the provisions of Section 6.16 (Preparation of the Proxy Statement and, if required, the Registration Statement; Parent Stockholder Meeting) of the SPA as if such provisions were set out in this Put Option Letter and shall apply mutatis mutandis as if references in those articles to the “Agreement” or “Parties” (or similar expressions) were respectively to this Put Option Letter and the parties hereto.
6.REGULATORY AUTHORIZATIONS
(a)The Promisors shall initiate the process to obtain any consent, clearance, authorization, expiration or termination of a waiting period, permit, Order or approval of, or waiver or any exemption by, any Governmental Entity required to be obtained in connection with the Transactions as soon as reasonably practicable following the Put Option Date.
(b)To this effect, the Promisors and the Company shall comply in all material respects as from the date hereof with the provisions of Section 6.6 (Regulatory Approvals; Efforts) of the SPA as if such provisions were set out in this Put Option Letter and shall apply mutatis mutandis as if references in those articles to the “Agreement” or “Parties” (or similar expressions) were respectively to this Put Option Letter and the parties hereto.
7.OTHER COVENANTS
(a)Parent and the Company shall comply in all material respects as from the date hereof with the provisions of Sections (i) 6.2 (Access), (ii) Section 6.3 (Nasdaq Notification of Listing of Additional Shares), (iii) 6.4 (Employee Matters), (iv) 6.10 (Transaction Litigation), (v) 6.12 (Financing Matters), (vi) 6.13 (Company Financial Information), (vii) 6.17 (Company Organizational Document Amendment) and (viii) 6.19 (No Solicitation; Alternative Transactions) of the SPA as if such provisions were set out in this Put Option Letter and shall apply mutatis mutandis as if references in those articles to the “Agreement,” “Parties” or “Put Option Date” (or similar expressions) were respectively to this Put Option Letter, the parties hereto or the date hereof.
(b)Parent and Company shall undertake the cooperation set forth on Annex A to the Parent Disclosure Schedule.
8.REPRESENTATIONS & WARRANTIES
Each party hereby acknowledges and agrees that (i) with respect to the Company, the provisions of Sections 3.1(a) (Organizational Matters) and 3.4(a) (Corporate Authority Relative to this Agreement) of the SPA (ii) with respect to the Beneficiaries, the provisions of Sections 4.1 (Organization and Standing) and 4.5(Authority; Execution and Delivery; Enforceability) of the SPA, (iii) with respect to the Promisors, the provisions of Sections 5.1(a) (Organization) and 5.2(a) (Corporate Authority Relative to this Agreement) of the SPA shall be incorporated in this Put Option Letter as if set out herein and shall apply mutatis mutandis as if references in those articles to the “Agreement” or “Parties” (or similar expressions) were respectively to this Put Option Letter and the parties hereto.
9.SUPPORT AGREEMENT
A true and complete executed copy of the Support Agreement is attached as Schedule 4.
10.DEBT FINANCING COMMITMENTS
A true and complete executed copy of the Commitment Letter is attached as Schedule 5.
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11.INVESTOR RIGHTS AGREEMENTS
A true and complete executed copy of the Investor Rights Agreement is attached as Schedule 6.
12.SELLERS’ NOTE
The agreed form Sellers’ Note is attached as Schedule 7.
13.ANNOUNCEMENT - CONFIDENTIALITY
(a)The Promisors, the Beneficiaries and the Company agree that the initial press releases to be issued with respect to the execution and delivery of this Put Option Letter shall be in a form agreed to by the Parent, the Company and Seller Representatives and that the Parent, the Company and Seller Representatives shall consult with each other before issuing any press release or making any public announcement with respect to this Put Option Letter and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other parties (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of any other party issue such press release or make such public statement (a) so long as an initial, jointly approved press release has already been issued and such statements are not inconsistent with previous jointly approved statements or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange.
(b)Subject to Section 6.12(h) of the SPA (as incorporated into this Put Option Letter by Clause 7(a)), the Parties hereby agree that all information provided to them or their respective representatives in connection with this Put Option Letter and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms
14.DURATION; TERMINATION; EXPENSES
(a)This Put Option Letter shall terminate on the earlier of (i) the Execution Date or (ii) if the Put Option has not been exercised, the Expiry Date.
(b)This Put Option Letter may be terminated by the mutual written consent of Promisors and the Beneficiaries.
(c)Termination by either the Promisors or the Beneficiaries. This Put Option Letter may be terminated by either the Beneficiaries (acting jointly) or the Promisors (acting jointly), by sending notice to the other parties if:
(i)an Order or Law of a Governmental Entity of competent jurisdiction shall have been issued, entered, enacted or promulgated that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions and such Order or Law shall have become final and non-appealable; provided, that the right to terminate this Put Option Letter pursuant to this Clause 14(c)(i) shall not be available to a party if such Order or Law resulted from the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Put Option Letter;
(ii)in the event of a Parent Adverse Recommendation Change; or
(iii)the Parent Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Parent Stockholder Approval was taken shall have concluded and the Parent Stockholder Approval shall not have been obtained.
(d)Termination by the Beneficiaries. This Put Option Letter may be terminated by the Beneficiaries (acting jointly), by sending notice to the Promisors if:
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(i)the Promisors have breached or there is any inaccuracy in any of their representations or warranties in Clause 8, or shall have breached or failed to perform any of their obligations or agreements contained in this Put Option Letter, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) of the SPA and (ii) is not curable or is not cured by the date that is forty-five (45) days following written notice from the Beneficiaries to the Promisors of such breach, inaccuracy or failure; provided, however, that the Beneficiaries shall not be permitted to terminate this Put Option Letter pursuant to this Clause 14(d)(i) if there has been any material breach by the Beneficiaries of their respective material representations, warranties or covenants contained in this Put Option Letter, and such breach shall not have been cured in all material respects if such breach is curable;
(ii)in the event that the Put Option (i) has been exercised and (ii) the SPA has been signed by all the Sellers (including via PoA) on the Execution Date, the Promisors have not executed the SPA on the Execution Date (such a termination shall be without prejudice to all other rights and remedies available to the Beneficiaries including the right to claim for damages under this Put Option Letter); or
(iii)the Promisors have willfully and materially breached any of the Promisor’s covenants or agreements contained in Section 6.19 of the SPA (as incorporated into this Put Option Letter pursuant to Clause 7(a)(viii)).
(e)Termination by the Promisors. This Put Option Letter may be terminated by the Promisors (acting jointly), by sending notice to the Beneficiaries if:
(i)the Beneficiaries have willfully and materially breached any of the Beneficiaries’ covenants or agreements contained in Clause 3; or
(ii)the Beneficiaries have breached or there is any inaccuracy in any of the representations or warranties in Clause 8, or shall have breached or failed to perform any of their obligations or agreements contained in this Put Option Letter, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.3(a), 7.3(b) or 7.3(c) of the SPA and (ii) is not curable or is not cured by the date that is forty-five (45) days following written notice from the Promisors to the Beneficiaries and the Company of such breach, inaccuracy or failure; provided, however, that the Promisors shall not be permitted to terminate this Put Option Letter pursuant to this Clause 14(e)(ii) if there has been any material breach by the Promisors of their respective material representations, warranties or covenants contained in this Put Option Letter or the SPA, and such breach shall not have been cured in all material respects if such breach is curable.
(f)If this Put Option Letter is terminated by Promisors or the Beneficiaries, as applicable, pursuant to Clauses 14(c)(ii), then Promisors shall pay jointly and severally to the Beneficiaries, in immediately available funds by wire transfer to an account designated in writing by the Beneficiaries, an amount equal to US$ 110,000,000 (the “Beneficiaries Termination Fee”). Any payment of the Beneficiaries Termination Fee pursuant to this Clause 14(f) shall be made substantially concurrently with the termination of this Put Option Letter pursuant to Clause 14(c)(ii).
(g)If termination occurs (x) on the Expiry Date further to the non-exercise by the Beneficiaries of the Put Option in accordance with Clause 14(a)(ii) or (y) under the circumstances set out in Clause 14(e)(i), the Beneficiaries shall promptly reimburse (in proportion to the percentage of Shares owned by each of them) the Promisors, in immediately available funds by wire transfer to a bank account designated in writing by Purchaser, in respect of reasonable out-of-pocket expenses actually incurred by the Promisors and directly related to this Put Option Letter and the transactions contemplated hereby (the “Promisors’ Expenses”) an amount in cash up to US$ 31,000,000 (the “Promisor Initial Expense Reimbursement”) provided that if, within the Exclusivity Period, the Beneficiaries, the Company or any of their Affiliates enter into a definitive agreement with respect to any Alternative Proposal or consummate a
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transaction contemplated by any Alternative Proposal (provided, that for purposes of this Clause 14(g), each reference to “20%” in the definition of “Alternative Proposal” shall be deemed to be a reference to “50%”), then such cap shall be increased to the effect that the Beneficiaries shall reimburse (in proportion to the percentage of Shares owned by each of them) the Promisors in respect of the amount of Promisors’ Expenses that exceeded the Promisor Initial Expense Reimbursement up to an aggregate amount (including the Promisor Initial Expense Reimbursement) of US$ 110,000,000 (the “Promisor Additional Expense Reimbursement”). The Promisor Additional Expense Reimbursement shall be made no later than five (5) Business Days following the earlier of the date on which the Beneficiaries, the Company or their Affiliates execute the definitive agreement with respect to the Alternative Proposal or the date on which the Beneficiaries, the Company or their Affiliates consummate any transaction contemplated by any Alternative Proposal.
(h)If this Put Option Letter is terminated by the Promisors or the Beneficiaries pursuant to Clause 14(c)(iii) or Clause 14(d)(iii), then Parent shall reimburse the Beneficiaries, the Company or their respective Affiliates (as applicable) in immediately available funds by wire transfer to an account designated in writing by the Beneficiaries in respect of reasonable out-of-pocket expenses actually incurred by the Beneficiaries, the Company or their respective Affiliates and directly related to this Put Option Letter and the transactions contemplated hereby, an amount in cash up to US$ 31,000,000 (the “Beneficiaries Expense Reimbursement”). Any payment of the Beneficiaries Expense Reimbursement pursuant to this Clause 14(h) shall be made within two (2) Business Days following the date of termination of this Put Option Letter pursuant to Clause 14(c)(iii) or Clause 14(d)(iii). In the event that: (A) an Alternative Transaction is made directly to Parent’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Parent or the board of directors of Parent following the Put Option Date, (B) this Agreement is terminated pursuant to Clause 14(c)(iii) or Clause 14(d)(iii) and at the time of such termination the Beneficiaries could have terminated this Put Option Letter pursuant to Clause 14(d)(iii), and (C) within twelve (12) months after the date of such termination, Parent or any of its Subsidiaries enters into an agreement in respect of any Alternative Transaction, or recommends or submits an Alternative Transaction to its stockholders for adoption, or a transaction in respect of an Alternative Transaction is consummated which, in each case, need not be the same Alternative Transaction that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”), then, in any such event, Parent shall pay to the Beneficiaries, in immediately available funds by wire transfer to an account designated in writing by the Beneficiaries, the Beneficiaries Termination Fee. Notwithstanding anything herein to the contrary, in no event shall Parent be required to pay the Beneficiaries Termination Fee on more than one occasion. The Beneficiaries Termination Fee payable pursuant to this Clause 14(h) shall be made no later than five (5) Business Days following the earlier of the date on which the Promisors, Parent or their Affiliates execute the definitive agreement with respect to the Alternative Transaction or the date on which the Promisors, Parent or their Affiliates consummate any transaction contemplated by any Alternative Transaction. Notwithstanding the foregoing, the amount of any Beneficiaries Expense Reimbursement payable pursuant to the first sentence of this Clause 14(h) shall reduce, on a dollar-for-dollar basis, the amount of the Beneficiaries Termination Fee payable by Parent in any instance where both fees may otherwise be owed.
(i)Subject to Clause 14(k), the Beneficiaries Termination Fee and the Beneficiaries Expense Reimbursement, as applicable, shall constitute the sole and exclusive remedy of the Beneficiaries against the Promisors, and their respective Affiliates (and, in the case of the Beneficiaries Termination Fee, the Financing Entities) for any loss suffered as a result of the termination event that triggered the payment of the Beneficiaries Termination Fee or the Beneficiaries Expense Reimbursement, as applicable.
(j)Subject to Clause 14(k), the Promisor Initial Expense Reimbursement and the Promisor Additional Expense Reimbursement, as applicable, shall constitute the sole and exclusive remedy of the Promisors against the Beneficiaries, and their respective Affiliates for any loss suffered as a result of the Expiry or termination event that triggered the payment of the Promisor Initial Expense Reimbursement or the Promisor Additional Expense Reimbursement, as applicable.
10

(k)Upon any termination of the Put Option Letter, each party shall cease to be bound by the obligations applicable to it under this Put Option Letter, provided that nothing herein shall release the liability of a party to the other hereunder for any antecedent breach of its obligations hereunder and save for (i) the provisions of Clauses 3, 14(g) and 14(j) which shall survive the termination of the Put Option Letter if such termination occurs (x) on the Expiry Date further to the non-exercise by the Beneficiaries of the Put Option in accordance with Clause 14(a)(ii), or (y) under the circumstances set out in Clause 14(e)(i) above, (ii) the provisions of Clauses 14(f) and 14(i) which shall survive the termination of the Put Option Letter if such termination occurs under the circumstances set out in Clauses 14(c)(ii) or 14(d)(iii), (iii) the provisions of Clauses 14(h) and 14(i) which shall survive the termination of the Put Option Letter if such termination occurs under the circumstances set out in Clause 14(c)(iii) and (iv) the provisions of Clauses 13 and 15 which shall survive any termination of the Put Option Letter or the SPA.
(l)The Promisors and the Beneficiaries acknowledge that the Beneficiaries Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Beneficiaries in the circumstances in which the Beneficiaries Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Put Option Letter and in reliance on this Put Option Letter and on the expectation of the consummation of the Transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
(m)The Promisors and the Beneficiaries acknowledge that the agreements contained in this Clause 14 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Promisors and the Beneficiaries would not enter into this Agreement. Accordingly, payments due under this Clause 14 not made when due shall bear interest on the amount payable from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 3% per annum.
15.MISCELLANEOUS
Sections 10.01 to 10.16 of the SPA are hereby incorporated by reference into this Put Option Letter, the terms of which shall apply to this Put Option Letter, mutatis mutandis, as though set forth herein.

11

Yours faithfully,
The Promisors

CONCENTRIX CORPORATION

By: /s/ Jane Fogarty
By:     Jane Fogarty
Title:    Executive Vice President, Legal

OSYRIS S.À R.L.

By: /s/ Jane Fogarty
By:     Jane Fogarty
Title:    Manager

[Signature Page to Put Option Agreement]

The Put Option is countersigned by the Beneficiaries exclusively to acknowledge the agreement of the Beneficiaries on its provisions and, in particular on certain undertakings of the Beneficiaries provided therein. In no event shall such signature be construed as an exercise of the Put Option by the Beneficiaries, which shall only result from the sending of an Exercise Notice.

The Beneficiaries

SAPIENS S.À. R.L

/s/ P. Maters            /s/ S. Saussoy

By:    P. Maters        S. Saussoy

Title:    Director        Director

[Signature Page to Put Option Agreement]

FINPAR V

/s/ P. Maters            /s/ X. Likin

By:    P. Maters        X. Likin

Title:    Director        Director

FINPAR VI

/s/ P. Maters            /s/ X. Likin

By:    P. Maters        X. Likin

Title:    Director        Director

[Signature Page to Put Option Agreement]

OLIVIER DUHA

/s/ Olivier Duha
By:    Olivier Duha, in his individual capacity

LIBERTY MANAGEMENT

/s/ Olivier Duha
By:     Olivier Duha
Title:    Gérant

MONTANA

/s/ Olivier Duha
By:    Olivier Duha
Title:    Gérant

[Signature Page to Put Option Agreement]

FRÉDÉRIC JOUSSET

/s/ Frédéric Jousset
By:    Frédéric Jousset, in his individual capacity

[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

MARNIX LUX SA

/s/ P. Maters /s/ S. Saussoy
By:    P. Maters S. Saussoy
Title:    Manager Manager

[Signature Page to Put Option Agreement]

POA SELLER REPRESENTATIVE

/s/ Sandrine Asseraf
By:    Sandrine Asseraf
Title:    Authorized signatory

[Signature Page to Put Option Agreement]

SCHEDULE 1

List of Beneficiaries

–Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895;

–FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143;

–FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601;

–Frédéric Jousset, a French citizen, born on 3 May 1970 in Paris, France and residing at 12, Pembridge Place, London W2 4XB, United Kingdom ;

–Olivier Duha, a French citizen, born on 7 February 1969 in Dax, France and residing at 22, rue Jean-Baptiste Meunier, 1050 Brussels;

–Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082;

–Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176.

- A-<#> -

SCHEDULE 1(e)

Capitalized terms used in this Schedule 1(e) shall, unless otherwise defined herein, have the meanings ascribed to them in the Company’s articles of association.
Drag-Along Right
(a)If the Institutional Investor receives an offer regarding the direct or indirect Transfer to a Third Party Purchaser of all of the Company Securities it holds, the Institutional Investor shall have the right to obtain from the other shareholders the Transfer of all of their Company Securities to the Third Party Purchaser on the same terms and conditions (the "Drag Along Right").
(b)The exercise of the Drag Along Right shall be subject to the following conditions:
(i)if the price is not paid only in cash or by delivery of Securities listed on a regulated stock exchange, the Institutional Investor shall provide a bona fide valuation in euros of the value of the consideration offered by the Third Party Purchaser and the provisions of Article 12.2.2(c) shall apply mutatis mutandis;
(ii)the offer provides similar terms and conditions for all shareholders than those proposed by the Third Party Purchaser to the Institutional Investor;
(iii)the price per Share shall be determined in accordance with the provisions of Article 36; provided that if Frédéric Jousset, Olivier Duha or any of the Managers' Representatives disagree with such determination, the provisions of 12.2.2(c) shall apply mutatis mutandis;
(iv)if a change of Control (satisfying the same conditions as a Change of Control) occurs at the level of a Group Company below the Company, then Frédéric Jousset, Olivier Duha and the Managers are granted a direct liquidity right enabling them to sell their Company Securities or to become shareholders of the Entity being sold (through a merger or contribution) and to sell such Securities. In case of disagreement on the financial terms of such direct liquidity right, the procedure described in Article 12.2.2(c) shall apply mutatis mutandis.
(c)The Institutional Investor must indicate its intention to exercise its Drag Along Right in the Transfer Notice.
If the Drag Along Right is validly exercised, the shareholders hereby irrevocably undertake to sign all final agreements pursuant to which all their Securities will be Transferred to the Third Party Purchaser(s) and to deliver all documents necessary to complete such Transfer, in compliance with the provisions of this Article; failing which all documents necessary for such Transfer can be signed and completed on behalf and for the account of the defaulting shareholder.

SCHEDULE 3
Agreed form SPA

Execution Version

SHARE PURCHASE AND CONTRIBUTION AGREEMENT
by and among
CONCENTRIX CORPORATION,
OSYRIS S.À R.L.,
MARNIX LUX SA,
the SELLERS named herein,
and
the SELLER REPRESENTATIVES
Dated as of [_________], 2023

CONTENTS
i

Section 10.15 Financing Entities	87
Section 10.16 Definitions	89

Exhibit A    -    Payment Schedule
Exhibit B    -    Form of Sellers’ Note
Exhibit C    -    Net Debt Example and Related Definitions

SHARE PURCHASE AND CONTRIBUTION AGREEMENT
This SHARE PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [________], 2023, is by and among (a) Concentrix Corporation, a Delaware corporation (“Parent”), (b) OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under Laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B272012 and a direct wholly owned subsidiary of Parent (“Purchaser”), (c) Marnix Lux SA, a public limited liability company (société anonyme) incorporated under Laws of the Grand Duchy of Luxembourg, registered with the companies registry with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B236573 (the “Company”), (d) Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895 (“Sapiens”), FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143 (“FINPAR V”), FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601 (“FINPAR VI”, and together with FINPAR V and Sapiens, the “GBL Sellers”), (e) Olivier Duha, Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”), Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 (“Montana”, and together with Olivier Duha and Liberty Management, the “OD Sellers”), (f) Frédéric Jousset and (g) the other shareholders of the Company set forth on Section 3.2(a) of the Company Disclosure Schedule, including holders of Locked Equity Incentive Shares represented by the Non-PoA Seller Representative or the PoA Seller Representative, as applicable (the “Other Sellers”, and, together with the GBL Sellers, Frédéric Jousset and the OD Sellers, the “Sellers”), (h) Sandrine Asseraf, as the representative of the PoA Sellers (the “PoA Seller Representative”), (i) Priscilla Maters, as the representative of the GBL Sellers and Frédéric Jousset (the “GBL Seller Representative”), and (j) Sapiens, as the representative of the Non-PoA Sellers (the “Non-PoA Seller Representative” and, collectively with the PoA Seller Representative and the GBL Seller Representative, the “Seller Representatives” and each, a “Seller Representative”). Parent, Purchaser, the Sellers, and the Seller Representatives are sometimes individually referred to herein as a “Party” and collectively herein as the “Parties.” To the extent that capitalized terms are not defined in the text hereof, such terms shall have the meanings set forth in Section 10.16.
WITNESSETH:
WHEREAS, Purchaser desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, as of the date of this Agreement, the Sellers are the direct owners of the Shares and the Equity Incentive Shares (including the Locked Equity Incentive Shares) that they hold in the Company as set forth on Section 3.2(a) of the Company Disclosure Schedule, which, together with the Treasury Shares, represent 100% of the share capital and voting rights of the Company on a fully diluted basis;
WHEREAS, the Sellers have agreed to sell, and Purchaser has agreed to purchase, certain of their Shares (the “Acquired Shares”) in exchange for cash on the terms set out in this Agreement and the Sellers’ Note issued by Parent;

WHEREAS, certain Sellers (the “Contributed Sellers”) have agreed to contribute, and Parent has agreed to receive, certain of their Shares (the “Contributed Shares”) in exchange for the issuance of Parent Common Stock on the terms set out in this Agreement (the “Contribution”);
WHEREAS, the Sellers have agreed to transfer and exchange, and Purchaser has agreed to receive, certain of Sellers’ Shares (the “Exchanged Shares,” and together with the Acquired Shares and the Contributed Shares, the “Transferred Shares”) in exchange for a right to receive the Earnout Shares on the terms set out in this Agreement;
WHEREAS, on the Closing Date, Parent shall transfer to Purchaser the Contributed Shares such that, after such transfer and after the acquisition of the Acquired Shares and contribution of the Contributed Shares and the exchange of the Exchanged Shares, Purchaser will hold 100% of the share capital and voting rights of the Company on a fully diluted basis (excluding the Treasury Shares and the Locked Equity Incentive Shares);
WHEREAS, on the Closing Date, Parent shall execute and deliver the promissory note in the favor of the GBL Sellers, the OD Sellers, Frédéric Jousset and any other Sellers that do not execute a PoA (as defined in the Put Option Agreement) in execution of a delegation of payment by Purchaser to Parent of the portion of consideration for the Acquired Shares that is not paid by Purchaser on Closing, which promissory note shall become payable to such Sellers party thereto pursuant to and in the form attached hereto as Exhibit B (the “Sellers’ Note”);
WHEREAS, prior to the date of this Agreement, the works’ councils listed on Section 1.1 of the Company Disclosure Schedule have been duly informed and consulted on the transactions contemplated by this Agreement (the “Transactions”); and
WHEREAS, the Board of Managers of Purchaser (the “Purchaser Board”) has (a) determined that the Transactions are advisable, fair to and in the best interests of Purchaser, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions.
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that the Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) recommended that the holders of Parent Common Stock approve the issuance of shares of Parent Common Stock in connection with the Transactions (the “Parent Share Issuance”) and (d) directed that the Parent Share Issuance be submitted for consideration by Parent’s stockholders at a meeting thereof (the “Parent Board Recommendation”);
WHEREAS, MiTac Holdings Corp. has delivered to the Company a voting and support agreement on or prior to the Put Option Date in form reasonably satisfactory to the Company, agreeing to vote all of its Parent Common Stock in favor of the Transactions at the Parent Stockholders’ Meeting (the “Support Agreement”);
WHEREAS, Parent and certain Sellers have executed an Investor Rights Agreement, as of the Put Option Date, pursuant to which Parent and the Sellers party thereto have established certain arrangements with respect to the Parent Common Stock to be beneficially owned by such Sellers party thereto following the Closing, as well as certain corporate governance and other related matters (the “Investor Rights Agreement”); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.

THE TRANSACTIONS
Section 1.1Purchase and Sale and Contribution.
(a)On and subject to the terms and conditions of this Agreement, each of the Sellers shall sell to Purchaser and Purchaser shall purchase from those Sellers, as shall be set forth in the Payment Schedule, the Acquired Shares on and with effect from the Closing Date, for the Closing Cash Payment and the Sellers’ Note as set forth in Section 2.1.
(b)On and subject to the terms and conditions of this Agreement, each of the Contributed Sellers shall contribute in kind (apport en nature) to Parent, and Parent shall receive from the Contributed Sellers, as indicated in the Payment Schedule, the Contributed Shares on and with effect from the Closing Date, for the Parent Common Stock as set forth in the Payment Schedule.
(c)On and subject to the terms and conditions of this Agreement, each of the Sellers shall exchange and transfer to Purchaser and Purchaser shall accept, as indicated in the Payment Schedule, the Exchanged Shares on and with effect from the Closing Date, for the right to receive the Earnout Shares from the Purchaser as set forth in the Payment Schedule.
(d)The Transferred Shares represent, together with the Locked Equity Incentive Shares and the Treasury Shares, 100% of the share capital, financial and voting rights of the Company on a fully diluted basis. The Transferred Shares shall be sold, contributed and transferred free from all Liens (other than those imposed by applicable securities Laws) and together with all rights of any nature attached or accruing to them on or after the Closing Date (including for the Shares the right to receive all dividends and distributions declared, paid or made by the Company on or after the date hereof).

Section 1.2Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover St., Palo Alto, California 94304 at 9:00 a.m. Eastern Time, on the ninth (9th) Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, date and time as the Seller Representatives and Parent may agree in writing; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, unless otherwise agreed by the Seller Representative and Parent, Parent and Purchaser shall not be required to effect the Closing until the earlier of (a) any Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Seller Representatives and (b) the third (3rd) Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)); provided, further, in the event that the Marketing Period has commenced but has not been completed as of the date that is four (4) Business Days prior to a date that would otherwise be the End Date, the End Date shall automatically be extended a single time to the date that is four (4) Business Days following the scheduled final day of such Marketing Period and the End Date shall be deemed for all purposes hereof to be such later date. The date on which the Closing actually occurs is referred to as the “Closing Date.” Notwithstanding the foregoing, the Closing may only occur prior to October 1, 2023, subject to the satisfaction or waiver the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), if (x) Parent and Purchaser send a notice electing to consummate the Closing to the Seller Representatives nine (9) Business Days prior to the requested date for the Closing (a “Parent Closing Election”) or (y) the Sellers Representatives jointly send a notice electing to consummate the Closing to the Parent and Purchaser nine (9) Business Days prior to the requested date for the Closing.
Section 1.3Repayment of Existing Indebtedness. Without limiting the generality of Section 6.12(e)(vi), at, prior to or substantially concurrently with the Closing, Parent shall pay or cause to be paid all Indebtedness and related obligations of the Company and its subsidiaries as set forth in the Payoff Letters in respect of the Payoff Indebtedness.
ARTICLE II.

PAYMENT FOR THE TRANSFERRED SHARES; PURCHASE PRICE
Section 2.1Purchase Price.
(a)The aggregate consideration for the Acquired Shares at Closing shall consist of: (i) (A) €500,000,000.00 in cash, minus (B) the Leakage Amount, minus (C) the Aggregate Exit Option Exercise Price (clauses (A) – (C), the “Closing Cash Payment”), and (ii) the Sellers’ Note with an aggregate principal amount of €700,000,000.00 (the purchase price consisting of the items listed in (i) and (ii) above shall be hereinafter referred to as the “Cash Purchase Price”). The Sellers’ Note shall be issued by Parent to the benefit of the Sellers party thereto further to the delegation by Purchaser to Parent of the payment of the portion of consideration for the Acquired Shares due by Purchaser to the Sellers that is not paid on Closing.
(b)The aggregate consideration for the Contributed Shares at Closing shall consist of 14,861,885 newly-issued shares of Parent Common Stock (the “Closing Share Payment”).
(c)Earnout Shares.
(i)Subject to Section 2.1(c)(ii) and Section 2.1(c)(iii), if, prior to the seventh (7th) anniversary of the Closing Date (the “Earnout Period”), the VWAP for Parent

Common Stock (which shall be adjusted for Extraordinary Dividends in accordance with Section 2.1(c)(iv) and otherwise equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or similar transactions after the Closing but not adjusted for any Ordinary Dividends) equals or exceeds one hundred and seventy dollars ($170.00) (the “Earnout Threshold”) for twenty (20) Trading Days in any forty-five (45) consecutive Trading Day period during the Earnout Period, then the Sellers shall be entitled to receive, as consideration for the Exchanged Shares, in the aggregate, seven hundred fifty thousand (750,000) shares of Parent Common Stock (the “Earnout Shares”, collectively with the Cash Purchase Price and the Closing Share Payment, the “Purchase Price”) and Parent shall, on behalf of Purchaser, deposit with its transfer agent (as it may from time to time designate) and cause the Earnout Shares to be paid to each Seller as set forth on the Payment Schedule. Each Seller shall be responsible for providing Parent’s transfer agent, which as of the date hereof is the Exchange Agent, with information necessary to receive Earnout Shares (if any are earned). Parent shall inform the Seller Representatives of any change to its transfer agent during the Earnout Period. For clarity, the transfer of the Exchanged Shares from the Sellers to Purchaser in exchange for the Earnout Shares, whether or not such Earnout Shares are earned, shall be deemed to be effective at the Closing.
(ii)If, prior to the third (3rd) anniversary of the Closing Date, there is a Change of Control whereby the consideration payable to holders of Parent Common Stock in cash and securities valued at the fair market value thereof (the “Per Share CoC Price”) in respect of Parent Common Stock equals one hundred and fifty dollars ($150.00) (the “CoC Threshold”) or exceeds the CoC Threshold, then prior to the consummation of such Change of Control, (A) 50% of the Earnout Shares shall be deemed earned and shall be paid in accordance with the procedures in this Section 2.1(c) and (B) the remaining 50% of the Earnout Shares shall be deemed earned and shall be paid linearly from 0 (zero) additional Earnout Shares at a Per Share CoC Price at the CoC Threshold to the remaining 50% of the Earnout Shares at a Per Share CoC Price equal to the Earnout Threshold. Following the third (3rd) anniversary of the Closing Date, if the Per Share CoC Price received in a Change of Control does not equal or exceed the Earnout Threshold, the Earnout Shares will not be earned and any right thereto shall be void.
(iii)Immediately prior to the consummation of a Change of Control at a Per Share CoC Price that equals or exceeds the Earnout Threshold, 100% of the Earnout Shares will be deemed earned and Parent shall, on behalf of Purchaser, deposit the Earnout Shares with its transfer agent (as it may from time to time designate) and cause the Earnout Shares to be paid to each Seller as set forth on the Payment Schedule prior to the consummation of such Change of Control.
(iv)Other than in connection with a Change in Control, in no event shall the Earnout Shares be owed and payable to the Sellers prior to the eighteen (18) month anniversary of the Closing. If the Earnout Shares are earned pursuant to Section 2.1(c)(i) and Section 2.2(c)(iv) prior to the eighteen (18) month anniversary of the Closing, the Earnout Shares shall be paid to the Sellers through the transfer agent on the eighteen (18) month anniversary of the Closing without any further condition or limitation.
(v)The right of the Sellers to receive the Earnout Shares pursuant to this Section 2.1(c) is personal in nature and, except with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), following the Closing, are non-transferable and non-assignable, except that each Seller shall be entitled to assign such rights to an Affiliate or by will or, by the laws of intestacy.
(vi)Prior to the issuance of the Earnout Shares, the right of the Sellers to receive the Earnout Shares pursuant to this Section 2.1(c) shall not entitle the holder thereof to any voting or dividend rights otherwise granted to holders of Parent Common Stock (if any).

(vii)If Parent, at any time during the Earnout Period prior to the issuance of the Earnout Shares, shall pay a dividend or distribution on the outstanding shares of Parent Common Stock, other than an Ordinary Cash Dividend (an “Extraordinary Dividend”), then (x) the Earnout Threshold shall be decreased, effective immediately upon the payment of such Extraordinary Dividend, by the fair market value of the dividend or distribution paid on each share of Parent Common Stock in respect of such Extraordinary Dividend and (y) the number of Earnout Shares shall be multiplied by the quotient obtained by dividing (1) the Pre-Dividend Stock Price by (2) the Pre-Dividend Stock Price minus the fair market value of the dividend or distribution paid on each share of Parent Common Stock in respect of such Extraordinary Dividend. For purposes hereof, “Ordinary Dividend” means the quarterly cash dividend or distribution paid on the Parent Common Stock in the ordinary course of business substantially consistent with past practice, including increases of up to 35% per annum and “Pre-Dividend Stock Price” means the 10-Day VWAP prior to the ex-date of the dividend or distribution.
(viii)Parent shall use reasonable best efforts to deliver the Earnout Shares pursuant to an exemption from registration under applicable securities Laws. To the extent Parent determines that no such exemption is available, then Parent shall file with the U.S. Securities and Exchange Commission (the “SEC”), as soon as reasonably practicable but in any event subject to Parent's reasonable ability to comply with the Regulation S-X financial statements, Parent’s blackout periods, and other applicable Law requirements applicable to such registration statement, following the achievement of the Earnout Threshold, a registration statement (which shall be an automatically effective registration statement on Form S-3 if Parent is then eligible to file an automatically effective registration statement) that covers the issuance of the Earnout Shares by Parent. To the extent that Parent determines that an exemption is available but determines that the Earnout Shares to be received by applicable Sellers will be deemed “restricted securities” as such term is defined in Rule 144(a)(3) of the Securities Act, then (A) Parent shall file with the SEC, as soon as reasonably practicable but in any event subject to Parent's reasonable ability to comply with the Regulation S-X financial statements, and further subject to Parent's receipt of all information from the holders of the Earnout Shares of all information that is required by law to be included in such registration statement, Parent’s blackout periods, and other applicable Law requirements applicable to such registration statement, following the achievement of the Earnout Threshold a shelf registration statement (which shall be an automatically effective shelf registration statement on Form S-3 if Parent is then eligible to file an automatically effective shelf registration statement) under Rule 415 of the Securities Act covering the resale to the public by Sellers holding Earnout Shares with an aggregate value, based on the 10-Day VWAP prior to the date of issuance of the Earnout Shares, of at least (x) $500,000 on an individual basis or (y) $1,000,000 on an aggregate basis for a group of Sellers where each Seller holds Earnout Shares with an aggregate value of at least $250,000 (the “Earnout Registration Thresholds”) and (B) shall elect, at its option, to (1) include Sellers eligible to receive Earnout Shares with an aggregate value below the Earnout Registration Thresholds on the registration statement described in this subclause (A) or (2) in lieu of registering the Earnout Shares described in subclause (B)(1), make payments in cash equal to the value of the Earnout Shares such Sellers would otherwise have been entitled to receive pursuant to this Section 2.1(c).
(d)The Purchase Price shall be allocated among the Shares in accordance with the Company’s Organizational Documents as in effect at Closing and the Exit Agreement and as set forth in Payment Schedule. A sample Payment Schedule, to be used for illustrative purposes only, is attached hereto as Exhibit A.
Section 2.2No Fractional Shares. No fractional shares of Parent Common Stock will be issued as Closing Share Payment, and in lieu of any fraction of a share of Parent Common Stock that would otherwise be issuable pursuant to this Agreement such Seller shall be entitled to receive from Parent an amount in cash (rounded down to the nearest whole cent) equal to the product of (a) such fraction and (b) the 10-Day VWAP from the Put Option Date.

Section 2.3Closing Statement. No later than four (4) Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser (a) a written statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (i) the Closing Cash Payment (including the Leakage Amount, explicitly stating the amount of unpaid Company Transaction Expenses and the Aggregate Exit Option Exercise Price), (ii) the amount of Indebtedness of the Company and its Subsidiaries to be repaid at Closing (with wire instructions) and (iii) an amended version of Section 3.2(a) of the Company Disclosure Schedule reflecting (x) any transfer of Shares completed in accordance with Section 10.7, (y) the issuance or forfeiture of the Equity Incentive Shares that are unissued on the date hereof, and (z) the status at the anticipated Closing Date of the holding period (période de conservation) applicable to the issued Locked Equity Incentive Shares; and (b) the Payment Schedule. Purchaser may provide any objections to the Estimated Closing Statement calculations or any component thereof no later than two (2) Business Days prior to the Closing Date, which objections the Company shall reasonably consider, and Purchaser and the Company shall reasonably cooperate in good faith to resolve such objections. If Purchaser and the Company agree to any changes to the Estimated Closing Statement, such revisions shall be deemed included in the Estimated Closing Statement; provided however, that if Purchaser and the Company are unable to agree on any such changes to the Estimated Closing Statement, then the Estimated Closing Statement as proposed by the Company shall be the Estimated Closing Statement.
Section 2.4Company Leakage. The Seller Representatives shall provide in the Estimated Closing Statement a statement identifying in reasonable detail all amounts of Company Leakage that have occurred or are reasonably expected to occur on or prior to the Closing Date. The Leakage Amount that is set forth in the Estimated Closing Statement after completion of the procedures set forth in Section 2.3 shall be deducted from the Closing Cash Payment in accordance with Section 2.1. If the Leakage Amount reduces the Closing Cash Payment to less than zero, the positive integer corresponding to such negative amount of Company Leakage shall be deducted from the Closing Share Payment payable on the Closing Date, based on a 10-Day VWAP from the date of the onset of such Company Leakage on a dollar-for-dollar basis. Any Indemnified Leakage Amount shall be indemnified pursuant to Section 9.2.
Section 2.5Exchange Agent; Submission of Exchange Documents.
(a)Appointment of Exchange Agent. Prior to the Closing, Parent shall appoint Computershare Inc., or another exchange agent that is based in the United States, to act as exchange agent (the “Exchange Agent”), for the payment of the Purchase Price (except as set forth in Section 2.5 of the Parent Disclosure Schedule) and shall enter into an exchange agent agreement, in form reasonably acceptable to the Seller Representatives (the “Exchange Agent Agreement”), relating to the Exchange Agent’s responsibilities under this Agreement. 50% of the fees of the Exchange Agent shall be included as a Company Transaction Expense and 50% of the fees of the Exchange Agent shall be borne by Parent or Purchaser.
(b)Deposit of Purchase Price. At or immediately following the Closing, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the Sellers, (i) cash sufficient to pay the Closing Cash Payment (except as set forth in Section 2.5 of the Parent Disclosure Schedule) and (ii) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Closing Share Payment. At or immediately following the second (2nd) anniversary of the Closing, Parent or Purchaser may, in its discretion, deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of certain Sellers, cash sufficient to satisfy its obligations under the Sellers’ Note; provided, that, neither Parent nor Purchaser shall be obligated to make any payments under the Sellers’ Note through the Exchange Agent. Any such cash (except as set forth in Section 2.5 of the Parent Disclosure Schedule), book-entry shares, warrants and certificates deposited with the Exchange Agent shall be referred to as the “Payment Fund”.

(c)Registration of the Transfer of the Transferred Shares. The Company shall acknowledge and accept the assignment, transfer and sale by the Sellers of the Acquired Shares to Purchaser and the assignment, transfer and contribution of the Contributed Shares to Parent on the Closing Date, in accordance with the terms and conditions of this Agreement for the purposes of Article 40 of the Companies Act and Article 1690 of the Luxembourg Civil Code, and hereby commits and agrees to register each assignment and transfer as set for in the Payment Schedule in its register of shareholders in accordance with article 430-3 of the Luxembourg law dated 10 August 1915, on commercial companies, as amended. The Sellers and the Company hereby authorize and empower insofar as is necessary any director/manager of the Company, Parent and/or Purchaser, each acting individually, with full powers of substitution, to (i) register the assignment and transfer of the Transferred Shares in its register of shareholders, (ii) file a notice with the Luxembourg beneficial owners register (Registre des Bénéficiaires Effectifs), as the case may be, and (iii) carry out any transactions or acts which may prove necessary or useful for the performance and execution of this Agreement.
(d)Exchange Documents. No later than two (2) Business Days prior to the Closing, the Company shall reasonably cooperate with the Exchange Agent to solicit and obtain, any other customary documents, including a letter of a transmittal, as may reasonably be required by the Exchange Agent completed by each applicable Seller and all other applicable payees, including any applicable Tax forms (e.g., IRS Form W-9 or an applicable IRS Form W-8), (the “Exchange Documents”), along with the Payment Schedule or other document(s) as the Exchange Agent may require in order to make the payments of the Purchase Price contemplated by this Agreement to the Sellers, and, to the extent applicable, the payees receiving payments with respect to Company Transaction Expenses. Only upon return of the Exchange Documents, duly completed in accordance with the instructions, by a Seller to the Exchange Agent, such Seller shall be entitled to receive in exchange therefor the consideration provided for herein. Purchaser shall cause the Exchange Agent to make payment to each such Seller promptly following receipt by the Exchange Agent of such duly completed Exchange Documents; provided that, the Exchange Agent Agreement will provide that the Exchange Agent shall make payment on the Closing Date to each Seller that submits duly completed Exchange Documents at least two (2) Business Days prior to the Closing Date (subject to the Exchange Agent’s policies and practices). If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the Shares are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Shares, as applicable, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Closing, the Shares shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this Article II.
(e)No Further Ownership Rights in the Shares. The right to receive the applicable portion of the consideration provided for herein, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.
(f)Termination of Payment Fund. At any time after six (6) months following the Closing, Parent or Purchaser shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to any Sellers and thereafter such Sellers may look only to Parent or Purchaser (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of the Shares held by such Sellers.
(g)No Liability.
(i)Subject to applicable Law, none of Parent, Purchaser or the Exchange Agent shall be liable to any Person in respect of any portion of the Payment

Fund or the Purchase Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(ii)Notwithstanding anything in this Agreement (or any other applicable agreement) to the contrary, each Seller acknowledges and agrees that (i) in the event of any inconsistency between the Payment Schedule, Estimated Closing Statement and any other applicable agreement, the Payment Schedule will control, (ii) Parent and Purchaser shall be entitled to conclusively rely on the Payment Schedule (and any update thereto) delivered pursuant to this Agreement (whether or not in accordance herewith or any other applicable agreement, including any Organizational Document of the Company) and (iii) Parent, Purchaser and their Affiliates (including, following the Closing, the Company) shall have no obligation or liability arising from or related to its reliance on, or payments made in accordance with, the Payment Schedule (or any updates thereof). Other than the Sellers’ Note, each Seller agrees and acknowledges that the amounts payable and issuable to each Seller as set forth on the Payment Schedule is the full consideration under this Agreement payable or issuable to such Seller.
(iii)Effective as of the Closing and subject to Parent or Purchaser’s deposit of the Closing Cash Payment and the Closing Share Payment as contemplated by the Payment Schedule with the Exchange Agent, along with a direction for the Exchange Agent to pay or issue, as applicable, such amounts to each Seller in accordance with the Payment Schedule and the Exchange Agent’s payment of such amounts to each Seller in accordance with the Exchange Agent Agreement and the Exchange Documents, each Seller, on each Seller’s own behalf and on behalf of each Sellers’ past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through each Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company, the Company’s Subsidiaries, Parent, Purchaser, and each of the foregoing party’s past, present and future directors, managers, members, shareholders, officers, employees, agents, Affiliates, attorneys, representatives, successors and assigns (the “Released Parties”), from any and all claims (including any derivative claim on behalf of any Person), actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, indebtedness and demands, at law or in equity, in contract or tort, of any nature whatsoever, whether known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case arising out of, relating to, against or in any way connected with any of the Released Parties, in respect of the Payment Schedule, including any claims by any Seller that the Payment Schedule is not in accordance with the Company’s Organizational Documents and the allocation of the Closing Cash Payment and the Closing Share Payment thereunder; provided that, the foregoing does not release or discharge the Parent’s and Purchaser’s obligations with respect to the Sellers’ Note or the Earnout Shares, until Parent or Purchaser’s deposit of cash sufficient to satisfy its obligation under the Sellers’ Note with the Exchange Agent, along with a direction for the Exchange Agent to pay or issue, as applicable, such amount to each applicable Seller in accordance with the Sellers’ Note and the Exchange Agent’s payment of such amounts to each applicable Seller in accordance with the Sellers’ Note, the Exchange Agent Agreement and the Exchange Documents.

(h)Withholding Rights. Each of the Parties and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. If a payor determines that (i) an amount is required to be deducted and withheld with respect to any payee (other than Frédéric Jousset, the GBL Sellers and their Affiliates), then such payor shall use commercially reasonable efforts to provide the Seller Representatives with reasonable notice of the payor’s intent to deduct and withhold and the legal basis therefor or (ii) an amount is required to be deducted and withheld with respect to any of the GBL Sellers or any of their Affiliates or Frédéric Jousset, then such payor shall use commercially reasonable efforts to provide the GBL Sellers and their Affiliates or Frédéric Jousset (as applicable) with reasonable notice of the payor’s intent to deduct and withhold, the legal basis therefor, and reasonably cooperate with Frédéric Jousset, the GBL Sellers and their Affiliates (as applicable), to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Agreement, none of the Parties nor the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement at a rate in excess of any preferential rate prescribed by any applicable income Tax treaty under applicable Law; provided, that, the recipient has satisfied any applicable certification requirements.
Section 2.6Further Assurances.
(a)If at any time before or after the Closing Date, the Parties reasonably believe or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing Date, the Parties and their respective officers and directors shall execute and deliver all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.
(b)To the extent any Transferred Shares are not transferred to Parent or Purchaser at the Closing (any such Shares, “Hold Out Shares” and the holder thereof, the “Hold Out Seller”):
(i)until the twelve (12) month anniversary of the Closing Date, the Sellers shall, at their sole cost and expense, use their commercially reasonable efforts to cause any Hold Out Seller to transfer all of its Hold Out Shares to Parent or Purchaser, as applicable, as soon as practicable thereafter. The GBL Seller Representative shall promptly (and in any event, within two (2) Business Days) notify Parent in writing of any Hold Out Shares for which it becomes aware of following the Closing and shall keep Parent informed on a reasonably current basis with respect to the status of Hold Out Shares that are then-outstanding (including by promptly furnishing to Parent and its representatives such information relating thereto as may be reasonably requested). No Seller or Seller Representative shall settle or offer to settle or take any other material action with respect to such transfer of Hold Out Shares without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); and
(ii)after the twelve (12) month anniversary of the Closing Date, the Parent may, at its sole discretion, use its commercially reasonable efforts to cause any Hold Out Seller to transfer all of its Hold Out Shares to Parent or Purchaser, as applicable. Parent shall keep the Seller Representatives informed on a reasonably current basis with respect to the status of Hold Out Shares that are then-outstanding (including by promptly furnishing to the Seller Representatives and their representatives such information relating thereto as may be reasonably requested). Parent shall not settle or offer to settle or take any other material action with respect to such transfer of Hold Out Shares without the prior written consent of the Seller Representatives (which shall not be unreasonably withheld, conditioned or delayed).
Section 2.7Locked Equity Incentive Shares. Purchaser acknowledges the terms and conditions of the Exit Call Option Agreement and the Exit Put Option Agreement and the payment obligations thereunder and represents and warrants that it will have all funds available to pay the Aggregate Exit Option Exercise Price for the Locked Equity Incentive Shares as determined under the Exit Call Option Agreement and the Exit Put Option Agreement to the holders of Locked Equity Incentive Shares upon such Locked Equity Incentive Shares becoming transferable after the Closing in accordance with the relevant Equity Plans, and, upon exercise of the Exit Call Option Agreement or Exit Put Option Agreement, as applicable, Purchaser shall pay in cash the applicable Exit Call Option Exercise Price or Exit Put Option Exercise Price, as applicable, for each Locked Equity Incentive Share, to the holder thereof, as and when payable pursuant to the terms of the applicable Exit Call Option Agreement or Exit Put Option Agreement. The Exit Call Option Exercise Price and Exit Put Option Exercise Price for each Locked Equity Incentive Share shall be indicated in the Payment Schedule. Purchaser and the Company undertake to substitute Purchaser for the Company under the Exit Call Option Agreement and Exit Put Option Agreement to the effect that Purchaser shall acquire the Locked Equity Incentive Shares upon any exercise of the Exit Call Option Agreement or Exit Put Option Agreement, provided that the Company shall remain jointly liable with Purchaser for the payment of the Exit Call Option Exercise Price and Exit Put Option Exercise Price.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SPECIFIED SELLERS AND THE COMPANY
Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement only to the extent, notwithstanding the absence of a specific cross reference, it is reasonably apparent on its face that such disclosure relates to such other sections), the Specified Sellers, severally and not jointly, and the Company hereby represent and warrant to each of Parent and Purchaser, as of the Put Option Date and as of the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date), as follows:
Section 3.1Organizational Matters.
(a)The Company is a public limited liability company (societé anonyme) duly incorporated, validly existing and in good standing under Luxembourg Law. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its Business as currently being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its Business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company and each of its Subsidiaries to perform its obligations under this Agreement or to consummate the Transactions.
(b)Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its Business as currently conducted, except where the failure to be in good standing or have such power or authority is not or would not reasonably be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company and each of its Subsidiaries to perform its obligations under this Agreement or to consummate the Transactions.
(c)The Company has made available to Parent prior to the date hereof a true and complete copy of the Company’s and each of its Material Subsidiaries’ Organizational Documents, in each case, as amended through the date hereof. The Company’s and its Material Subsidiaries’ Organizational Documents are in full force and effect, and neither the Company nor any of its Material Subsidiaries are in material violation of any of their provisions.
(d)The Sellers have made available to Parent prior to the date hereof a true and complete copy of the minute books of Webhelp S.A.S. (“Webhelp”) since January 2020 and of the Company (containing the records of meetings of the shareholders, the management bodies of the Company (the “Company Board”) and the management bodies of Webhelp) and such minute books of the Company and Webhelp are true, correct and complete in all material respects.
Section 3.2Capital Stock.
(a)Section 3.2(a) of the Company Disclosure Schedule sets forth the outstanding capital stock or shares of the Company as of the Put Option Date and a true, correct and complete list, as of the Put Option Date, of the Company’s securityholders and the number of shares, options or other rights to acquire capital stock of the Company owned by each such Person, including in the case of convertible preferred stock, options, warrants or other interests convertible into or exchangeable or exercisable for shares of capital stock, the exercise, conversion or other similar prices or ratios applicable thereto and, as applicable, the type, class and number of shares or other securities issuable upon exercise, conversion or other disposition thereof, and in the case of equity-linked or other equity equivalent rights or awards (including stock appreciation rights) the applicable exercise or reference other similar prices or ratios thereof, the date of grant and all other relevant terms thereof relating to amounts payable in respect thereof.
(b)As of the Put Option Date, neither the Company nor, with respect to clauses (ii) - (iv), any of its Subsidiaries has issued or agreed to issue and there is not outstanding any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into, redeemable into or exchangeable or exercisable or giving access, directly or indirectly, in any manner whatsoever, to shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, deferred stock, performance stock, phantom stock, restricted stock, compensatory equity, equity-linked or other interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right of any form; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.
(c)Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (where such concepts are applicable), and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Lien (other than Liens arising under this Agreement or applicable securities Laws). All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable Laws. The Company’s Organizational Documents or the Shareholders’ Agreement, there are no outstanding obligations, by Contract or otherwise, of the Company or any of its Subsidiaries to issue, sell, transfer, register, deliver or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries (including agreements relating to rights of first refusal, co-sale rights or “drag-along” or “tag-along” rights). No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. No Person has any right of first offer, right of first refusal, anti-dilution right or preemptive right or other right to purchase in connection with (x) the Transactions, or (y) any other offer, sale or issuance of any capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company or any of its Subsidiaries.
(d)The grant of each Equity Incentive Share was duly authorized by all requisite corporate action on a date no later than the grant date.
(e)At the Closing, the Payment Schedule will set forth the allocation of the amounts payable to the Sellers and holders of Equity Incentive Shares pursuant to this Agreement. The allocation of payments set forth on the Payment Schedule will comply with the terms of the Company’s Organizational Documents.
(f)The Equity Plans of the Company are the only equity-based plans or programs providing for equity compensation of any Person in respect of the Shares. Except for the Equity Plans, there are no stock option plan or other plan, agreement or arrangement providing for equity compensation of any Person. The grant of each equity interest has been properly approved by the requisite corporate authority and has been made in accordance with the terms of the Equity Plans, as applicable, and applicable Law. The terms of the Equity Plans and the applicable agreements for each outstanding award thereunder permit the treatment of such awards as provided in this Agreement.
Section 3.3Equity Interests. Section 3.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. Except for the Subsidiaries listed on Section 3.3(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
Section 3.4Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required organizational action on the part of the Company and no vote of the Company’s shareholders are necessary to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Purchaser, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing as well as to any law of public order applicable to the Company in Luxembourg (the “Enforceability Exceptions”).
(b)Other than in connection with or in compliance with (i) the filing of the Proxy Statement (as defined below) with the SEC and any amendments or supplements thereto, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder

(the “Exchange Act”), (iii) the rules and regulations of Nasdaq, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) (including with respect to any filings required by any Sellers, including the GB Sellers and OD Sellers, with respect to their acquisition of Parent Common Stock), (v) the Antitrust Laws and other Regulatory Laws set forth in Section 7.1(b) of the Company Disclosure Schedule, (vi) such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (vii) as may be necessary as a result of any facts or circumstances relating to Parent, Purchaser or any of their Affiliates (clauses (i) – (vii), collectively, the “Transaction Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of the Transactions or that the failure to make or obtain would not reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
(c)The execution and delivery of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the Transactions contemplated hereby, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Company Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, b. conflict with or result in any violation of any provision of the Organizational Documents of the Company or c. conflict with or violate any applicable Laws, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
Section 3.5Financial Statements.
(a)The Company has furnished to Parent complete and accurate copies of the audited consolidated balance sheets of Marnix French ParentCo S.A.S. (“Marnix FPC”), the direct Subsidiary of the Company, and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income and retained earnings and statements of cash flows of Marnix FPC and its Subsidiaries for the three most recent fiscal years, and the related audited consolidated statements of income and retained earnings and statements of cash flows of Marnix FPC and its Subsidiaries for the fiscal years there ended, respectively (collectively, the “Annual Financial Statements”).
(b)The Annual Financial Statements are included as Section 3.5 of the Company Disclosure Schedule. The Annual Financial Statements are (i) derived from and in accordance with the books and records of Marnix FPC and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly and accurately present in all material respects the financial condition of Marnix FPC and its Subsidiaries at the dates therein indicated and the results of operations, groups of costs, and cash flows of Marnix FPC and its Subsidiaries for the periods therein specified.

(c)Since January 1, 2018, none of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the financial accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or any complaint, allegation, assertion or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company or the Subsidiary that such complaint, allegation, assertion or claim is related to.
Section 3.6Internal Controls and Procedures. Since January 1, 2020 through the Put Option Date, Marnix FPC has devised and maintained systems of internal accounting controls over financial reporting sufficient to provide reasonable assurances and to cause its Subsidiaries to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Annual Financial Statements in accordance with IFRS in all material respects. There has been no change in the Company accounting policies since January 1, 2020 through the Put Option Date, except as described in the Annual Financial Statements or as required by IFRS.
Section 3.7No Undisclosed Liabilities. As of the Put Option Date, the Company and its Subsidiaries have no Liabilities of the type required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, other than (i) those set forth or adequately provided for in Marnix FPC’s latest Annual Financial Statements or the notes thereto, (ii) those incurred in the conduct of the Company’s or its Subsidiaries’ business since December 31, 2022 in the ordinary course, consistent with past practice and which are not material in nature or amount to the Company and its Subsidiaries, taken as a whole, (iii) those incurred by the Company or its Subsidiaries’ in connection with the execution of this Agreement or (iv) that are not material to the Company and its Subsidiaries, taken as a whole.
Section 3.8Compliance with Law; Permits.
(a)The Company and each of its Subsidiaries are, and since January 1, 2020 have been, in material compliance with all applicable Laws. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company and its Subsidiaries, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law in any material respect.
(b)Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.
(c)To the knowledge of the Company and its Subsidiaries, none of the Company or its Subsidiaries, or any director, officer, employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past five years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) violated or is in violation of applicable Bribery Legislation.
(d)None of the Company or any of its Subsidiaries, or any director or officer, or to the knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, (i) is a Sanctioned Person; (ii) has in the past five years engaged in direct or knowingly indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of Sanctions Laws; or (iii) has in the past five years violated, or engaged in any conduct sanctionable under any Sanctions Law.

Section 3.9Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and each of its Subsidiaries are in compliance with applicable Environmental Laws, and each has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, (b) since January 1, 2020, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law and (c) none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
Section 3.10Employee Benefit Plans.
(a)Section 3.10(a) of the Company Disclosure Schedule sets forth a list, as of the Put Option Date, of each material U.S. Company Benefit Plan, and each material Non-U.S. Company Benefit Plan of which the Company has knowledge (each a “Specified Benefit Plan”); provided, however, that such list shall not be required to include (x) any individualized agreement based on a form agreement which has been made available to Parent by the Company or (y) any individual agreement that can be terminated by the Company or any of its Subsidiaries on 6 months’ notice or less. With respect to each Specified Benefit Plan required to be listed on Section 3.10 of the Company Disclosure Schedule, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all plan documents (including all written amendments thereto) (which, for the avoidance of doubt, with respect to any Specified Benefit Plan for which a form agreement is used, shall consist of a copy of such form but not each individual form); (ii) all related trust documents; (iii) all insurance Contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any U.S. Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vi) the most recently prepared actuarial report and financial statements; and (vii) the most recent prospectus or summary plan description.
(b)(i) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made.
(c)With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”), (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each Company Qualified Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust.
(d)With respect to each U.S. Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code: (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such U.S. Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iii) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such U.S. Company Benefit Plan and such report is complete and accurate in all material respects; and (iv) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate such U.S. Company Benefit Plan.

(e)None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, in the past six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(f)As of the Put Option Date, there are no material pending or, to the knowledge of the Company, threatened claims in writing (other than claims for benefits in the ordinary course), lawsuits or arbitrations, in each case with respect to any Company Benefit Plan, which have been asserted or instituted.
(g)No U.S. Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees of the Company or beneficiaries or dependents thereof, except (i) as required by Section 4980B of the Code, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) for benefits provided during any period during which the former employee is receiving severance pay or (iv) through the end of the month in which the termination of employment occurs.
(h)Each U.S. Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has, in all material respects, been operated since January 1, 2005 in operational compliance with Section 409A of the Code and applicable guidance thereunder, and, since January 1, 2009, in documentary compliance with Section 409A of the Code and applicable guidance thereunder. No compensation will, or could reasonably be expected to, be includable in the gross income of any employee as a result of the operation of Section 409A of the Code with respect to any U.S. Company Benefit Plan.
(i)Neither the Company nor its Subsidiaries are a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(j)Each Non-U.S. Company Benefit Plan (i) if intended to qualify for special Tax treatment, meets all the requirements in all material respects for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in material compliance with all applicable Laws.
(k)Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company or any of its Subsidiaries, or (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan.
(l)There are no material loans by the Company or any of its Subsidiaries to any of their respective employees, officers or directors (other than under a qualified retirement plan).
Section 3.11Absence of Certain Changes or Events.
(a)Since January 1, 2023 through the Put Option Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b)Since January 1, 2023 through the Put Option Date, none of the Company or any of its Subsidiaries has undertaken any action that, if taken after the date hereof, would require Parent’s consent pursuant to Section 6.1(b).
(c)Since January 1, 2023 through the Put Option Date, there has not been any fact, change, circumstance, event, occurrence, condition or development that would, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.12Litigation. As of the Put Option Date, (a) there is no material private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation, that would reasonably be expected to result in Liability to the Company or its Subsidiaries in excess of €100,000, pending against the Company or its Subsidiaries before any Governmental Entity, foreign or domestic, (a “Legal Proceeding”), or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries) and (b) there is no material judgment, decree, injunction or order against the Company or its Subsidiaries, any of their respective assets or properties, or, to the knowledge of the Company or its Subsidiaries, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries), nor is there, to the knowledge of the Company and its Subsidiaries, any substantial basis for any Legal Proceedings that would reasonably be expected to result in Liability to the Company or its Subsidiaries in excess of €100,000, individually. The Company and its Subsidiaries have no material Legal Proceedings pending against any other Person.
Section 3.13Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement that will be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent and at the time of the Parent Stockholders’ Meeting, and (b) the Registration Statement (as defined below), if required pursuant to Section 6.16(c), that will be filed with the SEC, as of the date of such Registration Statement, or any amendment or supplement to it, is filed with the SEC, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company or its Subsidiaries regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Purchaser, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Purchaser) for inclusion or incorporation by reference therein). The Company is a “foreign private issuer” as such term is defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act, and is not subject to the reporting requirements of the Exchange Act. U.S. holders (as such term is defined in Securities Act Rule 800(h)) of the Company hold less than 10% of the Transferred Shares.
Section 3.14Tax Matters.
(a)(i) The Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) to the competent Taxing Authority all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have duly paid all income and other material Taxes that are and were required to be paid by any of them when due, except, in each case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established; (iii) there are not pending, or to the Company’s knowledge, threatened in writing, any material audits, examinations, investigations or other administrative or judicial Proceedings in respect of material Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established; and (iv) with respect to any Tax years open for audit under applicable Law as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax.
(b)Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any Tax year for which the statute of limitations has not expired.
(c)No material agreement or Tax rulings concerning material Taxes that is currently in effect has been entered into between any of the Company and/or its Subsidiaries on the first hand and the Taxing Authorities on the second hand.
(d)Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for Tax purposes, other than a group of which the Company is the common parent; (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Law) or as a transferee or successor; or (iii) is a party to or bound by, nor does it have any obligation under, any Tax sharing, indemnification, allocation, gross-up, or other similar agreements or arrangements (other than pursuant to Contracts entered into in the ordinary course of business that do not have a primary purpose relating to Taxes or Tax sharing, indemnification, allocation, or gross-up).
(e)Since January 1, 2020, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(f)There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established. The provisions registered in the Annual Financial Statements were adequate to pay the Taxes payable now or in the future by the Company and/or its relevant Subsidiaries as at the date of the Annual Financial Statements (excluding any provisions for deferred Taxes established to reflect timing differences between book and Tax income).
(g)None of the Company and/or any of its Subsidiaries has had the benefit, has the benefit or has requested any Tax benefit (including a payment deferral or suspension), preferential Tax treatment, aid, subsidy, financial assistance, investment support or other similar measure (such as a deduction or exemption, research Tax credit, etc.) in exchange for undertakings or obligations, or for an additional Tax liability borne or to be borne in the future.
(h)The Company and its Subsidiaries has timely prepared or obtained and, if necessary, retained, or is properly prepared to issue the material documentation required by applicable transfer pricing laws.
(i)During the past three years, neither the Company nor any of its Subsidiaries has received any written claim or inquiry from a Taxing Authority in a jurisdiction in which neither the Company nor any of its Subsidiaries has filed any income or indirect Tax Returns asserting that the Company or such Subsidiary is or may be subject to income or indirect taxation by, or required to file income or indirect Tax Returns (as applicable) in, that jurisdiction.
(j)Neither the Company nor any of its Subsidiaries has an undeclared permanent establishment in any jurisdiction outside its jurisdiction of incorporation or formation.
(k)Notwithstanding anything in the Agreement to the contrary, this Section 3.14 and Section 3.10 (to the extent related to Tax matters) contain the sole and exclusive representations and warranties of the Company and its Subsidiaries regarding Tax matters.

Nothing in this Agreement shall be construed as providing a representation or warranty with respect to any taxable period or portion thereof beginning after the Closing Date (other than Section 3.14(d)) or the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
Section 3.15Employment and Labor Matters.
(a)Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, collective agreement, labor union Contract, company-wide agreement or trade union agreement (each, a “Collective Bargaining Agreement”) covering employees in the United States, nor is the Company or any of its Subsidiaries negotiating entry into such an agreement covering employees in the United States.
(b)As of the Put Option Date, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company and its Subsidiaries, threatened, which would be material to the Company and its Subsidiaries taken as a whole, or which would materially impact the operations of the Company and its Subsidiaries in North America, Europe or Latin America; (ii) there is no material pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company and its Subsidiaries have complied in all material respects with all Laws and Collective Bargaining Agreements regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices), health and safety, pension and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no material claims relating to non-compliance with the foregoing or with any employment Contract (including via requalification into employment of any other type of relationship) are pending or, to the knowledge of the Company and its Subsidiaries, threatened.
(c)All foreign employees and former employees of the Company and its Subsidiaries have and in all material respects have had all the valid documents, permits and authorisations permitting them to stay in their country of employment and to perform salaried work for the Company and/or its Subsidiaries.
(d)Except as could not reasonably be expected to result in material liability to the Company or its Subsidiaries, in the past three (3) years, none of the Company and/or its Subsidiaries has been a party to any agreement with a third party that is not an employee that could reasonably be reclassified as an employment Contract.
Section 3.16Real Property. Except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company or a Subsidiary of the Company has good and valid title to the real estate owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”) and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Company Permitted Liens), (b) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Company Permitted Liens), (c) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting the Company Owned Real Property or any Company Lease which remains in effect and (d) Section 3.16 of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Owned Real Property, the top twenty (20) Company Leases measured by annual payments.

Section 3.17Intellectual Property and Information Technology.
(a)As used in this Agreement, the following terms shall have the meanings indicated below:
(i)“Business Systems” means all Software, firmware, computer hardware (whether general or special purpose), telecommunications equipment, interfaces, platforms, servers and computer systems in each case that are owned, licensed, or leased by the Company or its Subsidiaries; provided, that Business Systems shall not include the systems, infrastructure, applications, technology, equipment, software, data, content or materials that are (x) owned by customers of the Company and its Subsidiaries, (y) leased or licensed from a third party by customers of the Company and its Subsidiaries or (z) otherwise owned by a third party and used by customers of the Company and its Subsidiaries and that are hosted on, linked to, or otherwise related to the services that the Company and its Subsidiaries provides to such customers.
(ii)“Company Intellectual Property Assets” means all Intellectual Property Rights owned by the Company or its Subsidiaries.
(iii)“Data Protection Laws” means all data protection and data security Laws applicable to the Company and its Subsidiaries and to the conduct of their business, including GDPR.
(iv)“GDPR” means European Regulation 2016/679 dated April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and all subsequent amendments and implementing regulations thereto.
(v)“Intellectual Property Rights” means:
(A)patents and patent applications, inventions, proprietary rights in Soleau envelope, drawings and designs, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, divisions, renewals, revisions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively, “Patents”);
(B)trademarks, servicemarks, trade names, company names, trade dress, logos, rights in domain names and social media handles, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Marks”);
(C)copyrights (whether or not registered), and applications and registrations and renewals therefor, including copyrights in Software, including moral rights of authors (collectively, “Copyrights”); and
(D)confidential information, know-how, trade secrets.
(vi)“Personal Information” means any information held or processed by the Company or its Subsidiaries relating to an identified or identifiable natural person.
(vii)“Software” means any and all computer software and code, including assemblers, applets, compilers, firmware, whether in source code or object code form, data (including image and sound data), databases, design tools, development kits, and user interfaces, in any form or format, however fixed.

(b)Section 3.17(b) contains a complete and accurate list, as of the Put Option Date, of issued Patents, registered Marks, registered Copyrights and applications to register each of the foregoing, in each case owned by the Company or its Subsidiaries. Except as disclosed on Section 3.17(b) or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:
(i)the Company and its Subsidiaries own (as sole owner) or possess valid rights to all of the material Intellectual Property Rights required for the operation of the business of the Company, as currently conducted, free and clear of Liens (other than Company Permitted Liens);
(ii)all issued or registered Company Intellectual Property Assets and applications to register the foregoing are subsisting, and, to the knowledge of the Company, are valid and enforceable, as applicable;
(iii)The Company and its Subsidiaries have taken reasonable steps to maintain the Company Intellectual Property Assets;
(iv)The rights that the Company and its Subsidiaries have in the Business Systems are sufficient for the operation of the business of the Company, as currently conducted.
(v)To the knowledge of the Company, there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries, including any Company products or services, misappropriates or otherwise violates the Intellectual Property Rights of other Persons;
(vi)the operation of the business of the Company and its Subsidiaries, including any Company products or services, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of other Persons; and
(vii)to the knowledge of the Company, there is currently no material infringement, misappropriation or violation by any Person of any of the Company Intellectual Property Assets.
(viii)The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all trade secrets and proprietary and confidential information of the Company and its Subsidiaries that are material to the business or operation of the Company and its Subsidiaries and the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof; and, to the knowledge of the Company, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no such information has been disclosed other than to employees, representatives, agents, consultants of the Company and its Subsidiaries and third parties all of whom are bound by written confidentiality agreements or confidentiality obligations in the context of their functions. All current and former employees and any third party consultants who have participated in the conception or development of any material Company Intellectual Property Assets for the Company or any of its Subsidiaries have fully assigned via written agreement to the Company or one of its Subsidiaries all rights of such Person to such Company Intellectual Property Assets, except where ownership thereof would vest in the Company or one of its Subsidiaries by operation of Law.
(ix)No Person other than the Company and its Subsidiaries (including their employees or consultants performing services for the Company or its Subsidiaries who are under a confidentiality obligation to the Company or its Subsidiaries) possesses any current or contingent rights to any source code that is part of any material Company Intellectual Property Assets; and neither the Company nor its Subsidiaries has disclosed or delivered any source code that is part of any material Company Intellectual Property Assets to any Person, other than to employees or consultants performing services for the Company or its Subsidiaries who are under a confidentiality obligation to the Company or its Subsidiaries, as applicable, with respect thereto.
(x)The Company and its Subsidiaries has not distributed, incorporated or otherwise used any free or open source software in a manner that grants any rights or immunities under any material Company Intellectual Property Assets to any third party, including any requirement that any of the proprietary software owned by the Company or its Subsidiaries and included in or comprising a product or service of the Company or its Subsidiaries: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, except as required by applicable Law; or (iv) be redistributable at no charge. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all applicable licenses governing the free or open source software that is contained in any material Company Intellectual Property Assets.
(c)The Business Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries as currently conducted, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. During the past twenty four (24) months through the date hereof, the Company and its Subsidiaries have not experienced any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Business Systems that are owned by or under the control of the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable measures designed to provide for the back-up and recovery of the data and information necessary for the conduct of the Business without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.
(d)The Company and its Subsidiaries have taken commercially reasonable administrative, technical and physical measures in accordance with common practices in the Company’s industry designed to prevent the accidental or unlawful loss, damage, and unauthorized access, use, modification or other misuse of Personal Information and confidential information, including trade secrets, in the Company’s possession or control.
(e)To the knowledge of the Company:
(i)there have not been any actual incidents of data security breaches of the Business Systems involving unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information in the past three (3) years, and those that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or
(ii)no Software owned by the Company or its Subsidiaries contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (x) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (y) compromising the privacy or security of data or damaging or destroying any data or file without the user’s consent, in each case, except those that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(f)The disaster recovery or business continuity plans are consistent with applicable Laws in all material respects.
Section 3.18Material Contracts.
(a)Except for this Agreement, the Specified Benefit Plans and the Contracts specifically identified in Section 3.18 of the Company Disclosure Schedule (with each of such Contracts specifically identified under subsection(s) of such Section 3.18 of the Company Disclosure Schedule that correspond to the Subsection or Subsections of this Section 3.18(a) applicable to such Contract and, other than statements of works, purchase orders or other documents of a similar nature entered into under any such Contract as of the Put Option Date, the Company is not a party to or bound by any of the following Contracts:
(i)any Contract with a Significant Customer;
(ii)any Contract with a Significant Supplier;
(iii)any employment Contracts with any officers or employees of the Company or any Subsidiary pursuant to which the annual base salary for such employee is greater than €250,000 or if such employee is in the Senior Leadership Team (SLT) (other than any “at will” Contract that may be terminated by the Company or a Subsidiary upon thirty (30) days or less advance notice);
(iv)any personal property leases that, to the Company’s knowledge and in accordance with their terms, involve aggregate payments by the Company and its Subsidiaries of more than $500,000 within the twelve (12) month period ended December 31, 2022 (“Personal Property Lease”);
(v)any Contract pursuant to which a third party licenses to the Company or any of its Subsidiaries’ Intellectual Property Rights that are material to the operation of the business of the Company and its Subsidiaries taken as a whole (other than Contracts (i) relating to commercially available off-the-shelf software or (ii) that involve annual payments of no more than $200,000) or (iii) containing such licenses that are implied by or incidental to the sale, purchase, provision or receipt of products or services in the ordinary course of business;
(vi)any Contract under which the Company or any of its Subsidiaries have created, incurred, assumed, or guaranteed any Indebtedness for borrowed money in excess of $300,000;
(vii)any Contract entered into in the past three (3) years for the sale of any material amount of assets of the Company and its Subsidiaries taken as a whole other than in the ordinary course of business;
(viii)any Specified Contract;
(ix)any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or in any geographical area in any material respect, other than those which (x) solely restrict a subset of the Company and its Subsidiaries or (y) only a portion of their employees from such activities;
(x)any Contract entered into in the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business of any other Person;
(xi)any partnership, joint venture or similar agreement other than the Organizational Documents of the Company;

(xii)any Contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company;
(xiii)any Contract providing for capital expenditures in excess of $3,500,000 in the aggregate.
(xiv)any Contract providing for royalty, milestone or similar payments in excess of $300,000 in the aggregate based on the revenues, profits or other financial performance metrics or development or sales milestones of the Company or any of its Subsidiaries, businesses, products or services as applicable; and
(xv)any Affiliate Arrangement.
All Contracts of the types referred to in clauses (i) (including each statement of work, purchase order or other document of a similar nature which would by its terms have been required to be set forth on Section 3.18(a)(i) of the Company Disclosure Schedule but for the exception in the lead-in to this Section 3.18(a)) through (xv) above are referred to herein as “Company Material Contracts.”
(b)Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract and, to the knowledge of the Company, as of the Put Option Date, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, prior to the Put Option Date through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or material default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any material benefit under the terms of any Company Material Contract. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect (subject to the Enforceability Exceptions), in each case of clause (i) and (ii), except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise, any Company Material Contract, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.
Section 3.19Customers and Suppliers.
(a)Neither the Company nor its Subsidiaries have any outstanding material disputes concerning its products and/or services with any customer or distributor listed on Section 3.19(a) of the Company Disclosure Schedule (each, a “Significant Customer”). Neither the Company nor its Subsidiaries has received any written information as of the Put Option Date from any Significant Customer that such customer shall not continue as a customer of the Company, its Subsidiaries or Parent after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or its Subsidiaries.
(b)Neither the Company nor its Subsidiaries have any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2022, was one of the thirty (30) largest suppliers of products and/or services to the Company based on amounts paid or payable in such period (each, a “Significant Supplier”). Each Significant Supplier is listed on Section 3.19(b) of the Company Disclosure Schedule. Neither the Company nor its Subsidiaries has received written information as of the Put Option Date from any Significant Supplier that such supplier shall not continue as a supplier to the Company or its Subsidiaries after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or its Subsidiaries. The Company and each of its Subsidiaries has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and neither the Company nor its Subsidiaries has knowledge of any reason why they will not continue to have such access on commercially reasonable terms.
Section 3.20Finders or Brokers. Neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission payable by the Company or a Subsidiary in connection with or upon consummation of the Transactions.
Section 3.21Data Protection.
(a)The Company and each of its Subsidiaries are and, since January 1, 2020, have been in material compliance with their published privacy policies, contractual obligations relating to data protection and, to the knowledge of the Company and its Subsidiaries, all applicable Data Protection Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have made all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Governmental Entities and other applicable Persons required by applicable Data Protection Law and have filed any required registrations with the applicable data protection authority.
Section 3.22Effect of Transactions on Technology Rights. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Transactions shall not adversely affect (a) the ownership by the Company or its Subsidiaries of any Company technology that is necessary for the operation of the business of the Company and its Subsidiaries and owned or purported to be owned by the Company or its Subsidiaries or (b) the right of the Company and its Subsidiaries to continue using such Company technology in the operation of the Business on or immediately after the Closing to the same extent as such Company technology is used in the operation of the Business immediately prior to the Closing.
Section 3.23Insurance. Section 3.23 of the Company Disclosure Schedule contains an accurate list of the Company Insurance Policies maintained by the Company or Webhelp for the benefit of, the Company and its Subsidiaries (excluding insurance coverage relating to employee benefits under employee Benefit Plans) as of the Put Option Date. Each of the material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”) is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Company Insurance Policies. The Company has not received any written notice regarding any invalidation or cancellation of any Company Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.
Section 3.24International Trade Legal Requirements.
(a)Neither the Company nor any officer, director, or controlled Affiliates, nor to the knowledge of the Company and its Subsidiaries, any agent, distributor, or representative of the Company or of any of its controlled Affiliates, have taken any action in such capacity(ies) in violation of, or which may cause the Company to be in violation of, any applicable United States Law governing imports into or exports from the United States in connection with the Company’s products, including without limitation: any executive orders or regulations issued with respect to the Laws referred to in this Section 3.24(a), the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120-130), the Export Administration Regulations (15 C.F.R. § 730 et

seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706) and any other applicable export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations. There has not in the past five (5) years been a claim or charge made, investigation undertaken, violation found, or settlement of any enforcement action under any of the Laws referred to in this Section 3.24(a) by any Governmental Entity with respect to matters arising under such Laws against the Company or, to the knowledge of the Company and its Subsidiaries, against the agents, distributors, or representative of any of the foregoing in connection with their relationship with the Company. The Company maintains a compliance program appropriate for a business such as the Company and the industry in which it operates.
(b)None of the Company or its Affiliates, or any director, officer, or employee thereof, or, to the knowledge of the Company and its Subsidiaries, any agent or representative of the Company or of any of its Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any Person in violation of any Bribery Legislation; (i) the Company and its Affiliates have conducted their businesses in compliance with applicable anti-corruption Laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws and with the representations and warranties contained herein; (ii) the Company will not use, directly or indirectly, the proceeds of the transaction in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Laws; and (iii) the Company and its Affiliates will make and keep books, records, and accounts, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.
(c)No employee, consultant, manager, or director of the Company has bribed another Person intending to obtain or retain business or an advantage in the conduct of business of the Company, and the Company has in place adequate procedures designed to prevent employees of the Company from undertaking any such conduct. Neither the Company nor any of its officers, directors, employees, or any other Person affiliated with or acting for or on behalf of the Company or the Business are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to Bribery Legislation.
(d)To the extent applicable, the operations of the Company are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Entity or arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(e)The Company and its Subsidiaries are not, and any director, officer, or employee thereof is not, or, to the knowledge of the Company and its Subsidiaries, any agent, Affiliate or representative of the Company is not, a Person that is, or is owned or controlled by one or more Persons that are:
(i)a Sanctioned Person, or

(ii)located, organized or resident in a Sanctioned Country.
(f)For the past five (5) years, the Company and its Subsidiaries have not engaged in, is not now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanction Laws in violation of Sanction Laws.
Section 3.25Interested Party Transactions. To the knowledge of the Company, none of the officers, directors, employees or stockholders of the Company, its Subsidiaries, nor any immediate family member of an officer, director, employee or stockholder of the Company or its Subsidiaries, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any commercial contractual arrangement with, the Company or its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any commercial Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its assets or properties, or the Company’s Subsidiaries or any of their assets or properties, may be bound or affected. To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used in, or that relates to, the Business, except for the rights of stockholders under applicable Laws.
Section 3.26No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), none of the Company, its Subsidiaries, any of their respective Affiliates or any other Person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty (and there is and has been no reliance by the Parent, Purchaser or any of their representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their and their Subsidiaries’ respective businesses or with respect to any other information provided, or made available, to Parent, Purchaser, their Affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), none of the Company, its Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Purchaser or their Affiliates or representatives or any other Person resulting from the Parent’s, Purchaser’s or their Affiliates’ or representatives’ use of any information, documents, projections, forecasts or other material made available to Parent, Purchaser or their Affiliates or representatives, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Purchaser, or their representatives or in any other form in connection with the Transactions.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AS TO SELLERS
Except as set forth in the disclosure schedule delivered by the Sellers to Parent concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”) (provided, that, disclosure in the Seller Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement only, to the extent notwithstanding the absence of a specific cross reference, it is reasonably apparent that such disclosure relates to such other sections) each Seller, severally and not jointly, hereby represents and warrants to Parent and Purchaser, solely with respect to itself (and not any other Seller), as of the Put Option Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date) as follows:
Section 4.1Organization and Standing. Such Seller that is an entity (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, (b) has all requisite organizational power and authority to own, operate, use and lease its assets and conduct its business, in each case, as currently conducted and (c) is duly qualified to do business and in good standing (where such concept is recognized) in each jurisdiction in which such qualification is required by applicable Laws, except as has not had, and would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the ability of such Seller to perform their respective covenants and obligations pursuant to this Agreement.
Section 4.2No Conflicts. The execution and delivery of this Agreement by such Seller does not, and (assuming the Transaction Approvals are obtained) the consummation of the Transactions contemplated hereby, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination or cancellation of, or result in the creation of a Lien (other than Seller Permitted Liens) upon any of the respective properties or assets of such Seller or any of its Subsidiaries pursuant to any material Contract to which such Seller or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the Organizational Documents of such Seller or (iii) conflict with or violate any applicable Laws, except, in each case, as would not reasonably be expected to be adverse to impair, prevent or delay the consummation of the transactions contemplated hereby.
Section 4.3Governmental Consents. No consent of, with or to any Governmental Entity is required to be obtained or made by such Seller in connection with the execution and delivery by such Seller of this Agreement or any other related agreements to which it is (or, at the Closing, will be) a party, or the consummation by such Seller of the transactions contemplated hereby or thereby, other than (a) in connection with or in compliance with the Transaction Approvals, (b) compliance with the applicable requirements of the HSR Act, (c) compliance with, and authorizations, consents, clearances and approvals pursuant to the Antitrust Laws and other Regulatory Laws set forth on Section 4.3 of the Seller Disclosure Schedule, (d) consents that, if not obtained or made, would not reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby, (e) consents not required to be obtained or made until after the Closing or (f) requirements applicable solely as a result of the legal or regulatory status of Parent, Purchaser or any of its Affiliates, or as a result of any other fact that specifically relates to the business or activities in which Parent, Purchaser or any of its Affiliates is engaged or proposes to be engaged (other than the business or activities in which the Company is engaged at any time prior to the Closing).
Section 4.4Proceedings; Orders. As of the Put Option Date, there are no Proceedings pending or, to the knowledge of such Seller, threatened (a) against or by the Seller affecting any of the Company’s properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To such Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.

Section 4.5Authority; Execution and Delivery; Enforceability. Such Seller either (a) is an entity and has full authorization, power and authority or (b) is a natural person and has full legal capacity and authority, in each case, to execute and deliver this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party and the consummation of the Transactions have been duly authorized on the part of such Seller that is an entity. Such Seller has (or, at the Closing, will have) duly executed and delivered this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent of the Enforceability Exceptions.
Section 4.6Shares. Such Seller is the sole legal and beneficial owner of the Shares set forth opposite such Seller’s name on Section 4.6 of the Seller Disclosure Schedule, and such Seller has good and marketable title to such Shares, free and clear of all Liens (other than Liens arising under the Organizational Documents of the Company, this Agreement or applicable securities Laws).
Section 4.7Finders or Brokers. No Seller nor any of its Affiliates, has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Transactions.
Section 4.8Seller Information. None of the information supplied or to be supplied by any OD Seller or any GBL Seller, in each case, with respect to itself for inclusion or incorporation by reference in (a) the Proxy Statement that will be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting will, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent and at the time of the Parent Stockholders’ Meeting, and (b) the Registration Statement (as defined below), if required pursuant to Section 6.16(c), that will be filed with the SEC, as of the date of such Registration Statement, or any amendment or supplement to it, is filed with the SEC, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Sellers regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Purchaser, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Purchaser) for inclusion or incorporation by reference therein).
Section 4.9No Other Representations and Warranties.
(a)Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Seller Disclosure Schedule) or, solely with respect to the Specified Sellers, in Article III (as qualified by the Company Disclosure Schedule), none of the Sellers, any of their respective Affiliates or any other Person on behalf of any Seller makes any express or implied representation or warranty (and there is and has been no reliance by the Parent, Purchaser or any of their representatives on any such representation or warranty) with respect to any other information provided, or made available, to Parent, Purchaser, their Affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article IV (as qualified by the Seller Disclosure Schedule) or, solely with respect to the Specified Sellers, in Article III (as qualified by the Company Disclosure Schedule), none of the Sellers or any other Person will have or be subject to any liability or other obligation to Parent, Purchaser or their Affiliates or representatives or any other Person resulting from the Parent’s, Purchaser’s or their Affiliates’ or representatives’ use of any information, documents, projections, forecasts or other material made available to Parent, Purchaser or their Affiliates or representatives, including any information made available in the electronic data room maintained by the Company for purposes of the

Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Purchaser, or their representatives or in any other form in connection with the Transactions.
(b)Each Seller acknowledges and agrees that, other than the representations and warranties of Parent and Purchaser specifically contained in Article V, there are no representations or warranties of Parent or Purchaser or their respective Subsidiaries either expressed or implied with respect to Parent, Purchaser, their Subsidiaries or their and their Subsidiaries’ respective businesses or the transactions contemplated hereby, individually or collectively. Without limiting the foregoing, each Seller acknowledges that such Seller, together with and on behalf of its Affiliates and Representatives, has made its own investigation of Parent and Purchaser and their Subsidiaries and their respective businesses, and, except as provided in Article V, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and each Seller, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that Parent, Purchaser and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by Parent or any of its Subsidiaries at least two (2) Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” or any similar section, in each case to the extent they are cautionary, predictive or forward-looking in nature) or (b) except as set forth in the disclosure schedule delivered by Parent to the Sellers concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement only, to the extent notwithstanding the absence of a specific cross reference, it is reasonably apparent that such disclosure relates to such other sections), Parent and Purchaser jointly and severally represent and warrant to the Sellers as of the Put Option Date and as of the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date), as follows
Section 5.1Organization.
(a)Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Luxembourg. Each of Parent and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
(b)Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except where the failure to be in good standing or have such power or authority has not had or would not reasonably be material to Parent and its Subsidiaries taken as a whole. Each of Parent, Purchaser and their Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws and Purchaser’s notarial deed of incorporation including bylaws and an extract issued by the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) (collectively, the “Parent Organizational Documents”), in each case, as amended through the Put Option Date. The Parent Organizational Documents are in full force and effect, and Parent is not in material violation of any of their provisions.
Section 5.2Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a)Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Parent Share Issuance by a majority of the votes cast by holders of outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by each of them of the transactions contemplated hereby, have been duly and validly authorized by the Parent Board and the Purchaser Board and adopted and approved by Parent, as the sole stockholder of Purchaser, and except for the Parent Stockholder Approval, no other corporate action or proceedings on the part of Parent or Purchaser, or other vote of Parent’s stockholders, Purchaser’s sole shareholder, are necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement or the consummation of the transactions contemplated hereby. (i) The Parent Board has (A) determined that the Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (B) declared it advisable to enter into this Agreement (C) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (D) made the Parent Board Recommendation, and (E) directed that the Parent Share Issuance be submitted for consideration by Parent’s stockholders at a meeting thereof, and (ii) the Board of Managers of Purchaser has (A) determined that the Transactions are advisable, fair to and in the best interests of Purchaser and its sole shareholder, (B) approved the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (C) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the legal, valid and binding agreement of the Sellers, this Agreement constitutes the legal, valid and binding agreement of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b)No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Purchaser of the Transactions, other than in connection with or in compliance with (i) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (ii) the Exchange Act and the rules promulgated thereunder, (iii) the applicable requirements of the HSR Act, (iv) authorizations, consents, clearances and approvals pursuant to the Antitrust Laws and other Regulatory Laws set forth on Section 7.1(b) of the Company Disclosure Schedule, (v) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (vi) as may be necessary as a result of any facts or circumstances relating to Company, the Sellers or any of their Affiliates, (vii) consents that, if not obtained or made, would not reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby, (viii) consents not required to be obtained or made until after the Closing or (ix) requirements applicable solely as a result of the legal or regulatory status of the Company, the Sellers or any of their Affiliates, or as a result of any other fact that specifically relates to the business or activities in which Company, the Sellers or any of their Affiliates is engaged or proposes to be engaged (other than the business or activities in which the Company is engaged at any time prior to the Closing), except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)The execution and delivery by Parent and Purchaser of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the Transactions contemplated hereby, and compliance with the provisions hereof will not, a. require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Parent Permitted Liens) upon any of the respective properties or assets of Parent, Purchaser or any of their Subsidiaries pursuant to any Contract to which Parent, Purchaser or any their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, b. conflict with or result in any violation of any provision of the Parent Organizational Documents or c. conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.3Capitalization.
(a)As of the Put Option Date, the authorized capital stock of Parent consists of: (i) 250,000,000 shares of Parent Common Stock authorized, of which 53,506,530 are issued (of which 52,070,012 are issued and outstanding and 1,436,518 are held in treasury) and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.0001 per share, none of which are issued and outstanding. As of the Put Option Date, an aggregate of 2,506,976 shares of Parent Common Stock were reserved for issuance pursuant to any equity awards not yet granted under the Parent Equity Plan. As of the Put Option Date, 351,442 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent stock options granted under the Parent Equity Plan, 257,853 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent restricted stock units granted under the Parent Equity Plan and 164,820 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent performance-based restricted stock units granted under the Parent Equity Plan.
(b)As of the Put Option Date, Parent has not issued or agreed to issue and there is not outstanding any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into, redeemable into or exchangeable or exercisable or giving access, directly or indirectly, in any manner whatsoever, to shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, deferred stock, performance stock, phantom stock, restricted stock, compensatory equity, equity-linked or other interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right of any form; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.
(c)Each outstanding share of capital stock or other equity or ownership interest of Parent is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by Parent in compliance with all applicable Laws. Except as set forth in Parent’s Organizational Documents, there are no outstanding obligations, by Contract or otherwise, of Parent to issue, sell, transfer, register, deliver or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of Parent (including agreements relating to rights of first refusal, co-sale rights or “drag-along” or “tag-along” rights). No shares of capital stock or other equity or ownership interests of Parent have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of Parent or any Contract to which Parent is a party or by which Parent is bound.
Section 5.4Reports and Financial Statements. Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1,

2020 (all such forms, documents and reports filed or furnished by Parent since such date, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since January 1, 2020 has been, required to file any forms, reports or other documents with the SEC. As of the Put Option Date, none of the Parent SEC Documents is the subject of ongoing SEC review. As of the Put Option Date, there are no inquiries or investigations by the SEC or any Governmental Entity or any internal investigations pending or, to the knowledge of Parent, threatened, in each case regarding any accounting practices or financial statements of Parent or any of its Subsidiaries.
Section 5.5Internal Controls and Procedures.
(a)Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes Oxley Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(b)Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has not disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information or (ii) fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
(c)Since January 1, 2020 through the Put Option Date, none of Parent or any of its Subsidiaries has received any written material complaint, allegation, assertion or claim regarding the financial accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or any material complaint, allegation, assertion or claim from employees of Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Parent or any of its Subsidiaries.
Section 5.6No Undisclosed Liabilities. As of the Put Option Date, there are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries for inclusion in a report required to be filed with the SEC, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended November 30, 2022

(including any notes thereto), (ii) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law, (iii) Liabilities incurred in the ordinary course of business since November 30, 2022, (iv) Liabilities that have been discharged or paid in full in the ordinary course of business and (v) Liabilities that are not material to Parent and its Subsidiaries, taken as a whole.
Section 5.7Litigation. As of the Put Option Date, except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (a) there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order.
Section 5.8Parent and Purchaser Information. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries or Purchaser for inclusion in (a) the Proxy Statement that will be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent and at the time of the Parent Stockholders’ Meeting, and (b) the Registration Statement (as defined below), if required pursuant to Section 6.16(c), that will be filed with the SEC, as of the date of such Registration Statement, or any amendment or supplement to it, is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.
Section 5.9Financing. On or prior to the Put Option Date, Parent has delivered to the Company a true, complete and fully executed copy (i) of an executed commitment letter and (ii) any fee letters related thereto, which, if requested by the Financing Parties, have been provided to the Company with fee amounts and certain other economic terms which would not adversely affect the amount (excluding the impact of original issue discount and upfront or closing fees), conditions or availability of the Financing redacted (in each case, including all exhibits, schedules and annexes thereto in each case, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the terms thereof, the “Commitment Letter”) from the Financing Parties, pursuant to which, among other things, the Financing Entities have agreed, subject to the terms and conditions thereof, to provide Parent the debt financing in the amounts set forth therein (the debt financing contemplated by the Commitment Letter being referred to as the “Financing”). As of the Put Option Date, (a) the Commitment Letter has not been amended, waived or modified in any respect and, as of the Put Option Date, no such amendment or modification is contemplated (other than as set forth in the fee letter with respect to market flex rights and/or to add, join or otherwise bind additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Commitment Letter as of the Put Option Date), (b) to the knowledge of Parent, the respective commitments on the terms and subject to the conditions contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect and (c) the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, each of the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, examinership, fraudulent conveyance, reorganization, liquidation, dissolution, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). As of the Put Option Date, except for the Commitment Letter, to the knowledge of Parent, there are no Contracts related to any portion of the funding of the Financing that would reasonably be expected to affect the availability, conditionality or enforceability or reduce the amount of the Financing, other than as expressly set forth in the Commitment Letter delivered to the Company on or prior to the Put Option Date. As of the Put Option Date, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter delivered to the Company prior to the Put Option Date. As of the Put Option Date, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of

Parent or, to the knowledge of Parent, any other party thereto under the Commitment Letter. As of the Put Option Date, assuming satisfaction of the conditions set forth in Article VII of this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letter applicable to Parent will not be satisfied. Assuming the Financing is funded in accordance with the Commitment Letter (including giving effect to fee amounts, including original issue discount, upfront or closing fees and any “market flex” rights therein) or any Permanent Financing is funded in lieu thereof, on the Closing Date, Parent will have sufficient funds to pay the Transaction Uses. Parent acknowledges and agrees that it is not a condition to the Closing or to any of its obligations under this Agreement that Parent obtains financing (including the Financing or any Alternative Financing) for, or related to, any of the transactions contemplated by this Agreement.
Section 5.10Purchaser. Purchaser is a wholly owned subsidiary of Parent. As of the Put Option Date, the share capital of Purchaser consists of EUR 12,000, represented by 12,000 shares having a nominal value of EUR 1 each, all of which are validly issued and outstanding. All of the issued and outstanding shares of Purchaser is, and at the Closing will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Purchaser. Since its date of incorporation, Purchaser has not, and prior to the Closing will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Closing will have, no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
Section 5.11Employee Benefit Plans. With respect to each Benefit Plan that is sponsored, maintained or contributed to by Parent or Purchaser or a Subsidiary there of (a “Purchaser Benefit Plan”) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code: (i) such Purchaser Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such Purchaser Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; and (iii) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate such Purchaser Benefit Plan.
Section 5.12USRPHC. Parent is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 5.13Tax Classification. Purchaser is and always has been classified as a corporation for U.S. federal income tax purposes.
Section 5.14Withholding. Provided that each of the Sellers has provided a timely, duly completed and executed IRS Form W-9 (including certification of not being subject to U.S. backup withholding), or alternatively the applicable version of IRS Form W-8, each of Parent and the Purchaser is not aware of any requirement under applicable Law to deduct or withhold any U.S. federal Taxes with respect to the payment of the Purchase Price (other than with respect to any deemed interest attributable to the issuance of the Earnout Shares) or any other amounts payable pursuant to this Agreement (other than payments of interest or original issue discount under the Sellers’ Note issued by Parent, which payments (and any withholding thereon) shall be governed by the terms of the Sellers’ Note).
Section 5.15No Other Representations and Warranties; Independent Investigation.
(a)Except for the representations and warranties expressly set forth in this Article V (as qualified by the Parent Disclosure Schedule), none of Parent, Purchaser, any of their respective Affiliates or any other Person on behalf of Parent or Purchaser makes any express or implied representation or warranty (and there is and has been no reliance by the Sellers or any of their representatives on any such representation or warranty) with respect to Parent, Purchaser, their Subsidiaries or their and their Subsidiaries’ respective businesses or with respect to any other information provided, or made available, to the Company, the Sellers of their Affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article V (as qualified by the Parent Disclosure Schedule), none of Parent, Purchaser or any other Person will have or be subject to any liability or other obligation to the Company, the Sellers or their Affiliates or representatives or any other Person resulting from the Company’s, the Sellers or their Affiliates’ or representatives’ use of any information, documents, projections, forecasts or other material made available to the Company, the Sellers or their Affiliates or representatives, including any information made available in the electronic data room maintained by Parent for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company, the Sellers, or their representatives or in any other form in connection with the Transactions.
(b)Each of Parent and Purchaser acknowledges and agrees that, other than the representations and warranties of the Specified Sellers and Company specifically contained in Article III and of the Sellers specifically contained in Article IV, there are no representations or warranties of the Company or the Sellers or their respective Subsidiaries either expressed or implied with respect to the Company, such Seller, their Subsidiaries or their and their Subsidiaries’ respective businesses or the transactions contemplated hereby, individually or collectively. Without limiting the foregoing, each of Parent and Purchaser acknowledge that Parent and Purchaser, together with and on behalf of their respective Affiliates and Representatives, have made their own investigation of the Sellers and the Company and its Subsidiaries and their respective businesses, and, except as provided in Article III or Article IV, as applicable, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and each of Parent and Purchaser, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that the Company, the Sellers and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.
ARTICLE VI.

COVENANTS AND AGREEMENTS
Section 6.1Conduct of Business.
(a)During the period from the Put Option Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, (iv) with respect to any Permitted Action, or (v) as set forth in Section 6.1(a) of the Company Disclosure Schedule, subject to compliance with the restrictions in Section 6.1(b), the Company shall and shall cause each of its Subsidiaries to: (A) conduct its business in the ordinary course and materially consistent with past practice and (B) use commercially reasonable efforts to maintain and preserve intact its business organization.
(b)During the period from the Put Option Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, (iv) with respect to any Permitted Action or (v) as set forth in Section 6.1(b) of the Company Disclosure Schedule, the Company and its Subsidiaries shall not:
(A)amend the Organizational Documents of the Company or otherwise take any action to exempt any Person from any provision of the Organizational Documents of the Company;

(B)split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;
(C)sell, contribute, convey or otherwise transfer any of the Transferred Shares except in compliance with the provisions of this Agreement;
(D)make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (1) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) the acceptance of Shares as payment for the exercise price of Company Options or (3) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Equity Incentive Shares;
(E)grant any Equity Incentive Shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(F)(1) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise, vesting and/or settlement of Equity Incentive Shares outstanding as of the date hereof, or granted after the date hereof consistent with the terms of this Agreement, in each case in accordance with their terms, or (2) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;
(G)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Transactions;
(H)incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money among the Company and its Subsidiaries or among Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (H) or is outstanding on the date hereof, and (3) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $10,000,000 in aggregate principal amount outstanding, in the case of each of clauses (2) and (3), in the ordinary course of business and consistent with past practice; provided, however, that nothing in this Section 6.1(b)(H) shall limit or restrict any claims or adjustment for Company Leakage in accordance with this Agreement (except as otherwise agreed between the Company and Parent in writing);
(I)other than in accordance with Contracts or agreements in effect on the Put Option Date or in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $2,000,000 individually or $5,000,000 in the aggregate to any

Person (other than to the Company or a wholly owned Subsidiary of the Company and other than (1) sales of inventory, (2) sales of rental equipment in the ordinary course or obsolete or worthless equipment, or (3) commodity, purchase, sale or hedging agreements that can be terminated upon ninety (90) days or less notice without penalty (which term shall not be construed to include customary settlement costs), and power Contracts, in each case in the ordinary course of business);
(J)acquire any assets (other than acquisitions of assets in the ordinary course of business or transactions of a type described in any other subsection of this Section 6.1(b) that are not prohibited by such subsection) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a wholly owned Subsidiary of the Company, if such acquisition or investment is in excess of $2,000,000 individually or $5,000,000 in the aggregate;
(K)except as required by any Company Benefit Plan, (1) establish, adopt, materially amend or terminate any material Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, other than changes made in connection with annual enrollment, (2) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employees of the Company or its Subsidiaries, except for increases in the ordinary course of business consistent with past practice, (3) pay or award, or commit to pay or award, any new bonuses or new incentive compensation not already committed to as of the date hereof, other than in the ordinary course of business, or (4) accelerate any material rights or benefits under any Company Benefit Plan;
(L)accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Company Material Contract (other than expiration of any such Company Material Contract in accordance with its term) or amend or modify any Company Material Contract in a manner that is materially adverse to the Company or any of its Subsidiaries, in each case other than in the ordinary course;
(M)enter into (1) any Company Lease requiring an annual payment in excess of $1,000,000 or (2) any procurement Contract with continuing obligations for the Company or any of its Subsidiaries which extend more than 12 months from the date of such Contract that is expected to involve amounts to be paid by or obligations of, the Company or any of its Subsidiaries in excess of $1,000,000 in any 12 month period (except, in the case of this clause (2), for agreements of a type described in any other subsection of this Section 6.1(b) that are not prohibited by such subsection);
(N)make any material loans or advances, except for operating leases and extensions of credit terms to customers in the ordinary course of business;
(O)other than in the ordinary course of business, (1) amend any material Tax Return, (2) make, change or revoke any material Tax election, (3) settle or compromise any material Tax claim or assessment by any Governmental Entity for an amount that exceeds (other than by a de minimis amount) the amount reserved on the consolidated balance sheet of the Company and its Subsidiaries, (4) surrender or waive any right to claim a material Tax refund or (5) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(P)other than in the ordinary course of business, settle, compromise or otherwise resolve any Proceedings (excluding any immaterial audit, claim or other proceeding in respect of Taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, the Company or any of its Subsidiaries, other than settlements of, compromises for or resolutions of any Proceedings (1) funded, subject to payment of a deductible, by insurance coverage maintained by the Company or any of its Subsidiaries or (2) for payment of less than $1,000,000 (after taking into account insurance coverage maintained by the Company or any of its Subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of the Company;
(Q)make or commit to make capital expenditures exceeding $5,000,000 individually;
(R)implement or adopt any material change in its Tax or financial accounting principles or methods, other than as may be required by IFRS or applicable Law;
(S)enter into any Specified Contract;
(T)enter into a material mortgage or pledge of any of its assets or create or suffer to exist any material Lien (other than Company Permitted Liens) thereupon; or
(U)agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).
Parent’s approval of any action included in this Section 6.1(a) shall be considered granted within eight (8) days after the Seller Representatives’ notice to Parent requesting such consent in accordance with Section 10.6 unless Parent notifies the Seller Representatives to the contrary during that period, which notifications can be provided via electronic mail without the requirement to comply with clauses (i) or (ii) of Section 10.6(b).
(c)During the period from the Put Option Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement or (iv) as set forth in Section 6.1(c) of the Parent Disclosure Schedule, Parent shall not and shall cause its Subsidiaries or Purchaser not to:
(A)amend the Organizational Documents of Parent if such amendments that would be materially adverse to or cause disproportionate treatment of the Sellers;
(B)make, declare or pay any dividend, or make any other distribution on any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of its capital stock, except for (1) Parent’s regular quarterly dividend or (2) any such transactions solely among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries; or

(C)enter into any merger, consolidation or other business combination transaction or acquire any material assets of any third party (in each case, other than the Transactions and other than any merger, consolidation or other business combination transaction or acquire any material assets of any third party below $500,000,000, individually, or $750,000,000, in the aggregate), which would be reasonably likely to have the effect of materially restraining, prohibiting, preventing or delaying the consummation of the Transactions.
Section 6.2Access.
(a)For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the Put Option Date until the earlier of the termination of this Agreement and the Closing Date, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything to the contrary contained in this Section 6.2(a), any document, correspondence or information or other access provided pursuant to this Section 6.2(a) may be redacted or otherwise limited to the extent required to prevent disclosure of information concerning the valuation of the Company, Parent, Purchaser and the Transactions or other similarly confidential or competitively sensitive information. All access pursuant to this Section 6.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the General Counsel of the Company or a designee thereof.
(b)In the event of (i) an occurrence which would make it reasonably likely that any of the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be met, and the Company or the Seller Representatives need such information from Parent to make such determination, at the Company or a Seller Representative’s request, representatives of Parent will meet with the Company and/or the Seller Representatives and provide the Company and the Seller Representatives with information reasonably requested in connection with the foregoing.
(c)Notwithstanding anything to the contrary contained in this Section 6.2, none of the Sellers, the Company nor Parent, as applicable, nor any of their respective Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the judgment of its legal counsel, (i) jeopardize the attorney-client privilege of such Seller, the Company or Parent, as applicable, or any of its Subsidiaries, (ii) result in the disclosure of any trade secrets of third parties or (iii) violate any (A) Law or COVID-19 Measures applicable to such Seller, the Company or any of their respective Subsidiaries or the assets, or operation of the business, of the Company or Parent, as applicable, or any of their respective Subsidiaries or (B) confidentiality agreement with a third party to which such Seller, the Company or Parent, as applicable, or any of their respective Subsidiaries is a party as of the date of this Agreement; provided, that in such instances the party withholding access shall provide written notice to the other party stating that it is withholding such access or such information and stating the justification therefor, and shall use commercially reasonable efforts to provide the applicable information in a way that would not violate such Law or such confidentiality agreement, or jeopardize such privilege, or otherwise be restricted by this Section 6.2(c).
(d)Subject to Section 6.12(h), the Parties hereby agree that all information provided to them or their respective representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Nondisclosure Agreement, dated as of January 27, 2022, between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.
Section 6.3Nasdaq Notification of Listing of Additional Shares. Prior to the Closing, Parent will file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Parent Common Stock to be issued in connection with the Transactions and those required to be reserved for issuance in connection with the Transactions and shall use commercially reasonable efforts to cause such shares to be approved for listing before the Closing Date.
Section 6.4Employee Matters.
(a)As soon as reasonably practicable following the Put Option Date, the Company shall use commercially reasonable efforts to (i) provide to Parent a list, effective as of the Put Option Date, of each material U.S. Company Benefit Plan and each material Non-U.S. Company Benefit Plan that was not included on Section 3.10(a) of the Company Disclosure Schedule (other than any individualized agreement based on a form agreement which has been made available to Parent by the Company, or any individual agreement that can be terminated by the Company or any of its Subsidiaries on thirty (30) days’ notice or less) and (ii) deliver or make available to Parent, with respect to each such material U.S. Company Benefit Plan and each material Non-U.S. Company Benefit Plan, to the extent applicable, the documents referenced in the second sentence of Section 3.10.
(b)Without limiting, and in addition to, any requirements under applicable law, national labor agreements, collective labor agreements or contract, for a period of no less than one (1) year following the Closing, Parent shall, or shall cause the Company or their respective Affiliates to, provide each Company Employee (as defined below) with: (i) an annual base salary or wage rate and cash incentive compensation opportunities (including, without limitation, variable pay, bonuses and commissions) that, in each case, are at least substantially comparable in the aggregate to those provided to the Company Employee immediately before the Closing and (ii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent.
(c)Employees of the Company or any of its Subsidiaries who are employed as of immediately prior to the Closing (including any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability, or other similar leave of absence) and who continue their employment with Parent, the Company, or any of their respective Subsidiaries or Affiliates following the Closing are hereinafter referred to as the “Company Employees.” Without limiting, and in addition to, any requirements under applicable law, national labor agreements, collective labor agreements or contract, for all purposes where length of service is relevant under any Benefit Plan of Parent, the Company, or any of their respective Subsidiaries or Affiliates providing benefits to any Company Employee at or after the Closing (collectively, the “New Plans”), each Company Employee shall receive service credit for service with the Company and its Subsidiaries for purposes of eligibility and vesting but not benefits levels or amount to the same extent such service credit was recognized under any Company Benefit Plan in which such Company Employee participated immediately prior to the Closing, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under any Company Benefit Plan in which such Company Employee participated immediately prior to the Closing (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause (1) all pre-existing condition exclusions, actively-at-work and evidence of insurability requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (2) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)Nothing in this Section 6.4, express or implied, (i) is intended to or shall confer upon any Person (including any Company Employee), other than the Parties, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement (including any right to continued employment) or (ii) shall establish, or constitute an amendment, termination, or modification of, or an undertaking to amend, establish, terminate, or modify, any benefit plan, program, agreement, or arrangement including any Company Benefit Plan or New Plan. In addition, nothing in this Section 6.4 limits or subrogates the Parties’ obligations to comply with applicable law, national labor agreements, collective labor agreements or contracts providing for compensation and benefits.
Section 6.5Lock-Up.
(a) Except as otherwise provided herein and with the exception of the OD Sellers and Frédéric Jousset, each Seller who is a current employee of the Company or its Subsidiaries and who is receiving shares of Parent Common Stock equivalent to an aggregate amount of $250,000 (such shares of Parent Common Stock to be valued at the 10-Day VWAP prior to the Closing Date) or greater at Closing (each, a “Senior Manager” and collectively, the “Senior Management”), agrees as to himself or herself and his or her respective Affiliates, that (i) such Senior Manager shall not Transfer any shares of Parent Common Stock issued to such Senior Manager in connection with the Closing (the “Lock-Up Shares”) prior to the date that is six (6) months following the Closing Date (the “Initial Lock-up Release Date”); (ii) such Senior Manager shall not Transfer more than twenty-five percent (25%) of its Lock-up Shares following the Initial Lock-up Release Date through the date that is twelve (12) months following the Closing Date; and (iii) such Senior Manager shall not Transfer more than seventy-five percent (75%) of its Lock-up Shares following the Closing Date through the date that is eighteen (18) months following the Closing Date (the “Final Lock-up Release Date”) (clauses (i) - (iii), the “Lock-up Restriction”). Beginning on the calendar day following the Final Lock-up Release Date, there shall be no further sale restriction with respect to any Senior Manager on any of their respective Lock-up Shares pursuant to this Section 6.5.
(b)Notwithstanding anything in Section 6.5(a) to the contrary, each Senior Manager may Transfer any or all of its Lock-up Shares at any time (i) to any Affiliate of such Senior Manager; (ii) in any Transfer that has previously been approved by the board of directors of Parent or a duly authorized committee thereof; (iii) in connection with any mortgage, and/or pledge of its Lock-up Shares in respect of one or more bona fide loans or lending transactions (each, a “Permitted Loan”) (provided that such Transfer pursuant to this clause (iii) shall be at no cost to Parent and any Senior Manager who is subject to any pre-clearance and trading policies of Parent must also comply with any additional restrictions on the pledging of Parent Common Stock imposed on such Senior Manager by Parent’s policies); (iv) to a third party for cash solely to the extent that the net proceeds of such sale are solely used to satisfy a margin call (i.e., posted as collateral) or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan that is reasonably likely to occur (in each case through no fault of such Senior Manager or any of its Affiliates) (provided that none of the Senior Managers may transfer more than 10% of the Parent Common Stock received at Closing pursuant to this clause (iv)) (provided, further, that such Transfer pursuant to this clause (iv) shall be at no cost to the Parent and any Senior Manager who is subject to any pre-clearance and trading policies of the Parent must also comply with any additional restrictions on the pledging of Parent Common Stock imposed on such Senior Manager by the Parent’s policies); (v) distributions of Parent Common Stock to its partners, limited liability company members, equity holders, or shareholders of the applicable Senior Manager or any direct partners, members, or equity holders of such other Senior Manager, any affiliates of such other Senior Manager, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (vi) in the case of an individual, to a member of the individual’s immediate family or to a trust or estate planning vehicle; (vii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (viii) in the case of an individual, pursuant to a qualified domestic relations order; (ix) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (x) in the case of an entity, to the partners, members, or equity holders of such shareholder by virtue of the entity’s organizational documents, as amended, upon dissolution of the entity; (xi) to the Parent (including in connection with any self-tender offer made by the Parent); (xii) after commencement by the Parent or one of its significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act) of bankruptcy, insolvency or other similar proceedings; (xiii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved or not recommended against by the board of directors of Parent or a duly authorized committee thereof, or other similar transaction which results in all of the Parent’s stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property subsequent to the Closing Date; or (xiv) in the case of an individual, up to 10% of the total Lock-up Shares issued to such Senior Manager on the Closing Date, to a charitable organization (each transferee described in clauses (i), (ii), (v), (vi), (vii), (viii), (ix), and (x), a “Specified Transferee”). Any Specified Transferee of a Senior Manager shall be a third party beneficiary hereunder and shall have the same rights under this Agreement as the applicable Senior Manager and shall be subject to the transfer restrictions set forth in this Section 6.5 with respect to the Lock-Up Shares (in the same form such restrictions applied to the transferor prior to transfer) upon and after acquiring such Lock-Up Shares; provided such transferees have agreed in a writing reasonably acceptable to the Parent to be bound by this Section 6.5 of this Agreement.
(c)Notwithstanding the foregoing, in the event, that the employment of a Senior Manager is terminated by the Company or any Subsidiary (other than in connection with a Voluntary Resignation) the Lock-up Restriction shall cease to apply to such Senior Manager.
(d)The Lock-up Restriction shall not apply to sales of up to 25% of such Senior Manager’s Senior Management Lock-Up Shares solely in connection with paying (i) any Taxes payable by such Senior Manager in connection with the Transactions or the receipt of any other amounts payable pursuant to the Agreement and (ii) any Taxes payable by such Senior Manager in connection with such disposal of Senior Management Lock-Up Shares.
Section 6.6Regulatory Approvals; Efforts.
(a)As soon as is reasonably practical following the Put Option Date and prior to the Closing, Parent, Purchaser and the Seller Representatives shall, and shall cause their respective Affiliates to, and the Company shall, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable (and in any event prior to the End Date), including (i) preparing and filing all forms, registrations and notifications required to be filed to consummate the Transactions, (ii) using reasonable best efforts to satisfy the conditions to consummating the Transactions, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, clearance, authorization, expiration or termination of a waiting period, permit, Order or approval of, or waiver or any exemption by, any Governmental Entity (including furnishing all information and documentary material required under the HSR Act as promptly as practicable) required to be obtained or made by Parent, Purchaser, the Company or any of their respective Affiliates or Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Parent and Purchaser shall, and shall cause their respective Subsidiaries and Affiliates to, take any and all steps necessary to eliminate each and every impediment under the HSR Act or any other Regulatory Law that is asserted by any Governmental Entity so as to enable the Parties to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, including, but not limited to, offering, proposing, negotiating, agreeing, committing and effecting, by consent decree, hold separate order or otherwise, (A) to sell, license, divest or dispose of or hold separate any assets, Intellectual Property Rights, businesses or interests of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; (B) to terminate, amend, create or assign any existing relationships, ventures, other arrangements or contractual rights or obligations of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; (C) to change or modify any course of conduct regarding future operations of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; (D) otherwise to take any action that would limit the freedom of action with respect to, or the ability to retain, operate, manage or own one or more businesses, assets or rights of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates, or interests therein; (E) to implement any other change or restructuring of Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates and other actions and non-actions with respect to assets, businesses or interests of Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; and (F) to agree to, commit to and undertake any other condition, commitment or remedy of any kind, in each case of (A) through (F), in order to obtain any and all consents, clearances, authorizations, expirations or terminations of waiting periods, permits, Orders, approvals, waivers and exemptions from Governmental Entities as promptly as practicable, and in any event prior to the End Date, including offering, proposing, negotiating, agreeing and committing to take any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent, clearance or approval of any Governmental Entity, (y) no Order in any Proceeding and (z) no other matter relating to any Regulatory Law, would preclude the occurrence of the Closing prior to the End Date; provided, further, that, notwithstanding the foregoing proviso, Parent and Purchaser shall be required to take or offer to take the actions in the foregoing clauses (A), (B), (C), (D), (E) and/or (F) only if such actions (1) are reasonably required to permit the Closing to occur prior to the End Date and (2) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, assets and liabilities (taken together) or business of Parent, Purchaser, the Company and their respective Subsidiaries on a combined basis, after giving effect to the Transactions. For the avoidance of doubt, none of the foregoing obligations, actions or measures in (A)-(F) shall include or bind the Sellers, irrespective of whether the filing, registration or notification is made by the Parent, Purchaser or the Sellers. Parent and Purchaser agree to use reasonable best efforts until the End Date to: (1) oppose and defend against any Proceeding by any Governmental Entity to prevent, enjoin or make illegal the consummation of the Transactions or (2) pursue all avenues of appeal, and seek to overturn, any Order by any Governmental Entity that prevents, enjoins or makes illegal the consummation of the Transactions, including by defending any Proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed, any Order that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.
(b)Following the Put Option Date, Parent and Purchaser shall keep the Seller Representatives and the Company, and the Company or the Sellers (where applicable), shall keep Parent and Purchaser, apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, waiting period expirations or terminations, clearances, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity in connection with the Transactions, including but not limited to those set forth in Section 7.1(b) of the Company Disclosure Schedule. As soon as practicable following the Put Option Date and prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, promptly provide the other Parties (or their counsel) with copies of) all notices, submissions, filings and other communications made by or on behalf of such Party or any of its Affiliates with any Governmental Entity in connection with the Transactions or any other information supplied by or on behalf of such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, promptly advise the other Parties orally of) any substantive communication from or to any Governmental Entity regarding the Transactions, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission with any such Governmental Entity. No Party or any of its Affiliates shall participate in any meeting, videoconference or teleconference with any Governmental Entity in connection with this Agreement and the Transactions unless it consults with the other Parties reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent, the Company or the Sellers (where applicable) may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(a) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent, the Company or the Sellers, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation of the Company and the Transactions, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.
(c)Parent and Purchaser shall, and shall cause their Affiliates to the Company or the Sellers (where applicable) shall, make or file, as promptly as practicable following the Put Option Date, with the appropriate Governmental Entity all filings, forms, registrations and notifications (including drafts, as applicable) required to be filed to consummate the Transactions under any applicable Regulatory Law (including, for the avoidance of doubt, the Regulatory Clearances), and subsequent to such filings, Parent and Purchaser shall and shall cause their Affiliates to, and the Company and the Company’s Affiliates shall, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. Parent and Purchaser shall, and the Company, GBL Sellers, and OD Sellers shall, file their notification and report forms under the HSR Act no later than ten (10) Business Days after the Put Option Date. In the event that the Parties receive a request for additional information and documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use reasonable best efforts to comply with such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process. Parent shall pay 50% of, and the Sellers (as a Company Transaction Expense) shall pay 50% of, all filing fees required for all filings, notifications and applications under the HSR Act and other Regulatory Laws in connection with the Transactions, including any filings required by any Seller. Parent and Purchaser shall not, and shall cause their Subsidiaries and Affiliates not to, without the prior written consent of the Seller Representatives, which consent shall not be unreasonably withheld, conditioned or delayed, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (ii) agree to extend or restart the waiting, review or investigation period under any Regulatory Law or (iii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Transactions.
(d)If requested by Parent, the Company shall agree to any action contemplated by Section 6.7(a)(A)-(F); provided, that any such agreement or action is conditioned on the consummation of the Transactions. Without limiting the foregoing, the Company and the Company’s Affiliates shall not propose, negotiate, effect or agree to any actions described in Section 6.7(a)(A)-(F) without the prior written consent of Parent.
(e)From the Put Option Date, Parent and Purchaser shall not, and shall not permit any of their Subsidiaries or controlled Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining prior to the End Date, any consent, clearance, authorization, permit, Order, approval, waiver or exemption from any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise prior to the End Date or (iv) delay or prevent the consummation of the Transactions prior to the End Date.
Section 6.7Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement or the Transactions, Parent shall grant, and the Sellers shall grant or shall cause the Company to grant, such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Transactions.
Section 6.8Public Announcements. Parent agrees, and the Sellers agree, that the initial press release to be issued with respect to the execution and delivery of the Put Option Agreement shall be in a form agreed to by the Parent, the Company and Seller Representatives and that the Parent, the Company and Seller Representatives shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other Parties (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of any other Party issue such press release or make such public statement (a) so long as an initial, jointly approved press release has already been issued and such statements are not inconsistent with previous jointly approved statements or (b) (after prior consultation, to the extent practicable in the circumstances and subject to Section 6.19 in all respects) to the extent required by applicable Law or the applicable rules of any stock exchange.
Section 6.9Indemnification and Insurance.
(a)For not less than six years from and after the Closing Date, the Company shall maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of the Put Option Date and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Company, prior to Closing, shall be solely responsible to obtain and bind such D&O Insurance prior to the Closing Date. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Closing Date, which policies provide such directors and officers with coverage for an aggregate period of at least six years from and after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date, including in respect of the Transactions. If such prepaid policies have been obtained prior to the Closing Date, the Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder. Any premiums or fees related to binding the D&O Insurance up to $300,000 shall be borne by Parent and any remaining amounts shall be paid by Company and included as a Company Transaction Expense.
(b)From and after the Closing, Parent shall, and shall cause the Company to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Organizational Documents and (iii) any Contract of the Company or its Subsidiaries in effect as of the Put Option Date, each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (each, a “Covered Person” and, collectively, the “Covered Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Closing, including in connection with this Agreement or the Transactions.
(c)Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Closing (including in connection with this Agreement or the Transactions) existing as of the Closing in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in its Organizational Documents, shall survive the Closing and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from and after the Closing, Parent shall cause the Company not to, and the Company shall not, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.
(d)In the event that either Parent or the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent or the Company, as applicable, shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 6.9.
(e)The provisions of this Section 6.9 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.9 is intended to benefit Covered Persons and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.9 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are in addition to and not in substitution for any other rights to indemnification or contribution that any Covered Person may have under the Organizational Documents in effect as of the Put Option Date or in any Contract of the Company and its Subsidiaries as in effect.
Section 6.10Transaction Litigation. Each Party shall promptly (and in any event, within two (2) Business Days) notify the other Parties in writing of any shareholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other representatives relating to this Agreement and/or the other Transactions and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties and their representatives such information relating to such litigation or proceedings as may be reasonably requested). The Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).
Section 6.11Obligations of Purchaser. Following the Put Option Date, Parent shall cause Purchaser to perform its respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.
Section 6.12Financing Matters.
(a)From the Put Option Date, Parent shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective directors, officers, employees, agents and advisors to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing or the Permanent Financing in an aggregate amount (together with any other immediately available financial resources of Parent and its Subsidiaries) sufficient to pay the Transaction Uses, including using commercially reasonable efforts to (i) maintain in effect, until the Closing shall occur, the Commitment Letter or, upon the execution and delivery thereof, the definitive agreements related to the Financing or the Permanent Financing (the “Financing Agreements”), as applicable, (ii) comply with the obligations that are set forth in the Commitment Letter and/or the Financing Agreements that are applicable to Parent (insofar as failure to so comply would constitute an unsatisfied condition precedent to obtaining the Financing or the Permanent Financing, as applicable, or give rise to a termination right under the Commitment Letter or the Financing Agreements, as applicable) and satisfy on a timely basis all conditions precedent to obtaining the Financing or the Permanent Financing, as applicable, that are within its control in the Commitment Letter and the Financing Agreements, as applicable, and (iii) to the extent necessary to pay the Transaction Uses, enforce the rights of Parent under the Commitment Letter and the Financing Agreements.
(b)Parent shall keep the Company informed on a reasonably current basis following the Put Option Date of the status of its efforts to arrange the Financing (or Alternative Financing (as defined below)) and the Permanent Financing, and Parent shall provide to the Company copies of all material documents related to the Financing (or Alternative Financing) and the Permanent Financing reasonably requested by the Company. Without limiting the foregoing, Parent shall give the Company prompt written notice upon it obtaining knowledge of (i) any material breach, default, repudiation, cancellation or termination by any party to the Commitment Letter or the Financing Agreements (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, repudiation, cancellation or termination), (ii) any written notice or other written communication from any Financing Party with respect to any actual or threatened breach, default, withdrawal, repudiation, cancellation or termination of the Financing or the Permanent Financing by any of the Financing Parties, (iii) if for any reason Parent believes in good faith that there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to the Commitment Letter or any Financing Agreement which would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or would make the funding of the Financing or, as applicable, the Permanent Financing, less likely, and (iv) any amendment or modification of, or waiver under, the Commitment Letter or the Financing Agreements. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to the immediately preceding sentence. Parent shall not, without the prior written consent of the Company, amend, supplement, restate, otherwise modify, replace or terminate, or agree to any waiver under, the Commitment Letter or any Financing Agreement; provided that, notwithstanding anything to the contrary set forth herein, (x) Parent and its Subsidiaries shall have the right from time to time to amend, supplement, restate or otherwise modify, or agree to any waiver under, the Commitment Letter or any Financing Agreement, or to replace and substitute any debt financing in lieu of all or any portion of the Financing, whether with the same or alternative Financing Parties (any such replacement or substitute financing, the “Permanent Financing”), in connection therewith terminate the Commitment Letter or any Financing Agreement, but only so long as such amendment, supplement, restatement, other modification or waiver, or such replacement, substitution or termination, in each case, would not (A) reasonably be expected to prevent, impede, or delay the consummation of the Transactions or delay or impair the availability of the Financing and/or the Permanent Financing in an aggregate amount that (together with any other immediately available financial resources of Parent and its Subsidiaries) is sufficient to pay the Transaction Uses), (B) contain additional or modified (in a manner adverse to Parent) conditions precedent to the funding of the Financing or the Permanent Financing relative to those set forth in the Commitment Letter as in effect as of the Put Option Date, or (C) reasonably be expected to materially and adversely impact the ability of Parent to enforce or cause the enforcement of its rights under the Commitment Letter or the Financing Agreements; provided further that notwithstanding the foregoing, Parent may in any event (i) implement any of the “market flex” provisions exercised by the Financing Parties in accordance with the Commitment Letter as of the Put Option Date and (ii) amend and restate the Commitment Letter or otherwise execute joinder agreements to the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities. As used in this Section 6.12, the terms “Commitment Letter” and “Financing Agreements” shall mean, respectively, the Commitment Letter and Financing Agreements as amended, supplemented, restated, otherwise modified or waived, or as replaced or substituted, in compliance with this Section 6.12(b), including in respect of any Alternative Financing.

(c)Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article VIII, Parent agrees to use commercially reasonable efforts to take, or cause to be taken, and to cause its representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement, marketing and consummation of the Permanent Financing. In the event any portion of the Financing expires or is terminated or becomes unavailable prior to the Closing, in whole or in part, on the terms and conditions (including any “flex” provisions) contemplated in the Commitment Letter or the Financing Agreements, for any reason (and provided that a Permanent Financing has not been consummated in an aggregate amount that (together with any other immediately available financial resources of Parent and its Subsidiaries) is sufficient to pay the Transaction Uses), (A) Parent shall promptly notify the Company in writing and (B) Parent shall use commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, a new financing commitment from the same or alternative sources for alternative financing (the “Alternative Financing”) in an amount that (together with any other immediately available financial resources of Parent and its Subsidiaries) is sufficient to pay the Transaction Uses, on terms and conditions reasonably acceptable to each of Parent and Company, provided that such terms and conditions shall be deemed acceptable to the Company if such Alternative Financing would not (i) involve terms and conditions that are materially less favorable, in the aggregate, to Parent, (ii) expand the conditions to funding the Financing that are contained in the Commitment Letter in a manner that would reasonably be expected to prevent, impede or delay the consummation of the Transactions and (iii) otherwise reasonably be expected to prevent, impede or delay the consummation of the Transactions contemplated by this Agreement.
(d)Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Parent or any of its Affiliates be deemed or construed to require, Parent or any such Affiliate to seek or accept the Financing and/or any Permanent Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Commitment Letter (including any “market flex” provisions contained therein) as determined in the reasonable judgment of Parent. Notwithstanding the foregoing, each of Parent and Purchaser acknowledges that this Agreement and the Transactions contemplated hereby are not contingent on Parent’s or Purchaser’s ability to obtain financing (or any Alternative Financing) or any specific term with respect to such financing.
(e)On and prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective directors, officers, employees, agents and advisors to, use commercially reasonable efforts to cooperate with Parent as reasonably necessary in connection with the arrangement of the Financing, any Alternative Financing or any Permanent Financing as may be reasonably requested by Parent, upon reasonable advance notice, including using commercially reasonable efforts to, upon such request of Parent:
(i)make appropriate officers, accountants or members of the management team (with appropriate seniority and expertise) available for participation at reasonable times and locations mutually agreed in a reasonable number of meetings, lender and investor presentations, conference calls, road show presentations, due diligence sessions, meetings with prospective lenders and investors, and ratings agencies, in each case, to the extent usual and customary for financings of a type similar to the Financing, Alternative Financing or Permanent Financing, as applicable, and reasonably required in connection with the Financing, Alternative Financing or Permanent Financing, as applicable, provided that no such meetings, lender and investor presentations, conference calls, road show presentations, due diligence sessions, meetings or other activities shall be required to be physically in person;
(ii)(A) provide reasonable assistance in the preparation of any reasonable and customary bank information memoranda (including using commercially reasonable efforts to obtain customary authorization letters (solely with respect to the information specific to the Company or any of its Subsidiaries) to be reasonably included in any such bank information memoranda from a senior officer of the Company) or private placement memoranda, rating agency presentations, marketing and/or syndication materials, in each case with respect to the Company and its Subsidiaries and to the extent customary and reasonable, and use commercially reasonable efforts to obtain the consent of and assistance from any of the Company’s auditors or other advisors (including consents of accountants for use of their reports in any materials relating to the Financing), (B) deliver to Parent the Required Information, (C) provide reasonable assistance preparing a customary prospectus, offering memorandum, private placement memorandum or other document to be used in connection with an offering (an “Offering Document”) suitable for use in a customary (electronic) road show relating to debt securities and in customary form for, as applicable, prospectuses used in registered offerings of public debt securities or for offering memoranda used in Rule 144A offerings of debt securities, (D) provide reasonable assistance with the due diligence investigation by the Financing Parties, (E) provide reasonable assistance to Parent in the preparation by Parent of customary pro forma financial statements and projections necessary in connection with the Financing, Alternative Financing and/or the Permanent Financing (it being understood that Parent shall be solely responsible for the preparation of any pro forma financial statements and projections), (F) use commercially reasonable efforts to cause its accountants to cooperate in the provision of any customary “comfort” (including “negative assurance comfort”) in respect of financial information of the Company or any of its Subsidiaries included in any Offering Document, and (G) provide to external counsel of Parent and the Financing Parties, as applicable, customary back-up certificates and factual information to support any legal opinion and/or negative assurance letter that such counsel may be required to deliver in connection with the Financing, Alternative Financing and/or Permanent Financing;
(iii)execute and deliver as of the Closing any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates or documents as required by the Financing Agreements and as may be reasonably requested by Parent, and otherwise reasonably assist in facilitating the pledging of collateral and the granting of security interests in respect of the Financing to the extent required by the Financing Agreements (it being understood that such documents will not take effect until the Closing) (including using commercially reasonable efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers to the extent required by the Financing Agreements);
(iv)assist in the preparation and negotiation and execution and delivery as of the Closing of any definitive financing documents (including any schedules and exhibits thereto) and agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Financing, Alternative Financing and/or any Permanent Financing as may be reasonably requested by Parent (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing, Alternative Financing and/or any Permanent Financing), in each case subject to the occurrence of the Closing;
(v)cause the taking of corporate and other actions by the Company and its Subsidiaries reasonably necessary to permit the satisfaction of the conditions to the funding of the Financing, Alternative Financing and/or any Permanent Financing on the Closing Date, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries, and permit the proceeds thereof to be available to Purchaser; provided, that no such action of the Company Board or any Subsidiary Board shall be required to be effective prior to the Closing;
(vi)(A) deliver any notice of prepayment or redemption or similar notice or document in respect of repayment, redemption or defeasance of Indebtedness (or termination of commitments) in accordance with the agreements governing such Indebtedness, and (B) obtain customary payoff documentation and such other customary documents reasonably requested by Parent or the Financing Parties relating to the repayment of Payoff Indebtedness and the release of any related Liens (such documentation in this clause (B), collectively, the “Payoff Letters”), provided the Company or its Subsidiaries shall not be required to deliver any notice of prepayment or redemption or similar notice or document in respect of repayment, redemption or defeasance of Indebtedness (or termination of commitments) that is not conditioned on the consummation of the Transactions or that if the Transactions are not consummated results in liability to the Company; and
(vii)provide at least four (4) Business Days prior to the Closing Date (provided that Parent has made such request at least nine (9) days prior to the Closing Date) all material documentation and other information about the Company as is reasonably requested by the Parent to satisfy applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(f)Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company, any of its Subsidiaries or any of its or their respective directors, officers, employees, agents and advisors to (i) cooperate to the extent such cooperation would interfere unreasonably (in the reasonable judgment of the Company) with the business or operations of the Company or any Subsidiary, (ii) encumber any of the assets of the Company or any Subsidiary or otherwise be an issuer, guarantor or other obligor with respect to the Financing, Alternative Financing or any Permanent Financing prior to the Closing Date, (iii) pay, or commit to pay, any commitment or other fee or make any other payment, in each case, in connection with the Financing, Alternative Financing or any Permanent Financing prior to the Closing Date (unless subject to reimbursement by Parent), (iv) take, or commit to take, any action that would reasonably be expected to conflict with, violate or result in a breach of or default any organizational document of the Company or any Subsidiary, any material Contract or any Law, (v) take, or commit to take, any action to authorize or approve, or execute or deliver any agreement, certificate or other document related to the Financing, Alternative Financing or any Permanent Financing (other than any authorization letter contemplated by Section 6.12(e)(ii)(A)) unless (A) such Person will continue to serve as a director or manager or officer, as the case may be, after the Closing Date and (B) the effectiveness of such authorization or approval or agreement, certificate or other document is expressly made contingent upon the occurrence of the Closing Date, (vi) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Financing, Alternative Financing or any Permanent Financing prior to the Closing Date, unless expressly made contingent upon the occurrence of the Closing or subject to reimbursement by Parent, (vii) take any action prior to the Closing that could (in the good faith judgment of the Company) subject any director, officer, employee, agent, manager, consultant, advisor or other representative of the Company or any of its Subsidiaries to personal liability, (viii) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on, the Company, any Subsidiary or any of Affiliate of any Subsidiary, or (ix) except for the Required Information, deliver any other financial or other information that is not, at the time requested by Parent, able to be generated using commercially reasonable efforts. Any such cooperation shall be provided at Parent’s expense for third-party fees and expenses.
(g)Without limiting any other provision of this Section 6.12, during the period from the Put Option Date to the Closing, Parent and the Company shall, and shall cause their respective Subsidiaries and its and their respective officers, directors, employees and representatives to, cooperate in good faith to implement any mutually acceptable arrangements in connection with Parent’s and the Company’s and their respective Subsidiaries’ existing credit facilities, indentures or other documents governing or relating to indebtedness in connection with the transactions contemplated by this Agreement, including, without limitation, the repayment or termination of indebtedness, in each case, so long as the effectiveness of such arrangements is conditioned upon the consummation of the Closing.

(h)From the Put Option Date, all non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent or its representatives pursuant to this Section 6.12 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the preceding sentence or any other provision set forth herein or in any other agreement between Parent and the Company (or their respective Affiliates), the Sellers and the Company agree that (i) Parent and its Subsidiaries may disclose information with respect to the Company and its Subsidiaries with the Financing Entities, and Parent, its Subsidiaries and such Financing Entities may disclose such information with potential financing sources in connection with any marketing efforts for the Financing, Alternative Financing and/or any Permanent Financing or in any Offering Documents referred to in Section 6.12(e)(ii); provided, that the recipients of such information and any other information contemplated to be provided by Parent or any of its Subsidiaries pursuant to this Section 6.12, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda, (ii) Parent and its Subsidiaries may disclose such information to the extent reasonably required (in the good faith judgment of Parent) to be included in any document or Offering Document referred to in Section 6.12(e)(ii) and (iii) Parent, its Subsidiaries and the Financing Entities may disclose such information to rating agencies, so long as such disclosure is made pursuant to customary arrangements with rating agencies. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, Alternative Financing and/or any Permanent Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of any of them.
Section 6.13Company Financial Information. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent (a) the audited historical consolidated financial statements for the Company for the three fiscal years ended at least 90 days prior to the Closing Date, in a form that complies with the requirements of Schedule 14A as it would apply to the Proxy Statement, Form S-3 as it would apply to the Registration Statement, Item 9.01 of Form 8-K and Rule 3-05 and Article 11 of Regulation S-X of the SEC for a business acquisition of a foreign private issuer (as such term is defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) not subject to the reporting requirements of the Exchange Act, including information regarding the Company and its Subsidiaries required for Parent to prepare the pro forma financial information of Parent required thereby, (b) concurrently with the information provided in connection with clause (a), an unqualified report from the Company’s independent accounting firm stating that such historical consolidated financial statements for the Company for such three fiscal years present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Company and its Subsidiaries for the periods covered by the such financial statements, in conformity with IFRS, and shall include a statement that the audit was conducted “in accordance with United States generally accepted auditing standards”, and (c) the unaudited historical consolidated financial statements (including the related notes and schedules) for the Company for each fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days prior to the Closing Date, subject to a SAS 100 limited review by the Company’s independent accounting firm to the extent necessary for such auditors to provide customary “comfort” solely in respect of financial information of the Company or any of its Subsidiaries included in any Offering Document as described in Section 6.12(e) and in a form that complies with, if applicable, the requirements of Schedule 14A as it would apply to the Proxy Statement, Form S-3 as it would apply to the Registration Statement, Item 9.01 of Form 8-K and Rule 3-05 and Article 11 of Regulation S-X of the SEC for a business acquisition of a foreign private issuer (as such term is defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) not subject to the reporting requirements of the Exchange Act, including information regarding the Company and its Subsidiaries required for Parent to prepare the pro forma financial information of Parent required thereby (collectively, the “Company Financial Information”). For the avoidance of doubt, any reasonable out-of-pocket costs or expenses incurred in connection with complying with this Section 6.13 outside the ordinary course of business shall not be deemed Company Transaction Expenses.

Section 6.14Affiliate Arrangements. Prior to the Closing and except as set forth on Section 6.14 of the Company Disclosure Schedule, the Sellers shall terminate or shall cause all transactions, arrangements or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (excluding Subsidiaries) as a counter-party on the other hand (“Affiliate Arrangements”) to be terminated in full without any consideration or further liability to the Company or its Subsidiaries, and the Company shall deliver to Parent evidence of such termination in form and substance reasonably acceptable to Parent.
Section 6.15Tax Matters.
(a)All transfer, documentary, sales, use, stamp, registration and other such similar Taxes imposed with respect to the Transactions (“Transfer Taxes”) shall be paid by Parent or Purchaser and expressly shall not be a liability of the Company or any of its Subsidiaries or the Sellers. Parent agrees to file in a timely manner all necessary documents (including, all Tax Returns) with respect to all Transfer Taxes. Parent shall provide any requesting Party with evidence reasonably satisfactory to such requesting Party that such Transfer Taxes have been paid. The Parent further agrees, upon reasonable request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax in connection with the Transactions.
(b)The Company, Parent and the Seller Representatives agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by any Party, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).
(c)Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that relate to taxable periods ending on or before the Closing Date (and the taxable period which includes the Closing Date) but that are required to be filed after the Closing Date. Any such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices (including with respect to items allocable to the portion of the Straddle Period ending on and including the Closing Date) of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law (as determined in good faith consultation with the Seller Representatives).
(d)Without the prior written consent of the Seller Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), in each case to the extent such action would reasonably be expected to increase Taxes for which the Sellers are liable pursuant to this Agreement or otherwise, including as a reduction to the Purchase Price, each of Parent and Purchaser shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to (i) make any Tax election with respect to the Company or its Subsidiaries which Tax election would be effective for any taxable period or portion thereof ending on or prior to the Closing Date, (ii) take any action or cause the Company or any of its Subsidiaries to take any action on the Closing Date after the Closing outside of the ordinary course of business, (iii) amend any Tax Return of the Company or any of its Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date, (iv) voluntarily approach any Taxing Authority on or after the Closing Date with respect to any Tax position taken by the Company or its Subsidiaries on a Tax Return solely with respect to a taxable period ending on or before the Closing Date or (v) change any annual Tax accounting period or adopt or change any material Tax accounting method with respect to the Company or its Subsidiaries, in each case, with respect to any taxable period or portion thereof ending on or prior to the Closing Date.

(e)Nothing in this Agreement shall be construed as providing any representation or warranty regarding the U.S. federal income tax treatment of the transfer of the Contributed Shares by Parent to Purchaser as described in the sixth recital of this Agreement. Notwithstanding anything in this Agreement to the contrary, for all U.S. federal income tax purposes the transaction with respect to the Earnout Shares as contemplated by this Agreement shall be treated as (i) Parent having the obligation to pay over the Earnout Shares on behalf of the Purchaser as consideration for the Exchanged Shares due by Purchaser to the Sellers, (ii) the Earnout Shares are issued by Parent and remitted by it on behalf of Purchaser in exchange for the Exchanged Shares as part of a sale or exchange, and (iii) the receipt of the Earnout Shares by the Sellers shall be treated as an increase to the Purchase Price, in each case, to the maximum extent permitted by applicable Law.
(f)Purchaser, Sellers and the Company, as applicable, shall reasonably cooperate in good faith to address the matters set forth in Section 6.15(f) of the Company Disclosure Schedule.
Section 6.16Preparation of the Proxy Statement and, if required, the Registration Statement; Parent Stockholders’ Meeting.
(a)The Company shall use commercially reasonable efforts to promptly furnish to Parent such data and information relating to it, its respective Subsidiaries, its officers and directors, and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Proxy Statement and, if required pursuant to Section 6.16(c), the Registration Statement, and, in each case, any amendments or supplements thereto (including any financial statements required by and prepared and reviewed and audited (if applicable) in accordance with applicable Law and any other financial reports or analysis, including a management’s discussion and analysis, report of auditors, consents, and any other item required by applicable Law), and shall otherwise reasonably assist and cooperate with Parent in connection with the preparation of the Proxy Statement and, if required pursuant to Section 6.16(c), the Registration Statement, provided that no party shall use any such information provided by the Company for any other purpose (other than the inclusion of such information in any filing with the SEC by Parent in connection with the Transactions) without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of applicable Law.
(b)Subject to the Company’s compliance with Section 6.16(a), Parent shall prepare and file with the SEC, a mutually acceptable Proxy Statement to be sent to the Parent stockholders relating to the meeting of the Parent’s stockholders held for the purpose of obtaining the Parent Stockholder Approval (as it may be adjourned or postponed as provided below, the “Parent Stockholders’ Meeting”) (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), as soon as reasonably practicable following receipt of the Company Financial Information. As soon as reasonably practicable following receipt of the Company Financial Information, Parent shall, in accordance with applicable Law and the Parent Organizational Documents, set a record date for (including conducting a “broker search” in accordance with Rule 14a-13 of the Exchange Act) to enable such record date to be so set. The record date for and meeting date of the Parent Stockholders’ Meeting shall be selected by Parent after reasonable cooperation with the Company. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the commencement of mailing of the definitive Proxy Statement to the stockholders of Parent as promptly as possible, and in no event more than five (5) Business Days after the later of (i) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) the date on which Parent learns the SEC staff has no further comments on the Proxy Statement. Parent will advise the Company promptly after it receives any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information, and, without limitation of and in accordance with this Section 6.16, Parent shall prepare promptly any response to such comments or requests. Parent shall promptly file such response and any amendments to the

Proxy Statement with the SEC. Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to Parent’s stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by the Company in good faith.
(c)If, prior to the Closing Date, the Parties determine that the shares of Parent Common Stock to be issued to the Sellers at Closing, other than Sellers who are “U.S. holders” as such term is defined in Securities Act Rule 800(h), pursuant to the Transactions will be deemed “restricted securities” as such term is defined in Securities Act Rule 144(a)(3), then Parent shall prepare and file with the SEC, subject to applicable Law and the Exchange Act, as soon as reasonably practicable following, but in any event subject to Parent’s reasonable ability to comply with the Regulation S-X financial statements, Parent’s blackout periods, and other applicable Law requirements applicable to such registration statement, and further subject to Parent’s receipt of all information from the holders of the Parent Common Stock to be registered of all information that is required by law to be included in such registration statement, the Closing Date a mutually acceptable shelf registration statement (together with any supplements or amendments thereto, the “Registration Statement”) that covers the Parent Common Stock to be issued to all Sellers at Closing, and, other than such Sellers with registration rights pursuant to the Investor Rights Agreement, on Form S-3 and under Rule 415 under the Securities Act (which shall be an automatic shelf registration statement if Parent is then eligible to file an automatic shelf registration statement) or, if Parent is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, subject to such holder timely providing the requisite financial information. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Registration Statement, including any amendments or supplements thereto, prior to filing such documents with the SEC, and shall consider any comments proposed by the Company in good faith. Until the earliest of the date that all securities covered by such Registration Statement (i) have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, or (ii) may be sold or transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act, Parent shall use commercially reasonable efforts to keep current and effective such Registration Statement and file such supplements or amendments to such Registration Statement as may be necessary or appropriate to keep such Registration Statement continuously effective and usable for the resale of all Parent Common Stock covered by the Registration Statement. Such Registration Statement when declared effective will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(d)Parent, the Sellers and the Company will ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first filed and at the time of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent.

(e)Parent shall take all action necessary in accordance with applicable Laws and the organizational documents of Parent to duly give notice of, convene and hold the Parent Stockholders’ Meeting as soon as reasonably practicable after the Put Option Date (but in no event later than forty-five (45) days following the mailing date of the definitive Proxy Statement in accordance with Section 6.15(b)), and Parent shall submit to its stockholders the Parent Share Issuance for approval at the Parent Stockholders’ Meeting and shall not submit any other proposal to Parent’s stockholders in connection with the Parent Stockholders’ Meeting (other than a customary proposal regarding adjournment of the Parent Stockholders’ Meeting) without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall use commercially reasonable efforts to (A) solicit from the Parent stockholders proxies in favor of the approval of the Parent Share Issuance and (B) use commercially reasonable efforts to obtain the Parent Stockholder Approval, including, unless the Parent Board has validly made a Parent Adverse Recommendation Change in accordance with Section 6.19, communicating to Parent’s stockholders the Parent Board Recommendation and including the Parent Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders’ Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law is provided to Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders’ Meeting and (ii) may adjourn or postpone the Parent Stockholders’ Meeting if, (A) as of the time for which the Parent Stockholders’ Meeting is scheduled, Parent reasonably determines in good faith that there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval or (B) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Parent Stockholders’ Meeting shall not be adjourned or postponed pursuant to (i)(B) or (ii)(A) above, to a date on or after fifteen (15) Business Days prior to the End Date (as defined below). If requested by the Company solely in order to allow additional time for the solicitation of votes in order to obtain the Parent Stockholder Approval or because there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, the Parent shall postpone or adjourn the meeting for up to twenty (20) Business Days. Parent shall otherwise keep the Company reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto.
Section 6.17Company Organizational Document Amendment. The Company shall call an extraordinary shareholders’ meeting to be held prior to the Closing to approve the amendment to the article of association of the Company set forth in Section 6.17 of the Company Disclosure Schedule. The GBL Sellers, the OD Sellers and Frédéric Jousset undertake to vote their Shares at such extraordinary shareholders’ meeting in favor of the adoption of such amendment.
Section 6.18Post-Closing Directors & Officers. The Sellers, Seller Representatives, directors, officers, and any other authorized Person, as applicable, shall use commercially reasonable efforts to deliver resignation letters from those directors and officers of the Company and the Material Subsidiaries designated by Parent in writing at least ten (10) Business Days prior to the Closing, such resignation to be effective upon the Closing.
Section 6.19No Solicitation; Alternative Transactions.
(a)Except as expressly permitted by this Section 6.19, Parent and Purchaser shall not, and Parent and Purchaser shall cause their Subsidiaries not to, and shall instruct and cause their respective Representatives not to, directly or indirectly, (i) solicit, propose, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Alternative Transaction, or any inquiry proposal or offer that is reasonably likely to lead to any Alternative Transaction, (ii) enter into continue or otherwise engage or participate in any discussions or negotiations regarding, or furnish to any

Person (other than the Company, the Sellers or their respective Representatives) any non-public information or data related to an Alternative Transaction or any inquiry, proposal or offer that is reasonably likely to lead to any Alternative Transaction, (iii) unless this Agreement is terminated, enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Alternative Transaction (other than a confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement are to Parent (provided, that no such confidentiality agreement shall be required to include “standstill” provisions) (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”) in accordance with this Section 6.19(a)), (iv) grant any waiver amendment or release under any standstill or confidentiality agreement or any Takeover Statute (other than to the extent the Parent Board determines in good faith after consultation with outside counsel) that failure to take any of such actions under clause (iv) would reasonably be expected (after consultation with outside legal counsel) to be inconsistent with its fiduciary duties under applicable Law) or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Parent and Purchaser shall, and shall cause each of their respective Subsidiaries and Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than the Company, the Sellers or any of their Representatives) conducted heretofore with respect to any Alternative Transaction, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 6.19(a)) to which Parent, Purchaser or any of their Subsidiaries is a beneficiary with regard to any Alternative Transaction, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Alternative Transaction and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Alternative Transaction. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1) Parent receives a bona fide written proposal for an Alternative Transaction that was not the result of a violation of this Section 6.19(a) and (2) the Parent Board determines in good faith (after consultation with outside legal counsel and any other outside advisors Parent and Purchaser determine is reasonably necessary) that such Alternative Transaction constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside legal counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then Parent may (and may authorize its Subsidiaries and its Representatives to) (x) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Alternative Transaction (and its Representatives) pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions and negotiations with the Person making such Alternative Transaction (and such Person’s Representatives) regarding such Alternative Transaction.
(b)Except as provided in Section 6.19(c), the Parent Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to the Company or the Sellers or publicly propose to withdraw, modify or qualify in any manner adverse to the Company or the Sellers) the Parent Board Recommendation or the determination of the advisability to its stockholders of the Transactions, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Alternative Transaction, (iii) fail to include the Parent Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Alternative Transaction within ten (10) Business Days after it is announced or (v) fail, within five (5) Business Days of a request by the Sellers Representatives following the public announcement of an Alternative Transaction (other than an Alternative Transaction that would be subject to clause (iv)), to reaffirm the Parent Board Recommendation, as applicable (each such action set forth in this Section 6.19(b) being referred to herein as an “Parent Adverse Recommendation Change”).
(c)Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval and following compliance with this Section

6.19(c), the Parent Board may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make a Parent Adverse Recommendation Change in connection with a Superior Proposal or a Parent Intervening Event; provided, that prior to effecting a Parent Adverse Recommendation Change, (i) Parent shall notify the Seller Representatives in writing, at least five (5) Business Days prior to effecting such Parent Adverse Recommendation Change (the “Notice Period”), of its intention to effect such Parent Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Parent Adverse Recommendation Change and, if such Parent Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall, subject to any confidentiality obligations imposed by a confidentiality agreement entered into with a third-party without the Parent knowing at the time of execution of such confidentiality agreement that the third-party intended to discuss an Alternative Transaction, include the material terms and conditions of such Superior Proposal and include copies of the current drafts of all agreements with the counterparty and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such party of such notice shall not in and of itself constitute a Parent Adverse Recommendation Change)), (ii) during the Notice Period, Parent shall negotiate with the Seller Representatives in good faith (to the extent the Seller Representatives wish to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make a Parent Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Parent Board under applicable Law, and (iii) the Parent Board shall determine, after the close of business on the last day of the Notice Period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the Seller Representatives in writing during the Notice Period) that failure to make a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Parent shall, in each case, have delivered to the Seller Representatives an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for four (4) Business Days instead of five (5) Business Days).
(d)Parent shall promptly (and in any event, within forty-eight (48) hours) notify the Seller Representatives after it or any of its Subsidiaries or any of their respective Representatives has received any Alternative Transaction or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Alternative Transaction. Such notice to the Seller Representatives shall indicate the identity of the Person making and include the material terms and conditions of such Alternative Transaction, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, Parent shall keep the Seller Representatives reasonably informed orally and in writing on a current basis (and in any event, no later than one (1) Business Day) of any material developments, discussions or negotiations regarding any Alternative Transaction including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of the Seller Representatives shall apprise the Seller Representatives of the status and details of such Alternative Transaction.
(e)Nothing contained in this Section 6.19 shall prohibit Parent or the Parent Board from (i) complying with Rule 14d-9 and Rule 14e-2 of the Exchange Act or issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Adverse Recommendation (for the avoidance of doubt, it being agreed that the issuance by Parent, the Parent Board or any committee thereof of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not constitute a Parent Adverse Recommendation), or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Parent Board

(after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.
Section 6.20Personal Property Leases. As soon as reasonably practicable following the Put Option Date, the Company shall use commercially reasonable efforts to provide to Parent a list, effective as of the Put Option Date, of each Personal Property Lease that was not included on Section 3.18(a)(iv) of the Company Disclosure Schedule.
ARTICLE VII.

CONDITIONS TO THE TRANSACTIONS
Section 7.1Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to effect the Transactions shall be subject to the fulfillment (or waiver by the Seller Representatives and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Closing Date of the following conditions:
(a)The Parent Stockholder Approval shall have been obtained.
(b)All waiting periods (and any extensions thereof), including any in effect pursuant to 16 C.F.R. 803.7, applicable to the Transactions under the HSR Act (including with respect to any filings required by any Sellers, including the GB Sellers and OD Sellers, with respect to their acquisition of Parent Common Stock), and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated, and all filings, consents, clearances, authorizations and approvals pursuant to the Regulatory Laws set forth on Section 7.1(b) of the Company Disclosure Schedule shall have been obtained or filed or shall have occurred.
(c)No Order by any court, other tribunal of competent jurisdiction or other Governmental Entity shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case, that prevents, enjoins, prohibits or makes illegal the consummation of the Transactions (in each case, exclusive of all Regulatory Laws and enforcement actions related thereto).
(d)The shares of Parent Common Stock to be issued in the Transactions shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
Section 7.2Conditions to Obligation of the Sellers to Effect the Transactions. The obligation of the Sellers to effect the Transactions is further subject to the fulfillment (or waiver by the Seller Representatives, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:
(a)The representations and warranties of Parent and Purchaser (i) contained in Section 5.1(a) (Organizational Matters) and Section 5.2(a) (Corporate Authority Relative to this Agreement) shall be true and correct in all material respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); and (ii) otherwise set forth in Article V, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the portions of any of the representations and warranties set forth in Article V requiring the listing of matters and which are qualified by materiality or similar qualifications), shall be true and correct on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.
(b)Parent and Purchaser shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by them prior to the Closing Date.
(c)Since the Put Option Date, there shall not have been any Parent Material Adverse Effect or any event, change or effect that would, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(d)(i) Parent shall have delivered to the Seller Representatives a certificate, dated the Closing Date and signed by a duly authorized executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.2(a) through Section 7.2(c) for each of Parent and Purchaser have been satisfied and (ii) Purchaser shall have delivered to the Seller Representatives a certificate, dated the Closing Date and signed by a duly authorized executive officer of Purchaser, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) for Purchaser have been satisfied.
Section 7.3Conditions to Obligation of Parent and Purchaser to Effect the Transactions. The obligation of Parent and Purchaser to effect the Transactions is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:
(a)(i) The representations and warranties of the Company (A) contained in Sections 3.1(a) (Organizational Matters), 3.4(a) (Corporate Authority Relative to this Agreement), and 3.20 (Finders or Brokers) shall be true and correct in all material respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); (B) contained in Sections 3.2(a) (Capital Stock) and Section 3.11(c) (Absence of Certain Changes) shall be true and correct in all respects, except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a de minimis adverse effect, on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date; and (C) otherwise set forth in Article III, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the portions of any of the representations and warranties set forth in Article III requiring the listing of matters and which are qualified by materiality or similar qualifications), shall be true and correct on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect and (ii) the representations and warranties of the Sellers (A) contained in Sections 4.1 (Organization and Standing), 4.5 (Authority, Execution and Delivery), and Section 4.7 (Finders or Brokers) shall be true and correct in all material respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); (B) contained in Section 4.6 (Shares) shall be true and correct in all respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date; and (C) otherwise set forth in Article IV, without giving effect to any qualifications as to materiality or Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the applicable portions of the representations and warranties set forth in Article IV requiring the listing of matters and which are qualified by materiality or similar qualifications), shall be true and correct on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect on such Seller.
(b)The Sellers and the Company shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.
(c)Since the Put Option Date, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d)The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 7.3(a) through Section 7.3(c) for the Company have been satisfied.
(e)The Sellers shall deliver, substantially concurrently with the Closing, to Purchaser, the updated Company’s shareholders register reflecting the transfer and sale on the Closing Date of the Transferred Shares (except for the Locked Equity Incentive Shares) to the Purchaser in accordance with article 430-3 of the Luxembourg law on commercial companies dated 10 August 1915, as amended.
(f)The Transferred Shares shall represent, together with the Treasury Shares and the Locked Equity Incentive Shares, at least 99.5% of the share capital, financial, and voting rights of the Company on a fully diluted basis.
(g)The Company shall have held an extraordinary shareholders’ meeting to approve the amendment to the article of association of the Company as set forth in Section 6.17 of the Company Disclosure Schedule and such amendment was approved.
ARTICLE VIII.

TERMINATION
Section 8.1Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the Parent Stockholder Approval:
(a)by the mutual written consent of the Seller Representatives and Parent;
(b)by either the Seller Representatives or Parent, if the Transactions shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on the twelve (12) month anniversary of the Put Option Date (the “End Date”); provided, (i) that if as of the End Date any of the conditions set forth in Section 7.1(b) or Section 7.1(c) (solely to the extent such condition has not been satisfied due to an Order or Law arising under or in connection with any Regulatory Law) shall not have been satisfied or waived, the End Date shall automatically be extended to the fifteen (15) month anniversary of the Put Option Date and (ii) that if as of the End Date (as extended pursuant to clause (b)(i)) the condition set forth in Section 7.1(b) (solely to the extent such condition has not been satisfied with respect to any Additional FDI Regime (as defined in Section 7.1(b) of the Company Disclosure Schedule)) shall not have been satisfied or waived, the End Date shall automatically be extended to the eighteen (18) month anniversary of the Put Option Date and (iii) that if as of the End Date (as extended pursuant to clauses (b)(i) and (b)(ii)) the condition set forth in Section 7.1(b) (solely to the extent such condition has not been satisfied with respect to any Additional FDI Regime (as defined in Section 7.1(b) of the Company Disclosure Schedule)) shall not have been satisfied or waived, the End Date shall automatically be extended to the twenty-one (21) month anniversary of the Put Option Date; provided, further that the End

Date may be extended as provided in Section 1.2; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure of the Transactions to be consummated by the End Date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;
(c)by either the Seller Representatives or Parent, if an Order or Law of a Governmental Entity of competent jurisdiction shall have been issued, entered, enacted or promulgated that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions and such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if such Order or Law resulted from the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;
(d)by either the Seller Representatives or Parent, if the Parent Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Parent Stockholder Approval was taken shall have concluded and the Parent Stockholder Approval shall not have been obtained;
(e)by the Seller Representatives, if Parent or Purchaser shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from the Seller Representatives to Parent of such breach, inaccuracy or failure; provided, however, that the Seller Representatives shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if there has been any material breach by the Company or the Sellers of their respective material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects if such breach is curable;
(f)by Parent, if the Company or the Sellers shall have breached or there is any inaccuracy in any of their respective representations or warranties, or shall have breached or failed to perform any of their respective covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.3(a), 7.3(b) or 7.3(c), and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from Parent to the Seller Representatives of such breach, inaccuracy or failure; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if there has been any material breach by Parent or the Purchaser of their respective material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects if such breach is curable; and
(g)by either the Seller Representatives or Parent, in the event of a Parent Adverse Recommendation Change.
(h)By the Seller Representatives, in the event that Parent willfully and materially breaches Section 6.19.
(i)by Parent, at any time prior to receiving the Parent Stockholder Approval in order to accept a Superior Proposal.
Section 8.2Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except that the Confidentiality Agreement, Section 6.8, Section 8.2, Section 8.3 and Article X shall survive any termination), and there shall be no other Liability on the part of the Company, its Subsidiaries and the Sellers, on the one hand, or Parent or Purchaser, on the other hand, to the other except as provided in Section 8.3; provided, that nothing herein shall relieve any Party from Liability for a Willful Breach of its covenants or agreements set forth in this Agreement or Fraud made with respect to any representation or warranty in this Agreement prior to such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.
Section 8.3Termination Fee and Expense Reimbursement.
(a)If this Agreement is terminated by (i) Seller Representatives or Parent pursuant to Section 8.1(d) (Parent Stockholder No Vote), (ii) Seller Representative or Parent pursuant to Section 8.1(b) (Outside Date) and at the time of such termination the Seller Representatives could have terminated this Agreement pursuant to Section 8.1(h) (Parent Breach of No Solicitation), or (iii) Seller Representatives pursuant to Section 8.1(h) (Parent Breach of No Solicitation), then Parent shall reimburse the Company, in respect of reasonable, out-of-pocket third party expenses actually incurred by the Company and its Affiliates directly related to this Agreement and the transactions contemplated hereby, an amount in cash up to $31,000,000 (the “Parent Expense Reimbursement”) in immediately available funds within two (2) Business Days following such termination. If this Agreement is terminated by Seller Representatives or Parent pursuant to Section 8.1(g) (Parent Adverse Recommendation Change), then Parent shall pay to the Company $110,000,000 (the “Parent Termination Fee”) in immediately available funds within two (2) Business Days of such termination. If this Agreement is terminated pursuant to Section 8.1(i) (Superior Proposal), then Parent must pay to the Company the Parent Termination Fee in immediately available funds prior to or substantially concurrently with such termination. The Parent Expense Reimbursement and the Parent Termination Fee, as applicable, shall constitute the sole and exclusive remedy of the Company and the Sellers against Parent, Purchaser and their respective Affiliates (and, in the case of the Parent Termination Fee, the Financing Entities) for any loss suffered as a result of the failure of the Transactions to be consummated or any loss suffered as a result of any breach of any covenant or obligation in this Agreement, and upon payment of such amounts, none of Parent nor Purchaser (nor, in the case of the Parent Termination Fee, the Financing Entities) nor any of their respective current, former or future stockholders or representatives shall have any further liability or obligation relating to or arising out of this Agreement; provided that, nothing herein shall relieve Parent or Purchaser from Liability for a Willful Breach of its covenants or agreements set forth in this Agreement or for Fraud made with respect to any representation or warranty in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.
(b)In the event that: (A) an Alternative Transaction is made directly to Parent’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Parent or the Parent Board following the Put Option Date and prior to termination of this Agreement, (B) this Agreement is terminated pursuant to Section 8.1(d) (Parent Stockholder No Vote), Section 8.1(h) (Parent Breach of No Solicitation) or Section 8.1(b) (Outside Date) and at the time of such termination the Seller Representatives could have terminated this Agreement pursuant to Section 8.1(h) (Parent Breach of No Solicitation), and (C) within twelve (12) months after the date of such termination, Parent or any of its Subsidiaries enters into an agreement in respect of any Alternative Transaction, or recommends or submits an Alternative Transaction to its stockholders for adoption, or a transaction in respect of an Alternative Transaction is consummated which, in each case, need not be the same Alternative Transaction that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”), then, in any such event, Parent shall pay to the Company (or its designee) the Parent Termination Fee. Notwithstanding anything in this agreement to the contrary, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Payment of the Parent Termination Fee pursuant to this Section 8.3(b) shall be made in immediately available funds within two (2) Business Days following the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Alternative Transaction. Notwithstanding the foregoing, the amount of any Parent Expense Reimbursement payable pursuant to Section 8.3(a) shall reduce, on a dollar-for-

dollar basis, the amount of the Parent Termination Fee payable by Parent in any instance where both amounts may otherwise be owed.
(c)Each of the Parties acknowledges that the Parent Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Company and the Sellers in the circumstances in which such Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
(d)Each of the Parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company and the Sellers would not enter into this Agreement. Accordingly, if the Parent fails to pay in a timely manner the Parent Expense Reimbursement or the Parent Termination Fee, then Parent shall pay to the Sellers interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 3% per annum.
ARTICLE IX.

INDEMNIFICATION
Section 9.1Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Transactions, except for covenants and agreements that contemplate performance after the Closing Date or otherwise expressly by their terms survive the Closing Date.
Section 9.2Indemnification. Subject to the terms of this Article IX, from and after the Closing Date, each of the Sellers and holders of Locked Equity Incentive Shares, severally and not jointly, shall hold harmless and repay each Parent Indemnitee, in accordance with such holder’s Pro Rata Portion against any damages which are suffered or incurred by any of the Parent Indemnitees (regardless of whether or not such damages related to any third party claim) and which arise from, directly or indirectly, or as a result of, any of the following:
(a)any inaccuracy or omission in the Payment Schedule, including any claims by any Seller that the Payment Schedule is not in accordance with the Company’s Organizational Documents or the Exit Agreement; provided that each Seller shall only be liable to such Parent Indemnitee, for the amount actually received by such Seller and/or holder of Locked Equity Incentive Shares pursuant to this Agreement;
(b)any claims by any Seller relating to any “drag-along” obligations in the Company’s Organizational Documents, or any claims by any Seller that such “drag-along” obligation is not enforceable;
(c)any reasonable, out-of-pocket and documented fees and expenses incurred by Parent in connection with the transfer of Hold Out Shares to Parent or Purchaser, as applicable, in accordance with Section 2.6(b); or
(d)any Indemnified Leakage Amount; provided that each Seller shall only be liable to such Parent Indemnitee, for the amount of Indemnified Leakage Amount actually received by such Seller and/or holder of Locked Equity Incentive Shares (net of any Tax benefit or other monetary gain for Parent or any of its Subsidiaries, including the Company and its Subsidiaries); provided further that, to the extent any Indemnified Leakage Amount is received by a third-party and not by a Seller or holder of Locked Equity Incentive Shares, the repayment obligation of such Indemnified Leakage Amount shall be borne by all Sellers and holders of Locked Equity Incentive Shares, severally and not jointly, in accordance with such holder’s Pro

Rata Portion; provided further that, no repayment claims or disputes for damages resulting from any Company Leakage may be brought after nine (9) months from the Closing Date. Notwithstanding the foregoing, any agreement in respect of which indemnity may be sought under this Section 9.2(d) shall survive the time at which it would otherwise terminate pursuant to this this Section 9.2(d) if a Claim Notice for indemnification in respect of such agreement shall have been duly given in accordance with Section 9.4 prior to such time, in which event such agreement shall survive solely with respect to such claim until the final resolution thereof.
Section 9.3Limitations. The sum of all damages payable by the Sellers and the holders of Locked Equity Incentive Shares to the Parent Indemnitees pursuant to Section 9.2 shall not exceed the portion of the aggregate Purchase Price actually received by a Seller or the portion of the Aggregate Exit Option Exercise Price actually received by a holder of Locked Equity Incentive Shares pursuant to this Agreement. Notwithstanding anything in this Agreement, nothing herein shall operate to limit the liability of any Seller nor shall restrict Parent Indemnitees from making a claim for Fraud made with respect to any representation or warranty in this Agreement, and all such rights and remedies for claims for Fraud shall be available to Purchaser Indemnitees.
Section 9.4Claims Procedure.
(a)In order to seek indemnification under this Article IX, Parent or the Parent Indemnitee must provide notice to the Seller Representatives in a writing that (i) describes in reasonable detail the basis of the claim, to the extent then known by Parent or the Parent Indemnitee (including, to the extent then known, the facts underlying each particular claim and an identification of each section of this Agreement pursuant to which indemnification is being sought); (ii) sets forth a description and Parent’s or the Parent Indemnitee’s good faith estimate (based on information then known by Parent or the Parent Indemnitee) of the amount of damages incurred or reasonably expected to be incurred by the Parent Indemnitee and (iii) contains a demand for payment in the amount of such damages (a “Claim Notice”).
(b)Within twenty (20) calendar days after delivery of a Claim Notice, the Seller Representatives shall deliver to Parent a response, in which the Seller Representatives, on behalf of Sellers shall: (i) agree that Parent is entitled to receive all of the Claimed Amount, in which case each Seller shall deliver to Parent an amount in cash equal to its Pro Rata Portion of the Claimed Amount within two (2) Business Days after the later of (x) the delivery of such response by the Seller Representatives or (y) the delivery by Parent to the Seller Representatives of wire instructions for such payment, (ii) agree that the Parent is entitled to receive a portion of the Claimed Amount (the “Agreed Amount”), in which case each Seller shall deliver to Parent an amount in cash equal to the Pro Rata Portion of the Agreed Amount within two (2) Business Days after the later of (x) the delivery of such response by the Seller Representatives or (y) the delivery by Parent or Parent Indemnitee to the Seller Representatives of wire instructions for such payment or (iii) dispute that the Parent is entitled to receive any of the Claimed Amount (such response, a “Response”).
(c)During the 20-day period following the delivery of a Response that reflects a dispute, the Seller Representatives and Parent shall use good faith efforts to resolve the dispute. If the dispute is not resolved within such 20-day period or such longer period of time as may be mutually agreed between the Seller Representatives and Parent, such dispute shall be resolved in accordance with Section 10.3.
(d)The Seller Representatives shall have full power and authority on behalf of the Sellers to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of the Seller, under this Article IX. The Seller Representatives shall have no Liability to any Party, as applicable, for any action taken or omitted on behalf of the Sellers, as applicable, pursuant to this Article IX, nor shall Parent or Purchaser have any Liability for actions of the Seller Representatives.
Section 9.5Tax Treatment. The Parties hereby agree that any payments made to any Party pursuant to Article IX shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the maximum extent permitted by Law.
ARTICLE X.

MISCELLANEOUS
Section 10.1    Expenses. Except as otherwise provided in this Agreement (including in Section 6.6, Section 6.15(a) and Section 8.3), all fees and expenses incurred in connection with this Agreement and the Transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such fees or expenses, whether or not the Transactions are consummated. For the avoidance of doubt, Company Transaction Expenses shall be included in Company Leakage.
Section 10.2    Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.3    Governing Law; Jurisdiction.
(a)This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)Each of the Parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement including the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Chancery Court of the State of Delaware or in the event (but only in the event) such courts do not have subject matter jurisdiction over such Proceeding, any other Delaware state court (the “Chosen Courts”). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any such Proceeding in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 10.6; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.
Section 10.4    Specific Enforcement. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly (a) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 10.3(b)), this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law.
Section 10.5    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE FINANCING OR ANY PERMANENT FINANCING).
Section 10.6    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 10.6 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 10.6; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:
To Parent or Purchaser:
Concentrix Corporation
39899 Balentine Drive, Suite 235
Newark, CA 94560
Attention:     Jane Fogarty
Email:

with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304
Attention:    Allison Leopold Tilley, Esq.
        Drew Simon-Rooke, Esq.
Email:        allison@pillsburylaw.com
        drew.simonrooke@pillsburylaw.com

To the PoA Seller Representative:
Webhelp SAS
Attention:    Sandrine Asseraf
Email:
To the GBL Seller Representative:
Attention:    Priscilla Maters
Email:

To the Non-PoA Seller Representative:
Sapiens S.à r.l.

Attention:     Priscilla Maters and Serge Saussoy, Managers
Email:

with a copy (which shall not constitute notice) to:
Kirkland and Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Sarkis Jebejian
    Chelsea N. Darnell
Email:    sarkis.jebejian@kirkland.com
    chelsea.darnell@kirkland.com
Gide Loyrette Nouel A.A.R.P.I.
15 rue de Laborde
Paris, France 75008
Attention:    Olivier Diaz
    Agathe Delalande
Email:    olivier.diaz@gide.com
    agathe.delalande@gide.com
To the Company:
Marnix Lux, S.A.

Attention:     Priscilla Maters and Serge Saussoy, Managers
Email:
with a copy (which shall not constitute notice) to:
Latham & Watkins
45, rue Saint-Dominique
Paris, France 75007
Attention:    Alexander Crosthwaite
    Christopher Drewry
Email:    Alexander.Crosthwaite@lw.com
    Christopher.Drewry@lw.com
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 10.6; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 10.7    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other parties; provided, that each of Parent and Purchaser may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Sellers or Seller Representatives (except to the extent such assignment would reasonably be expected to have an adverse Tax impact on the Sellers, in which case the prior written consent of the Seller Representatives shall be required), but no such assignment shall relieve Parent or Purchaser of any of its obligations hereunder; provided further that, (a) each Seller that is an individual may assign any of his or her rights hereunder to another Seller, a trust, family limited partnership or other entity controlled by such individual (including entities formed primarily for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such individual or any other person with whom the individual has a relationship by blood, marriage or adoption not more remote than first cousin) or the spouse, domestic partner, parent, sibling, child or grandchild of such individual or any other person with whom the individual has a relationship by blood, marriage or adoption not more remote than first cousin, in each case, to the extent such Seller transfers his or her Shares to such Person in accordance with this Agreement and the Company’s Organizational Documents, so long as such transfer occurs within ninety (90) days within the Closing Date and is notified by Parent and the Seller Representatives, but no such assignment shall relieve such Seller of any of his or her obligations hereunder, (b) each Seller that is an entity may assign any of his or her rights hereunder to another Seller or to an Affiliate, in each case, to the extent such Seller transfers his or her Shares to such Person in accordance with this Agreement and the Company’s Organizational Documents, but no such assignment shall relieve such Seller of any of its obligations hereunder and (c) Parent may assign any of its rights, but not its obligations, under this Agreement to any of the Financing Parties as collateral security; provided, that no such assignment shall relieve Parent of its obligations hereunder. Subject to the first sentence of this Section 10.7, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 10.7 shall be null and void.
Section 10.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 10.9    Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties.
Section 10.10    Amendments; Waivers. At any time prior to the Closing Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller Representatives, Parent and Purchaser. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 10.11    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.12    No Third-Party Beneficiaries. Each of Parent, Purchaser and the Sellers agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each director and officer referenced in Section 6.9 shall be an express third-party beneficiary of and shall be entitled to rely upon Section 6.9 and this Section 10.12 and (b) the Financing Entities are express third party beneficiaries of Section 10.15.
Section 10.13    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words

“hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 10.14    Seller Representatives.
(a)By execution hereof, each PoA Seller irrevocably appoints the PoA Seller Representative, each Non-PoA Seller irrevocably appoints the Non-PoA Seller Representative and each GBL Seller and Frédéric Jousset irrevocably appoints the GBL Seller Representative, in each case, to act as their respective agent and attorney-in-fact for and on behalf of such Seller, as the case may be, regarding any matter under this Agreement or otherwise relating to the transactions contemplated hereby, including: (i) delivering and receiving notices, including service of process, with respect to any matter under this Agreement or any related document; (ii) executing and delivering any and all documents (including any related document other than this Agreement) on behalf of such Sellers and taking any and all such actions as shall be necessary or required to consummate the transactions contemplated hereby; (iii) providing notice of, demanding, pursuing or enforcing, in its discretion, any claim, including specific performance in accordance with Section 10.4, against Purchaser or Parent for a breach of this Agreement; (iv) taking, in its discretion, any and all actions, and delivering and receiving any and all notices hereunder, in respect of or in connection with any claim for damages, including the negotiation, settlement or compromise of any disagreement or dispute with Purchaser or Parent in respect thereof; (v) funding, including by way of deduction, any costs, fees, expenses or other losses or Liabilities incurred by the applicable Seller Representative in the performance of its duties and the negotiation of this Agreement and the transactions contemplated hereby as a Seller Representative for such Seller in accordance with this Section 10.14 and other amounts expressly required or permitted to be paid by such Seller Representatives under this Agreement on behalf of such Sellers; (vi) executing and delivering, on behalf of the applicable Sellers, any Contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such Contract, agreement, amendment or other document or certificate to have the effect of binding the applicable Sellers as if each such Seller, as applicable, had personally entered into such agreement; (vii) taking all such other actions as such Seller Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing; and (viii) engaging such attorneys, accountants, consultants and other Persons as such Seller Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder. Notwithstanding the foregoing, all such actions enumerated in (iii) and (iv) shall be made jointly and unanimously by the PoA Seller Representative, the GBL Seller Representative, and the Non-PoA Seller Representative.
(b)The Seller Representatives will not be liable to any Seller for any act taken or omitted to be taken as Seller Representatives, while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Seller Representatives shall be authorized by Sellers to rely, and shall be fully protected against Sellers in relying, upon any statements furnished to the Seller Representatives by Sellers, the Company, Purchaser, Parent, or any third party or any other evidence deemed by such Seller Representative to be reliable, and the Seller Representatives shall be authorized by the Sellers to act on the advice of its selected counsel. The Seller Representatives shall be authorized by Sellers in failing or refusing to take any action under this Agreement or any related document or agreement if such Seller Representative shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if such Seller Representative shall not have been expressly indemnified to its satisfaction against any and all Liability and expense that such Seller Representative may incur by reason of taking or continuing to take any such action.
(c)In the event of the death or incapacity (mental or physical) for more than fourteen (14) days of the PoA Seller Representative, the PoA Sellers holding a majority of the outstanding Equity Interests of the Company immediately prior to Closing shall appoint a successor representative within seven (7) days, who shall serve in such capacity upon such successor representative’s consent (such successor representative, the “PoA Successor Representative”). In the event that no PoA Successor Representative is appointed within seven (7) days pursuant to this Section 10.14(c), GBL shall appoint the PoA Successor Representative. In such event, the PoA Successor Representative shall be deemed to be the “PoA Seller Representative” for all purposes of this Agreement.
(d)In the event of the death or incapacity (mental or physical) for more than fourteen (14) days of the Non-PoA Seller Representative, the Non-PoA Sellers holding a majority of the outstanding Equity Interests of the Company immediately prior to Closing shall appoint a successor representative within seven (7) days, who shall serve in such capacity upon such successor representative’s consent (such successor representative, the “Non-PoA Successor Representative”). In the event that no Non-PoA Successor Representative is appointed within seven (7) days pursuant to this Section 10.14(d) GBL shall appoint the Non-PoA Successor Representative. In such event, the Non-PoA Successor Representative shall be deemed to be the “Non-PoA Seller Representative” for all purposes of this Agreement.
(e)In the event of the death or incapacity (mental or physical) for more than fourteen (14) days of the GBL Seller Representative, GBL shall appoint a successor representative within seven (7) days, who shall serve in such capacity upon such successor representative’s consent (the “GBL Successor Representative”). In such event, the GBL Successor Representative shall be deemed to be the “GBL Seller Representative” for all purposes of this Agreement.
Section 10.15    Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Sellers, the Seller Representatives and the Company (each on behalf of itself, its Subsidiaries and each of its controlled Affiliates) hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Financing, any Alternative Financing, any Permanent Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing, any Alternative Financing, any Permanent Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or any other applicable commitment letter, agreement or document relating to the Financing, any Alternative Financing or any Permanent Financing, (c) agrees not to bring or support or permit any Seller, the Company or any of its Subsidiaries or its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to, this Agreement, the Financing, any Alternative Financing, any Permanent Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Sellers, the Seller Representatives, the Company, its Subsidiaries and its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 10.6, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE FINANCING ENTITIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE FINANCING, ANY ALTERNATIVE FINANCING, ANY PERMANENT FINANCING, ANY COMMITMENT LETTER OR FINANCING AGREEMENT RELATING THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees that none of the Financing Entities will have any liability to any Seller, the Seller Representatives, the Company, its Subsidiaries or any of their respective controlled Affiliates or respective representatives (in each case, for the avoidance of doubt, other than the Parent or its Subsidiaries) relating to or arising out of this Agreement, the Financing, any Alternative Financing, any Permanent Financing, any commitment letter or other agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, other than, for the avoidance of doubt, from and after the Closing Date, under any definitive agreements executed in connection with the Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto; provided, that, notwithstanding the foregoing, nothing in this Section 10.15(g) shall in any way limit or modify the obligations of any Financing Entity to Parent, under the Commitment Letter, (h) agrees that in no event shall the Company or any of its Affiliates be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Entity; provided that nothing in this Section 10.15(h) shall in any way limit or modify the obligations of any Financing Entity to Parent under the Commitment Letter. and (h) agrees that (and each other party hereto agrees that) the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.15, and that such provisions and any definitions used in this Agreement to the extent an amendment, supplement, waiver or other modification of such definitions would modify the substance of such provisions (including definitions of “Financing Entities” and “Financing Parties”) shall not be amended, supplemented, waived or otherwise modified in any way adverse to the Financing Entities without the prior written consent of the Financing Parties.
Section 10.16    Definitions.
(a)Certain Specified Definitions. As used in this Agreement:
“10-Day VWAP” means the volume weighted average price of the shares of Parent Common Stock traded on Nasdaq, or any other national securities exchange on which the shares of Parent Common Stock are then traded (as reported by Bloomberg L.P. under the function “VWAP” or, if not reported therein, in another authoritative source mutually selected by Parent and the Seller Representatives), for the ten (10) Trading Days ending on the first trading day immediately preceding the date of determination of the 10-Day VWAP.
“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided that, an “Affiliate” of GBL for purposes of this Agreement shall be limited to any Person controlled, directly or indirectly, by GBL and no entity that controls GBL shall be deemed an “Affiliate” of the Company as a result of its control of GBL.
“Aggregate Exit Option Exercise Price” shall mean an amount equal to the Exit Call Option Exercise Price (or Exit Put Option Exercise Price) for all of the Locked Equity Incentive Shares determined in accordance with the terms of the Exit Call Option Agreement (or Exit Put Option Agreement). For the avoidance of doubt, the Parties agree that the Exit Call Option Exercise Price (or Exit Put Option Exercise Price) for a Locked Equity Incentive Share of a

given class shall be equal to the gross per share purchase price received by the Other Sellers at Closing for an Acquired Share of the same class.
“Alternative Transaction” means any offer, proposal, written inquiry or indication of interest from any third party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of Parent or any of its Subsidiaries or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of outstanding voting or equity securities of Parent or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Parent or any of its Subsidiaries, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Parent or any of its Subsidiaries, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries.
“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and all federal, state, local, municipal, foreign and multinational antitrust, competition, merger control and foreign investment Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, or to prohibit, restrict or regulate foreign investment and or foreign subsidiaries.
“Benefit Plan” means any compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether funded or unfunded, or insured or self-insured.
“Bribery Legislation” means all applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any public official, commercial entity or any other Person to obtain or retain business or an improper business advantage; such as, without limitation,: the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time; the UK Bribery Act of 2010 and all national and international Laws enacted to implement the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Business” means, with respect to the Company, the business of the Company as currently conducted, and, with respect to the Company’s Subsidiaries, the business of the applicable Subsidiary as currently conducted.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in San Francisco, California and Luxembourg, Grand Duchy of Luxembourg, are authorized or required by Law to remain closed.
“Change of Control” means the occurrence of any transaction or series of related transactions the result of which is: (x) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50%

or more of the combined voting power of the then outstanding securities of Parent; (y) a merger, consolidation, reorganization or other business combination, however effected, resulting in (i) any Person or “group” (as defined in the Exchange Act) of Persons acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination or (ii) members of the board of directors of Parent immediately prior to the merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving corporation is a Subsidiary, the ultimate parent of such Subsidiary (other than, in the case of the foregoing clauses (x) and (y), any transaction in which shares of capital stock of Parent outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock or other equity interests, as applicable, of Parent, the surviving or successor company, or any direct or indirect parent entity of Parent or the surviving or successor company, as applicable); or (z) a sale of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis (based on the fair market value thereof), except where such sale is to a wholly owned Subsidiary of Parent.
“Claimed Amount” means the amount of any damages incurred or reasonably expected to be incurred by the Parent in connection with a claim for indemnification pursuant to Article IX.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each Benefit Plan (i) that is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute or would reasonably be expected to have any Liability, other than (x) a Multiemployer Plan, (y) any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law, and (z) any plan or program mandated by applicable Law.
“Company Leakage” means:
(a)any of the following circumstances or any commitment related thereto to the extent that the same occurs after the Locked Box Date (excluded) and on or before Closing (included) (without any double counting) by the Company or any Subsidiary thereof to a Seller and/or a Seller Connected Person (other than the Company or its Subsidiaries), that is not Company Permitted Leakage, and in each case except with respect to Taxes, which are solely and exclusively addressed in clause (viii):
(i)any distribution (including by way of setoff against claims or in kind) of dividends, interim dividends, reserves, premiums, assets, declared, paid or made or any other distribution;
(ii)any payment declared, paid or made (in cash or in kind), or any asset transferred or assigned to, or any liability incurred, assumed, indemnified or guaranteed, including any payments with respect to Indebtedness owed by a Seller or a Seller Connected Person;
(iii)the repurchase, reimbursement or the reduction or redemption of capital;
(iv)the Company Transaction Expenses;
(v)any repayment of a shareholder loan or transfer of cash or assets;

(vi)any Liabilities assumed, indemnified or incurred (including under any guarantee, indemnity or security interest), any loan, credit facility or advance, to the benefit of the Sellers or any Seller Connected Person;
(vii)any agreement to do any of the foregoing; or
(viii)any Tax imposed and allocable to any of the foregoing matters set out in (i) to (vii), other than any VAT which is actually recovered or expected to be recoverable by the Company or any Subsidiary or by any group of which they are members for VAT purposes.
(b)Notwithstanding anything in this Agreement to the contrary, the amount by which Net Debt exceeds Target Net Debt shall be Company Leakage that reduces Purchase Price and shall not be Company Permitted Leakage under any circumstances; provided, for clarity, that any adjustment to the Cash Purchase Price pursuant to this clause (b) shall not be duplicative of any adjustment that would otherwise be required pursuant to the other clauses under this definition of “Company Leakage”. For the avoidance of doubt, calculation of Net Debt shall (i) not include any Taxes and (ii) deduct all Company Leakage set forth in clause (a) above from Net Debt.
“Company Lease” means any lease, sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) any real property.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company or its Subsidiaries.
“Company Permitted Leakage” means any of the following when made by the Company or its Subsidiaries:
(i)to pay any compensation, remuneration, salaries, pension contributions, performance or other bonuses or other reimbursements, benefits or expenses due to any employee, corporate officer, director or consultants of the Company or its Subsidiaries in the ordinary course of their employment (excluding for the avoidance of doubt, any transaction bonus triggered by the consummation of the Transaction);
(ii)to pay any directors’ fees and expenses to directors of the Company or its Subsidiaries (excluding directors representing Sapiens) in the ordinary course of their duties;
(iii)to pay, incur or agree to pay any amounts or liability in connection with any matter undertaken by or on behalf of the Company or its Subsidiaries (x) at the written request or with the written agreement of Purchaser or (y) arising from the consummation of the Transaction in accordance with the Agreement or otherwise contemplated for in the Agreement;
(iv)to pay or incur liabilities to Other Sellers who held or hold securities in Subsidiaries of the Company pursuant to arrangements existing as at the Put Option Date;
(v)any Company Leakage specifically consented in writing by Purchaser; provided, that, consent pursuant to Section 6.1(a) or (b) shall not constitute consent to Company Leakage that would be deemed Company Permitted Leakage unless such consent expressly states otherwise;

(vi)as set forth on Section 10.16(a)(i) of the Company Disclosure Schedule
(vii)to pay any Taxes arising or incurred in the ordinary course of business or otherwise in respect of any matters set out in (i) to (vi);
(viii)any irrecoverable VAT incurred in respect of any matters set out in (i) to (viii); and
(ix)to pay any Taxes of the Company and its Subsidiaries or any Taxes under any Tax sharing agreements or similar agreements between the Company and any of its Subsidiaries.
For the avoidance of doubt, any Company Transaction Expenses and the Aggregate Exit Option Exercise Price shall not be considered “Company Permitted Leakage”.
“Company Permitted Lien” means, to the exclusion of any Lien on any securities of the Company or of any Subsidiary, (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by the Company in accordance with IFRS, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary course and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries, taken as a whole, and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries, (vi) utility easements, encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Company Owned Real Property or Company Lease or otherwise materially impair the business operations of the Company and its Subsidiaries, (vii) Liens to be released at or prior to Closing and (viii) Liens that would not reasonably be expected to be material to the Company or its Subsidiaries taken as a whole.
“Company Transaction Expenses” means (i) all third party fees and expenses incurred by or on behalf of the Company at or prior to Closing in connection with the Transactions, the Investor Rights Agreement, the Put Option Agreement, the Sellers’ Note, and any and all other ancillary documents and the transactions contemplated hereby and thereby whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, accountants and Tax advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, and the like), (ii) any change in control bonus, retention bonus, transaction bonus, severance benefits or payments or similar amounts to be made to any current or former Company service provider at or after the Closing which become payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, but excluding any “double trigger” amounts that become payable as a result of the execution of this Agreement or upon the consummation of the transactions contemplated hereby and one or more additional events, and (iii) the amount of the employer portion of any withholding, payroll, employment or similar Taxes with respect to any amounts taken into account as Company Transaction Expenses under clause (ii).

“Compliant” means, with respect to the Required Information, that (a) such Required Information, taken as a whole, does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is provided to Parent, not materially misleading, in each case, giving effect to all supplements and updates delivered with respect thereto, (b) no audit opinion or authorization letter with respect to any financial statements (or any portion thereof) contained in the Required Information shall have been withdrawn, (c) such financial statements and financial information are sufficient to permit the Company’s independent accountants to issue customary comfort letters to the Financing Parties, including customary negative assurance comfort and customary change period comfort, upon any relevant notes or other securities pricing date, occurring during the Marketing Period; and (d) unless a new unqualified audit opinion or SAS 100 limited review is delivered or completed, as applicable, with respect to any such Required Information by a nationally recognized independent public accounting firm in Luxembourg, the Company shall not have indicated its intent to restate any historical financial statement (or any portion thereof) contained in the Required Information, unless such restatement has been completed and delivered to Parent or the Company has determined and confirmed in writing to Parent that no restatement shall be required in accordance with IFRS.
“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment, side letter, or other instrument or obligation that is legally binding.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.
“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (b) any description of the Financing (including any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum, prospectus or offering memorandum for a secured bank financing or debt securities, as applicable, including sections customarily drafted by a lead arranger or an underwriter or initial purchaser, such as those regarding confidentiality, timelines, syndication process, limitations of liability and underwriting or plan of distribution, (c) pro forma financial statements (excluding, for the avoidance of doubt with respect to this clause (c), the historical financial information of the Company and its Subsidiaries required for Parent to prepare the pro forma financial information of Parent described in the definition of Company Financial Information), projections or other prospective information any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information and (d) risk factors.
“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“Equity Incentive Shares” means the Shares that were granted for free by the Company to the beneficiaries listed in Section 3.2(a) of the Company Disclosure Schedule pursuant to the Equity Plans, whether or not such Shares are actually issued.
“Equity Plans” means those plans set forth on Section 10.16(a)(ii) of the Company Disclosure Schedule.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exit Agreement” means the exit allocation agreement, dated as of the Put Option Date, by and among the Company, the GBL Sellers, the OD Sellers, Frédéric Jousset and the other Sellers party thereto, substantially in the form provided to Parent prior to execution of the Put Option.
“Exit Call Option Agreement” means the exit call option agreement entered into with respect to the Locked Equity Incentive Shares between the Company and the beneficiaries of Locked Equity Incentive Shares listed in Section 3.2(a) of the Company Disclosure Schedule as may be amended in accordance with Section 2.3 and/or Section 10.7.
“Exit Call Option Exercise Price” shall have the meaning ascribed to the term “Call Option Exercise Price” in the Exit Call Option Agreement.
“Exit Put Option Agreement” means the exit put option agreement entered into with respect to the Locked Equity Incentive Shares between the Company and the beneficiaries of Locked Equity Incentive Shares listed in Section 3.2(a) of the Company Disclosure Schedule as may be amended in accordance with Section 2.3 and/or Section 10.7.
“Exit Put Option Exercise Price” shall have the meaning ascribed to the term “Put Option Exercise Price” in the Exit Put Option Agreement.
“Financing Entities” means the Financing Parties and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, shareholders, managers, members, attorneys, advisors, accountants, consultants, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.
“Financing Parties” means the entities that have committed to or commit to provide or have otherwise entered into or enter into agreements in connection with the Financing, any Alternative Financing or any Permanent Financing (including the parties to the Commitment Letter) solely in their capacity as such, or to purchase securities from or place securities or arrange or provide loans to Parent or any of its Subsidiaries in connection with the Financing, any Alternative Financing or any Permanent Financing, solely in their respective capacity as such.
“Fraud” means, with respect to any Party, means the deliberate, intentional or knowing fraud of such Party with respect to a representation made by such Party under the common law of the State of Delaware; provided that, for the avoidance of doubt, deliberate, intentional or knowing fraud does not include any claim for promissory, equitable or constructive fraud or fraud based on a negligence or recklessness standard.

“GAAP” shall mean United States generally accepted accounting principles.
“GBL” means Groupe Bruxelles Lambert SA, a public limited liability company (société anonyme) incorporated under the Laws of Belgium, whose registered office is avenue Marnix 24, B-1000 Brussels, Belgium, registered under the corporate number 0407.040.209.
“Governmental Entity” means: (i) any federal, state, local, foreign or multinational government or any entity or individual exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government; (ii) any public international organization (such as the World Bank, United Nations); and (iii) any department, agency, authority, regulator or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government.
“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person capitalized on the books and records of such Person, (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (vi) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.
“Indemnified Leakage Amount” means any Leakage Amount that has not been accounted for and reduced from the Closing Cash Payment.
“knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 10.16(a)(iii) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 10.16(a)(iv) of the Company Disclosure Schedule, in both cases after reasonable inquiry.
“Laws” and each, a “Law” means federal, state, local and foreign or multinational laws, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities, including any rules and regulations of Nasdaq.
“Leakage Amount” means, with respect to any Company Leakage, the aggregate amount of such Company Leakage, less the amount equal to any Tax benefit for the Company or the relevant Subsidiary (if any) attributable to such Company Leakage but only to the extent such Tax benefit is realized in the year such Company Leakage is incurred or the year following the year in which such Company Leakage is incurred.
“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
“Lien” means, in relation to any asset or right, any security interest or guarantee secured on personal property or real estate (including inter alia a pledge, encumbrance, collateral,

mortgage or guarantee), any lien, pledge, easement or restrictive covenant, charge, condition, any right restricting possession, exercise, full ownership or free transferability (including inter alia a sale agreement, encumbrance, covenant, condition, restriction, charge, option, non-compete obligation, non-transferability obligation, pre-emptive right, preferential agreement, tag-along right, drag-along right, escrow arrangement, right of retention, right of first refusal, security interest, deed of trust right-of-way, encroachment, occupancy right, community property interest, retention of title clause, claim or demand) or any other restriction of any nature, third party right or obligation of any kind that has a similar purpose or effect, save as specified in the Shareholders’ Agreement or the Organizational Documents of the Company or a Subsidiary as regards said entity only. For the avoidance of doubt, any license or sublicense of Intellectual Property Rights in the ordinary course of business shall not be deemed to be a “Lien.”
“Locked Box Date” means December 31, 2022.
“Locked Equity Incentive Shares” means the Equity Incentive Shares granted pursuant to the Equity Plans for French beneficiaries which will remain, on the Closing Date, either unissued (en période d’acquisition) or subject to a mandatory holding period (en période de conservation), as detailed in Section 3.2(a) of the Company Disclosure Schedule as amended (as the case may be), in accordance with Section 2.3 and/or Section 10.7.
“Marketing Period” means the seven (7) Business Day period beginning on the day Parent receives the Required Information from the Company; provided that (a) April 7, 2023, July 3, 2023, November 24, 2023 and March 29, 2024 shall not count as a Business Day for purposes of calculating the Marketing Period, (b) if the Marketing Period shall not have been completed on or prior to August 18, 2023, then it shall not commence prior to September 5, 2023 and (c) if the Marketing Period shall not have been completed on or prior to December 22, 2023, then it shall not commence prior to January 2, 2024; provided that the Marketing Period shall end, and shall be deemed to have been satisfied, on any earlier date on which the Financing, any Permanent Financing or any Alternative Financing is funded in an aggregate amount that is sufficient to pay the Transaction Uses. If the Required Information fails to be Compliant at any time during the Marketing Period, the Marketing Period will not be deemed to have commenced and the Marketing Period will commence when the Required Information is again Compliant. If the Company in good faith reasonably believes that it has delivered the Required Information and that the Required Information is Compliant, it may deliver to Parent written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Information shall be deemed to have been delivered as of the date specified in such notice, and the Required Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within three (3) Business Days after receipt of such notice from the Company, Parent specifies in writing to the Company (stating with specificity which Required Information Parent reasonably believes the Company has not delivered or the reason for which the Required Information is not Compliant), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information was, in fact, delivered and is Compliant.
“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had a material adverse effect on the business, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes in GAAP, IFRS or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such Person and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war, conflict with respect to Ukraine or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such Person and its Subsidiaries operates, (D) the announcement, existence or pendency of this Agreement or the transactions contemplated hereby if, as to the Company or its Subsidiaries, arising from the identity of Parent or any of its Affiliates, and if, as to Parent, arising from the identity of Company or any of its Affiliates (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution or announcement of or performance under this Agreement or the consummation of the transactions contemplated hereby), (E) a decline in the trading price of Parent’s Common Stock, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (A) through (I), (F) disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events) or other acts of God, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof after the date hereof (G) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including commercially reasonable responses thereto (including the COVID-19 Measures or Permitted Actions); (H) any action taken (or omitted to be taken) by a party or any of its Subsidiaries at the written request of the other party; and (I) any action taken (or omitted to be taken) by a Person or any of its Subsidiaries that is expressly required to be taken (or omitted to be taken) pursuant to this Agreement; except, with respect to subclause (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such Person and its Subsidiaries, taken as a whole, operate).
“Material Subsidiaries” means the Subsidiaries of the Company set forth on Section 10.16(a)(v) of the Company Disclosure Schedule. For clarity, the Material Subsidiaries exclude Subsidiaries comprising less than 2% of the Company's earnings before interest, taxes, depreciation and amortization (EBITDA).
“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for Parent Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Stock is then traded.
“Net Debt” has the meaning set forth in the Net Debt Example and Related Definitions attached hereto as Exhibit C.
“Non-PoA Sellers” means the Sellers who do not execute a PoA (as defined in the Put Option Agreement) prior to the Closing (excluding, for the avoidance of doubt, the GBL Sellers and Frédéric Jousset).
“Non-U.S. Company Benefit Plan” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States.
“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement entered, issued or rendered by any Governmental Entity, whether civil, criminal or administrative.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, limited liability company agreements, operating agreements, partnership agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.
“Parent Equity Plan” means Parent’s 2020 Stock Incentive Plan.
“Parent Indemnitees” mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Purchaser, the Company and each of its Subsidiaries); (c) the respective representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that the Sellers shall not be deemed to be “Parent Indemnitees.”
“Parent Intervening Event” shall mean a material event or circumstance with respect to Parent or its Subsidiaries that was neither known nor reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval; provided, however, that in no event shall any of the following constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (i) any change in the market price, or change in trading volume, of the capital stock of Parent, (ii) any (A) Alternative Transaction or other merger, consolidation or other business combination transaction involving Parent or its Subsidiaries, (B) sale, lease or other disposition of assets of Parent (including equity interests of any Subsidiary of Parent) or its Subsidiaries, (C) issuance of equity interests of the voting power of Parent, or (D) combination of the foregoing (in each case, excluding the Transactions), (iii) any event or circumstance relating to Sellers, the Company or any of their respective Affiliates, (iv) any event or circumstance resulting from the announcement, pendency or consummation of the Transaction or (v) the fact that Parent or any of its Subsidiaries exceeds or fails to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries.
“Parent Lease” means any lease, sublease, license and other agreement under which Parent or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Parent Material Adverse Effect” means (x) a Material Adverse Effect with respect to Parent or its Subsidiaries or (y) any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the ability of Parent and Purchaser to perform their respective covenants and obligations pursuant to this Agreement.
“Parent Permitted Lien” means (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by Parent in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of Parent and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that Parent and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among Parent and its wholly owned Subsidiaries, (vi) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Parent Owned Real Property or Parent Lease or otherwise materially impair the business operations of Parent and its Subsidiaries, (vii) Liens to be released at or prior to Closing and (viii) Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
“Payoff Indebtedness” means any Indebtedness outstanding under the Senior Facilities Agreement (as defined in the Company Disclosure Schedule), any outstanding Indebtedness set forth on Section 10.16(a)(vi) of the Company Disclosure Schedule and any other outstanding Indebtedness for borrowed money of the Company and its Subsidiaries identified in the sole discretion of Parent.
“Payment Schedule” means the schedule to be delivered to Purchaser at least four (4) Business Days prior to the anticipated Closing Date setting forth the Company’s good faith estimate of (a) a list of each Seller, (b) the number and class of Shares held by each Seller immediately prior to the Closing, (c) the percentage and amount of the Closing Cash Payment payable to each Seller, (d) the percentage and number of shares of the Closing Share Payment issuable to each Seller, (e) the percentage and number of Earnout Shares, (f) the amount of cash payable to each Seller in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2, (g) each Seller’s e-mail and/or mailing address, to the extent available, and (h) wire instructions for any payment hereunder to be made to such Seller, to the extent available.
“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Company reasonably believes is necessary or prudent for the Company or any of its Subsidiaries to take or abstain from taking, in order to carry on and preserve or protect their respective businesses, assets or properties or to protect the health or safety of natural Persons employed by the Company or any of its Subsidiaries, in each case, solely in connection with COVID-19 or the COVID-19 Measures.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.
“PoA Sellers” means the Sellers who execute a PoA (as defined in the Put Option Agreement) prior to the Closing (excluding, for the avoidance of doubt, the GBL Sellers and Frédéric Jousset).
“Pro Rata Portion” means, with respect to a Seller or holder of Locked Equity Incentive Shares, the quotient obtained by dividing (a) the portion of the Purchase Price to be received at Closing by such Seller or after Closing, upon exercise of the Exit Call Option Agreement or Exit Put Option Agreement, by such holder of Locked Equity Incentive Shares by (b) the Purchase Price to be received at Closing by all the Sellers and after Closing, upon exercise of the Exit Call Option Agreement or Exit Put Option Agreement, by all the holders of Locked Equity Incentive Shares, as set forth on the Payment Schedule.
“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), in each case, by or before any Governmental Entity.
“Put Option Agreement” means the put option agreement dated March 29, 2023 executed by the Parties pursuant to which Purchaser committed to purchase the Transferred Shares;

“Put Option Date” means March 29, 2023.
“Regulatory Clearances” means the expiration or termination of the waiting period under the HSR Act and the authorizations, consents, clearances and approvals pursuant to the other Regulatory Laws listed on Section 7.1(b) of the Company Disclosure Schedule.
“Regulatory Laws” means any (a) Antitrust Laws or (b) applicable supranational, national, federal, state, county, local or foreign antitrust, competition, financial services, trade regulation, or foreign investment Laws, including but not limited to any Laws that are designed or intended to prohibit, restrict or regulate investments by entities that are deemed a foreign entity or that may pose a threat to national security for purposes of any applicable law or regulation (Laws described in clause (b)).
“representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, legal counsel, investment bankers, advisors, agents and other representatives.
“Required Information” means (a) the Company Financial Information, (b) such unaudited historical information solely regarding the Company and its Subsidiaries (which shall not have been subject to any SAS 100 limited review) that is reasonably necessary for Parent to prepare a customary pro forma condensed balance sheet of Parent as of the end of Parent’s most recent fiscal year or interim period included in the Offering Document and a customary pro forma condensed income statement of Parent for Parent’s most recently completed fiscal year and most recent interim period included in the Offering Document, presented to give effect to the Transactions in accordance with Regulation S-X under the Securities Act, and (c) such other financial data solely regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement on Form S-3 registering an offering of debt securities by Parent. Notwithstanding anything to the contrary in this definition, nothing will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information.
“Sanctioned Country” means any of the Crimea, Donetsk or Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any list of sanctioned Person maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) Her Majesty’s Treasury of the United Kingdom; (C) any committee of the United Nations Security Council; or (D) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of a specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller Connected Person” means, in relation to a Seller, (i) any Affiliate thereof, (ii) a manager, employee, associate or agent of that Seller or of any of its Affiliates or (iii) if that Seller is an individual, his//her spouse (by virtue of marriage, civil partnership or cohabitation arrangement) or any relative of that Seller in the first, second or third degree;

“Seller Permitted Lien” means (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by such Seller in accordance with GAAP or IFRS, as applicable, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of such Seller and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that such Seller and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among such Seller and its wholly owned Subsidiaries, (vi) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective owned real property or leased real property of such Seller or its Subsidiaries or otherwise materially impair the business operations of such Seller and its Subsidiaries, (vii) Liens to be released at or prior to Closing and (viii) Liens that would not reasonably be expected to have, individually or in the aggregate, be material and adverse to such Seller, taken as a whole.
“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company entered into on November 19, 2019, by and among GBL, certain shareholders of the Company and its Affiliates and certain managers of the Company and its Affiliates, as amended from time to time.
“Shares” means the issued and outstanding shares of the Company.
“Specified Contract” means any Contract (i) with a Significant Customer by which the Company or any of its Subsidiaries is bound that expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with such Significant Customer on an exclusive basis or that contains “most favored nation” or right of first refusal or offer covenants, or (ii) with a customer by which the Company or any of its Subsidiaries is bound that involves payments to the Company or its Subsidiaries of more than $15 million per annum that is on terms substantially less favorable in the aggregate to the Company than the Company’s Contracts with its Significant Customers as of the Put Option Date.
“Specified Sellers” means, collectively, the GBL Sellers, the OD Sellers and Frédéric Jousset.
“Straddle Period” means any taxable period beginning before or on and ending after the Closing Date.
“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.
“Superior Proposal” means any bona fide written unsolicited Alternative Transaction made after the date hereof (with all percentages included in the definition of “Alternative Transaction” increased to 50%) that is expressly conditioned on the termination of this Agreement, which, after consulting with such outside advisors as Parent determines in good faith to be reasonably consistent with its fiduciary duties, is determined by Parent, after taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the Proposal, all relevant terms and conditions of such Alternative Transaction as Parent reasonably determines any changes to the terms of this Agreement offered by the Seller Representatives in response to such Alternative Transaction, the anticipated timing, conditions and ability of the Person making such Alternative Transaction to consummate the transactions contemplated by such Alternative Transaction (including whether such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Alternative Transaction), that, if consummated, such Alternative Proposal would be more favorable to the stockholders of Parent from a financial point of view than the Transactions (including any adjustment to the terms and conditions thereof proposed in writing by the Seller Representatives in response to any such Alternative Transaction).
“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.
“Target Net Debt” means, €1,550,000,000.00; provided that (A) if the Closing occurs on or prior to August 31, 2023, as a result of a Parent Closing Election, Target Net Debt means, €1,600,000,000.00; (B) if the Closing occurs between and inclusive of September 1, 2023 and September 30, 2023, as a result of a Parent Closing Election, Target Net Debt means, €1,580,000,000.00; and (C) if the Closing occurs on or after October 1, 2023 Target Net Debt means, €1,550,000,000.00.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, VAT, license, withholding, payroll, employment, social security, unemployment, sickness, incapacity, death, retirement, any other obligations with respect to the workplace and mandatory or optional profit-sharing schemes for employees, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, direct or indirect levy, transfer duty, customs duty, deduction, fee, contribution or other duty, including any and all interest, late-payment interest, surcharge, fines, penalties, additions to Tax or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Return” means any return, declaration, report or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.
“Transaction Uses” means all amounts required to (i) repay, prepay, refinance, redeem or otherwise satisfy any Indebtedness of Parent, the Company or their respective Subsidiaries contemplated or required to be so repaid, prepaid, refinanced, redeemed or otherwise satisfied in connection with the consummation of the transactions contemplated by this Agreement, (ii) pay all fees and expenses payable by Parent and its Subsidiaries related to or arising out of the consummation of the transactions contemplated by this Agreement that are required to be paid as of the Closing Date and (iii) pay all other amounts required to be paid by Parent and its Subsidiaries pursuant to or in connection with this Agreement and the transactions contemplated hereby that are required to be paid as of the Closing Date.
“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or enter into an agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap, exchange fund or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.
“Treasury Regulations” means the regulations promulgated from time to time under the Code (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Treasury Shares” means the Shares owned by the Company and listed on Section 10.16(a)(vii) of the Company Disclosure Schedule.
“U.S. Company Benefit Plan” means each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.
“VAT” means (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax; and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.
“Voluntary Resignation” means (i) a resignation by a Senior Manager for any reason or, (ii) for any Senior Manager whose employment or similar agreement with the Company includes “good reason” or a similar term, a resignation by such Senior Manager for any reason other than for good reason (or similar term).
“Willful Breach” means, with respect to any material breach of a representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant.
(b)The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acceptable Confidentiality Agreement	Section 6.19(a)
Acquired Shares	Preamble
Affiliate Arrangements	Section 6.14
Agreed Amount	Section 9.4(b)
Agreement	Preamble
Alternative Financing	Section 6.12(c)
Annual Financial Statements	Section 3.5(a)
Anti-Money Laundering Laws	Section 3.24(d)
Antitrust Counsel Only Material	Section 6.6(b)
Business Systems	Section 3.17(a)(i)
Call Option Exercise Price	Section 10.16(a)
Cash Purchase Price	Section 2.1(a)
Chosen Courts	Section 10.3(b)
Claim Notice	Section 9.4(a)
Closing	Section 1.2
Closing Cash Payment	Section 2.1(a)
Closing Date	Section 1.2

Closing Share Payment	Section 2.1(b)
CoC Threshold	Section 2.1(c)(ii)
Collective Bargaining Agreement	Section 3.15(a)
Commitment Letter	Section 5.9
Company	Preamble
Company Board	Section 3.1(d)
Company Disclosure Schedule	Article III
Company Employees	Section 6.4(c)
Company Financial Information	Section 6.13
Company Insurance Policies	Section 3.23
Company Intellectual Property Assets	Section 3.17(a)(ii)
Company Material Contracts	Section 3.18(a)
Company Owned Real Property	Section 3.16
Company Qualified Plan	Section 3.10(c)
Confidentiality Agreement	Section 6.2(d)
Contributed Sellers	Preamble
Contributed Shares	Preamble
Contribution	Preamble
Copyrights	Section 3.17(a)(v)(C)
Covered Person	Section 6.9(b)
D&O Insurance	Section 6.9(a)
Data Protection Laws	Section 3.17(a)(iii)
Earnout Period	Section 2.1(c)(i)
Earnout Registration Thresholds	Section 2.1(c)(vii)
Earnout Shares	Section 2.1(c)(i)
Earnout Threshold	Section 2.1(c)(i)
Employee Seller Representative	Preamble
Employee Successor Representative	Section 10.14(d)
End Date	Section 8.1(b)
Enforceability Exceptions	Section 3.4(a)
Equity Purchase Price	Section 2.1(b)
Estimated Closing Statement	Section 2.3
Exchange Act	Section 3.4(b)
Exchange Agent	Section 2.5(a)
Exchange Agent Agreement	Section 2.5(a)
Exchange Documents	Section 2.5(d)
Exchanged Shares	Preamble
Final Lock-up Release Date	Section 6.5(a)
Financing	Section 5.9
Financing Agreements	Section 6.12(a)
FINPAR V	Preamble

FINPAR VI	Preamble
GBL Seller Representative	Preamble
GBL Sellers	Preamble
GBL Successor Representative	Section 10.14(e)
GDPR	Section 3.17(a)(iv)
Government Official	Section 3.24(b)
Hold Out Seller	Section 2.6(b)
Hold Out Shares	Section 2.6(b)
HSR Act	Section 3.4(b)
Indebtedness	Section 10.16(a)
Initial Lock-up Release Date	Section 6.5(a)
Intellectual Property Rights	Section 3.17(a)(v)
Investor Rights Agreement	Preamble
IRS	Section 3.10(a)
Legal Proceeding	Section 3.12
Liberty Management	Preamble
Lock-up Restriction	Section 6.5(a)
Lock-Up Shares	Section 6.5(a)
Manager Seller Representative	Preamble
Manager Successor Representative	Section 10.14(c)
Marks	Section 3.17(a)(v)(B)
Marnix FPC	Section 3.5(a)
Montana	Preamble
Multiemployer Plan	Section 3.10(e)
New Plans	Section 6.4(c)
Notice Period	Section 6.19(c)
OD Sellers	Preamble
Offering Document	Section 6.12(e)(ii)
Old Plans	Section 6.4(c)
Other Sellers	Preamble
Parent	Preamble
Parent Adverse Recommendation Change	Section 6.19(b)
Parent Board	Preamble
Parent Board Recommendation	Preamble
Parent Disclosure Schedule	Article V
Parent Expense Reimbursement	Section 8.3(a)
Parent Intervening Event	Section 10.16(a)
Parent Organizational Documents	Section 5.1(c)
Parent SEC Documents	Section 5.4
Parent Share Issuance	Preamble
Parent Stockholder Approval	5.2(a)

Parent Stockholders’ Meeting	Section 6.16(b)
Parent Termination Fee	Section 8.3(a)
Party	Preamble
Patents	Section 3.17(a)(v)(A)
Payment Fund	Section 2.5(b)
Payoff Letters	Section 6.12(e)(vi)
Per Share CoC Price	Section 2.1(c)(ii)
Permanent Financing	Section 6.12(c)
Permitted Loan	Section 6.5(b)
Personal Information	Section 3.17(a)(vi)
Personal Property Lease	Section 3.18(a)(iv)
Proxy Statement	Section 6.16(b)
Purchase Price	Section 2.1(b)
Purchaser	Preamble
Purchaser Benefit Plan	Section 5.11
Purchaser Board	Preamble
Put Option Exercise Price	Section 10.16(a)
Released Parties	Section 2.5(g)(iii)
Response	Section 9.4(b)
Sapiens	Preamble
SEC	Section 2.1(c)(vii)
Second Request	Section 6.6(c)
Seller Disclosure Schedule	Article IV
Seller Representatives	Preamble
Sellers	Preamble
Sellers’ Note	Preamble
Senior Management	Section 6.5(a)
Senior Manager	Section 6.5(a)
Significant Customer	Section 3.19(a)
Significant Supplier	Section 3.19(b)
Software	Section 3.17(a)(vii)
Specified Benefit Plan	Section 3.10(a)
Specified Transferee	Section 6.5(b)
Support Agreement	Preamble
Transaction Approvals	Section 3.4(b)
Transactions	Preamble
Transfer Taxes	Section 6.15(a)
Transferred Shares	Preamble
Trojan horse	Section 3.17(e)(ii)
USA PATRIOT Act	Section 3.24(d)
VWAP	Section 10.16(a)

Webhelp	Section 3.1(d)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
CONCENTRIX CORPORATION

By:
    Name: Jane Catherine Fogarty
    Title: Executive Vice President, Legal

OSYRIS S.À R.L.

By:
    Name: Jane Catherine Fogarty
    Title: Manager

[Signature Page to the Share Purchase Agreement]

MARNIX LUX SA

By:
    Name:
    Title:

[Signature Page to the Share Purchase Agreement]

SAPIENS S.À R.L.

By:
    Name:
    Title:

FINPAR V

By:
    Name:
    Title:

FINPAR VI

By:
    Name:
    Title:

[Signature Page to the Share Purchase Agreement]

OLIVIER DUHA

By:

MONTANA

By:
    Name:
    Title:

LIBERTY MANAGEMENT

By:
    Name:
    Title:

[Signature Page to the Share Purchase Agreement]

FRÉDÉRIC JOUSSET

By:

[Signature Page to the Share Purchase Agreement]

NON-POA SELLER REPRESENTATIVE:

SAPIENS S.À R.L.

By:
    Name:
    Title:

[Signature Page to the Share Purchase Agreement]

POA SELLER REPRESENTATIVE:

By:
    Name: Sandrine Asseraf

[Signature Page to the Share Purchase Agreement]

GBL SELLER REPRESENTATIVE:

By:
    Name:

[Signature Page to the Share Purchase Agreement]

SCHEDULE 7
Sellers’ Note

Final Form
FORM OF SELLERS’ NOTE
* * *
THE TRANSFER, SALE AND ASSIGNMENT OF THIS NOTE ARE SUBJECT TO RESTRICTIONS. NO TRANSFER, SALE OR ASSIGNMENT OF THIS NOTE SHALL BE EFFECTIVE UNLESS MADE IN COMPLIANCE WITH THE PROVISIONS HEREOF AND PROPERLY REFLECTED IN THE REGISTER.

CONCENTRIX CORPORATION

PROMISSORY NOTE

€700,000,000	[ ● ], 2023

This Promissory Note (this “Note”) is entered into as of the date set forth above by and among:
(a) Concentrix Corporation, a Delaware corporation (the “Maker”),
(b) (i) Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895 (“Sapiens”), (ii) FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143 (“FINPAR V”), (iii) FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601 (“FINPAR VI”, and together with FINPAR V and Sapiens, the “GBL Noteholders”),
(iv) Olivier Duha, (v) Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”), (vi) Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 (“Montana”, and together with Olivier Duha and Liberty Management, the “OD Noteholders”),
(vii) Frédéric Jousset, and
(viii) each other Person listed on Schedule I (such Persons, the “PoA Noteholders”, together with the GBL Noteholders, the OD Noteholders, Frédéric Jousset, or any registered assign thereof from time to time, collectively, the “Noteholders” and each a “Noteholder”) and
(c) Sandrine Asseraf, as the representative of the PoA Noteholders (the “PoA Seller Representative”)
in order to evidence loans deemed to have been extended by the Noteholders to the Maker in the aggregate principal amount of €700,000,000 for purposes of financing, in part, the acquisition of the Acquired Shares in execution of a delegation of payment by Purchaser to the Maker of the relevant consideration due by Purchaser for the acquisition of the Acquired Shares. Capitalized terms used in this

Note shall have the meanings ascribed thereto in Exhibit A attached hereto or, if not so defined therein, the meanings ascribed to such terms in the Purchase Agreement.
FOR VALUE RECEIVED, the Maker hereby promises to pay to the Noteholders, on the second anniversary of the Closing Date (the “Maturity Date”) the outstanding principal amount of this Note, and all accrued and unpaid interest thereon, and to pay interest on such principal amounts as provided in Section 2 hereof. The initial amount owed to each Noteholder as of the date hereof is set forth opposite to the name of such Noteholder on Schedule I. The Maker shall make all cash payments due on this Note by wire transfer in immediately available funds to the Exchange Agent, or other paying agent acceptable to the Maker and the Required Noteholders for payment to each Noteholder, or if not to the Exchange Agent or other paying agent acceptable to the Maker and the Required Noteholders, directly to such Noteholder by wire transfer in immediately available funds in accordance with the written instructions provided by such Noteholder to the Maker; provided that all cash payments payable to Frédéric Jousset under this Note shall be paid consistent with Schedule 2.5 of the Parent Disclosure Schedule under the Purchase Agreement.
1.THE NOTE
This Note is the Sellers’ Note issued pursuant to Section 1.1(a) of the Purchase Agreement.
2.INTEREST PROVISIONS
From and including the date hereof through but excluding the Maturity Date, interest on this Note shall accrue on the unpaid principal amount of this Note outstanding from time to time at a rate per annum equal to 2.0% (the “Interest Rate”).
All accrued interest shall be paid on the earlier of (i) the Maturity Date and (ii) the date of any prepayment, redemption or repurchase of all or any portion of the Note (in the case of this clause (ii), solely with respect to accrued and unpaid interest on the principal amount of this Note so prepaid, redeemed or repurchased). All interest hereunder shall be paid in cash in Euros and shall be computed on the basis of a year of 365 or 366 days, as applicable, and in each case shall be payable for the actual number of days elapsed in the relevant calculation period (including the first day but excluding the last day). Notwithstanding any provisions of this Note, in no event shall the amount of interest paid or agreed to be paid by the Maker exceed an amount computed at the highest rate of interest permissible under Law. Any accrued interest not previously paid shall be paid in full, in cash at such time as all remaining unpaid principal on this Note is paid in accordance with this Note.
If any Event of Default (as defined below) has occurred and is continuing, then, for so long as such Event of Default is continuing, to the extent permitted by applicable Law, the Interest Rate shall increase by 2.0% per annum.
3.PAYMENT PROVISIONS
The Maker covenants that so long as this Note is outstanding:
3.1    Payment at Maturity of the Note. On the Maturity Date, or on any accelerated maturity of the Note, the Maker will pay the principal amount of the Note then owing, together with all accrued and unpaid interest thereon and all other amounts due with respect hereto (if any) in cash.
3.2    Optional Redemption. The Maker may at any time and from time to time redeem this Note, in whole or ratably in part, at any time without premium or penalty at a price equal to 100% of the principal amount of the Note so redeemed, together with all accrued and unpaid interest on the principal amount of the Note so redeemed. Any portion of this Note which is redeemed shall not be reissued or reborrowed.
3.3    Notice of Optional Redemption. Notice of each optional redemption of the Note pursuant to Section 3.2 hereof shall be given in accordance with Section 9.1 hereof not fewer than three (3)

Business Days before the redemption date, in each case by notice to the Required Noteholders, for further distribution to each Noteholder, which such notice (a) shall be irrevocable but may be conditional to the extent specified by the Maker therein (including, upon the prepayment of indebtedness, the consummation of a specified transaction, or as otherwise specified in such notice) and (b) specifies, (i) the date of redemption, the aggregate principal amount of the Note held by each Noteholder on such date, (ii) the aggregate principal amount of the Note held by such Noteholder of the Note to be redeemed on such date, and (iii) the accrued interest applicable to such redemption. The proceeds of any optional repurchase shall be applied in accordance with Section 3.6.
3.4    Payment of Redemption Price. Upon each optional redemption of the Note, in whole or in part, the Maker will, unless the conditions to redemption set forth therein are not satisfied, pay to the Exchange Agent (or as otherwise specified in the “for value received” paragraph above) in cash the principal amount of the Note to be redeemed as set forth in the notice delivered pursuant to Section 3.3 hereof, together with unpaid interest in respect thereof accrued to and including the redemption date (the “Redemption Price”), by wire transfer of immediately available funds to the Exchange Agent. On any redemption date, if requested by the Maker, the holder, custodian or similar Person then in possession of this Note will make a notation on Schedule I reflecting the amount of principal so redeemed.
3.5    Mandatory Repurchases
3.5.1.Upon a Change of Control. Upon the occurrence of a Change of Control, the Maker shall repurchase the outstanding Note in cash, without premium or penalty, at a price equal to 100% of the entire unpaid principal amount of the Note, together with all accrued and unpaid interest thereon through the date of redemption and all other amounts due with respect hereto (if any) in cash (the “Repurchase Price”). The provision of notice and payment of the Repurchase Price pursuant to this Section 3.5 will be conducted in the same manner as the provision of notice and payment of the Redemption Price provided in Sections 3.3 and 3.4 above. The proceeds of any mandatory repurchase shall be applied in accordance with Section 3.6.
3.5.2.Net Cash Proceeds of Note Refinancing. If, after the Closing Date and at any time that the bridge facility contemplated by the Commitment Letter (if funded) has been repaid in full, the Maker actually receives net cash proceeds (for the avoidance of doubt, after retiring any other Indebtedness required by its terms to be repaid, prepaid, refinanced, redeemed or otherwise satisfied with such proceeds, and net of all fees and out-of-pocket expenses incurred by the Maker or any of its subsidiaries in connection with such transaction, including underwriting or issuance discounts, commissions and fees and attorney’s fees, investment banking fees and brokerage, consultant and accounting fees) in excess of $500,000,000 in the aggregate from the issuance of any debt securities or instruments or the incurrence of other debt for borrowed money (including, without limitation, convertible debt securities, debt instruments with warrants or secured or unsecured, senior, non-senior, or subordinated debt instruments, whether in the form of notes, loans, or credit facilities) pursuant to a refinancing transaction whose stated purpose is to refinance all or a portion of this Note, the Maker shall repurchase this Note in cash, in whole or ratably in part, within ten (10) Business Days after receipt of such net cash proceeds, in an amount equal to 100% of any net cash proceeds actually received in such refinancing, not to exceed the amount payable pursuant to this Note.
3.6    Application of Payments. All payments made by the Maker hereunder shall be applied: (a) first, to the payment of all reasonable and documented costs and expenses then due to the Noteholders from the Maker in connection with the collection in respect of this Note following the occurrence and during the continuation of any Event of Default, including, without limitation, all court costs and documented fees and expenses of its agents and legal counsel and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder, (b) second, to the payment of the accrued and unpaid interest then due and payable under this Note in connection with any payment, prepayment, redemption or repurchase, as applicable, (c) third, to the payment, prepayment, redemption or repurchase of the principal then due and payable under this Note, as applicable, on the Maturity Date (or the date on which this Note is otherwise redeemed or repurchased pursuant to Section 3.2 or Section 3.5). Any repayment, prepayment, repurchase or redemption of this Note may only be made in connection with the repayment, prepayment, repurchase or redemption of all Noteholders on a pro rata basis based on their respective initial principal amounts specified on Schedule I.

4.REPRESENTATIONS AND WARRANTIES
The Maker hereby represents and warrants to the Noteholders that on and as of the date hereof:
4.1    The Maker is a duly organized, validly existing and in good standing under the Laws of Delaware.
4.2    The Maker is duly authorized to execute, deliver and perform its obligations under this Note. The execution, delivery and performance of this Note, and the performance of the transactions contemplated hereby, including, without limitation, the issuance and repayment of this Note, do not (i) require any consent or approval of any holders of the equity interests of Maker, other than those already obtained; (ii) conflict with or violate any provisions of Maker’s certificate of incorporation, its by-laws or any shareholders’ agreement or equivalent, (iii) contravene or conflict with any provision of any material agreement, indenture, instrument, order or decree that is binding upon Maker or its Subsidiaries or (iv) violate or cause a default under any material applicable Law.
4.3    This Note is a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
4.4    There is no pending or threatened legal proceeding affecting the Maker which materially and adversely affects the legality, validity or enforceability of this Note.
The Maker further acknowledges and agrees that (i) it will derive substantial direct and indirect benefits (financial or otherwise) from consummation of the transactions contemplated by the Purchase Agreement; (ii) desires to induce the Noteholders to enter into the Purchase Agreement; and (iii) has received good and valuable consideration in connection with its entering into this Note.
5.COVENANTS
5.1    The Maker shall not, at any time, renew, amend, extend, or otherwise modify the terms and provisions of any Material Indebtedness nor shall the Maker enter into any other Material Indebtedness (by way of refinancing or otherwise), if such action shall add any direct restrictions on the right of the Maker to make payments on or in respect of this Note.
5.2    As soon as possible and in any event within three (3) Business Days after it becomes aware that a Default or Event of Default has occurred, the Maker shall notify the Required Noteholders in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.
5.3    Maker shall not agree, consent, permit or otherwise undertake to amend or otherwise modify the terms or provisions of its Organizational Documents in a manner that could reasonably be expected to materially and adversely affect Maker’s ability to satisfy its obligations under this Note.
5.4    The Maker shall promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.

5.5    [Guarantees]1
6.DEFAULTS
6.1    An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    Maker defaults in the payment of (x) principal, Redemption Price or Repurchase Price (if any) on this Note when the same becomes due and payable or (y) interest on this Note within three (3) Business Days after the same becomes due and payable, in each case, whether at maturity, at a date fixed for payment or prepayment, by declaration or otherwise;
(b)    Maker defaults in the performance of any covenant contained in Section 5.1, or Section 5.3 and such other covenant remains uncured for a period of ten (10) days after the earlier of (i) the date that the Maker knows or reasonably should have known of such Default and (ii) the receipt of written notice of such Default from a Noteholder to the Maker;
(c)    Maker defaults in the performance of any other covenant or obligation (other than those referred to in clauses (a) and (b) above) contained herein and such other default remains uncured for a period of thirty (30) days after the earlier of (i) the date that the Maker knows or reasonably should have known of such Default and (ii) the receipt of written notice of such Default from a Noteholder to the Maker;
(d)    Maker (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or Reorganization, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated or (v) takes corporate or equivalent action for the purpose of any of the foregoing;
(e)     a Governmental Authority enters an order appointing, without consent by Maker, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for Reorganization, or any such petition shall be filed against Maker and such petition shall not be dismissed within 60 days;
(f)    any representation or warranty made by Maker herein shall have failed to be true and correct in all material respects;
(g)    Maker shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Note; or
(h)    Maker shall (i) default in making any payment of any principal of any Material Indebtedness at the stated final maturity (after giving effect to any applicable grace periods)
1 To the extent the Maker issues Senior Notes (as defined in the Commitment Letter) on or prior to the Closing Date to finance any portion of the Closing Cash Payment or to refinance any portion of the Acquisition Transaction (as defined in the Commitment Letter) after the Closing Date and, in either case, any Subsidiary of the Maker provides guarantees in respect of such Senior Notes, the form of this Note shall be amended so that when it is issued on the Closing Date, it is guaranteed in a manner reasonably acceptable to the Required Noteholders by all such Subsidiary guarantors of the Senior Notes and to make such other amendments to this Note as shall be reasonably necessary to reflect the inclusion of such guarantees on terms no more favorable to the Noteholders than are set forth in the Senior Notes (if any).

provided in such Material Indebtedness; or (ii) any other event shall occur or condition exist that results in the acceleration of any Material Indebtedness prior to its stated final maturity2.
6.2    Acceleration. If an Event of Default described in Section 6.1(d) or Section 6.1(e) hereof has occurred, this Note shall automatically become immediately due and payable in full. If any Event of Default (other than an Event of Default described in Section 6.1(d) or Section 6.1(e) hereof) has occurred and is continuting, then upon declaration by any Required Noteholder by written notice to the Maker, this Note shall be immediately due and payable. Upon this Note (or portion thereof) becoming due and payable under this Section 6.2, whether automatically or by declaration, the unpaid principal amount of this Note (or portion thereof), plus all accrued and unpaid interest thereon and all other amounts due with resepct thereto (if any) shall all be immediately due and payable without presentment, demand, protest or further notice, all of which are hereby waived. If any Default or Event of Default has occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under this Section 6.2, each Noteholder may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. The Required Noteholders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration.  No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.
7.TRANSFER AND REPLACEMENT OF NOTE
7.1    Restrictions on Transfer of Note. Maker may not sell, assign, transfer, or otherwise dispose of, in whole or in part (a “Transfer”) this Note or any of its rights, liabilities or obligations hereunder without the prior written consent of the Required Noteholders. Neither the PoA Seller Representative, nor any Noteholder (other than Frédéric Jousset and the OD Noteholders who shall be permitted to mortgage, pledge, hypothecate or encumber his interest in this Note in connection with any Indebtedness) may Transfer, mortgage, pledge, hypothecate or encumber this Note or any interest herein in full or in part, without the prior written consent of the Maker; provided, that consent of the Maker shall not be required for any transfer or assignment by a Noteholder (i) to an Affiliate of any Noteholder or (ii) upon the occurrence and during the continuance of an Event of Default. No transfer or assignment of this Note shall be effective unless and until recorded in the Register. Any purported transfer of this Note or a portion hereof that does not comply with the provisions of this Section 7.1 shall be null and void and of no effect.
7.2    Replacement of Note. Upon receipt by the Maker from any Required Noteholder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (b) in the case of mutilation, upon surrender and cancellation thereof, the Maker shall, at its own expense, execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
7.3    Register. The Maker shall establish and maintain a separate register (the “Register”) setting forth the name and address of each Noteholder, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each Noteholder. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder. The Maker shall promptly record any assignment permitted or consented to pursuant to Section 7.1 above in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of the Code and the United States Treasury Regulations promulgated thereunder.
2 Note to Draft: to be conformed to cross-default/cross-acceleration provisions in the Senior Notes at closing. Scope of bankruptcy and contest EoD with respect to Subsidiaries to be conformed to corresponding provisions in Senior Notes at closing.

8.AMENDMENT AND WAIVER
8.1    Requirements. This Note may be amended, and the observance of this Note may be waived (either retroactively or prospectively), with (and only with) the written consent of the Maker and the Required Noteholders, or by the Required Noteholders (in the case of a waiver); provided that no such amendment or waiver shall3:
(a)extend the Maturity Date of this Note without the written consent of each Noteholder;
(b)postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest on this Note without the written consent of each Noteholder; or
(c)subordinate the obligations under this Note to any other indebtedness without the written consent of each Noteholder;
(d)change any provision of Section 3.6 or the definition of “Required Noteholders” or any other provision specifying the number of Noteholders required to take any action under this Note without the written consent of each Noteholder.
8.2    Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 8 is binding upon each Noteholder and the Maker without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Maker, on the one hand, and any Required Noteholder or any Noteholder, on the other hand, nor any delay in exercising any rights hereunder or under this Note shall operate as a waiver of any rights of any Required Noteholder or any Noteholder.
9.MISCELLANEOUS
9.1.Notices. The notice provision in Section 10.6 of the Purchase Agreement is incorporated herein by reference mutatis mutandis.
9.2.WAIVER OF JURY TRIAL. MAKER, THE POA SELLER REPRESENTATIVE AND EACH NOTEHOLDER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER OR PURSUANT TO THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER MAKER, THE POA SELLER REPRESENTATIVE OR SUCH NOTEHOLDER INITIATES SUCH ACTION OR PROCEEDING.
9.3.Governing Law; Submission to Jurisdiction. The provisions of this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles that could cause the law of another jurisdiction to apply. The Maker, the PoA Seller Representative and the Noteholders hereby agree that any legal action or proceeding arising out of or relating to this Note or any agreements or transactions contemplated hereby shall be brought exclusively in a state or federal court in New York, New York and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. The Maker, the PoA Seller Representative and the Noteholders hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the addresses set forth or referred to in Section 10.6 of the
3 If this Note becomes guaranteed as of the Closing Date as contemplated in footnote 1, this Section of this form will be updated to include an all Noteholder vote for release of all or substantially all value of guarantees for so long as the Senior Notes are guaranteed; provided such guarantees provided hereunder would automatically fall away if the guarantees under the Senior Notes are at any time released.

Purchase Agreement (with notices to the Maker to be sent as if being sent to the Parent or Purchaser pursuant thereto).
9.4.Successors and Assigns. This Note shall bind Maker and its successors and permitted assigns, and the benefits of this Note shall inure to the benefit of the PoA Seller Representative, each Noteholder and their respective successors and permitted assigns.
9.5.Payments Due on Non-Business Days. Anything in this Note to the contrary notwithstanding, any payment of principal of, or interest on, this Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day, including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
9.6.Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction. Upon any determination that any term or other provision of this Note is invalid, illegal or incapable of being enforced, the Maker and the Required Noteholders shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.
9.7.Waiver of Presentment, etc. The Maker hereby waives presentment for payment, demand, notice of nonpayment, diligence, notice of acceptance, notice of dishonor, demand for payment, protest of any dishonor, notice of protest, and protest of this Note and all other notices of any kind in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that the Maker’s liability shall be unconditional without regard to the liability of any other person or entity and shall not in any manner be affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by all the Noteholders or by the Required Noteholders.
9.8.Cost of Collection; Recovery Claim. (a) The Maker unconditionally and irrevocably agrees to pay upon demand any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of counsel for each Required Noteholder) paid or incurred by the PoA Seller Representative and each other Required Noteholder in collecting any amounts due hereunder, in enforcing the terms of this Note or otherwise incurred by any Noteholder in connection with any Recovery Claim.
(b)    Should a claim (a “Recovery Claim”) be made upon any Noteholder at any time for recovery of any amount received by such Noteholder in payment of any or all of the liabilities and should such amount be rescinded or returned by such Noteholder for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, liquidation or reorganization of any Person), or any Noteholder shall otherwise repay all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such Noteholder or any of its property, or (b) any reasonable settlement or compromise of any such Recovery Claim effected by such Noteholder with the claimant (including the Maker), the Maker shall remain liable to such Noteholder for the amount so repaid to the same extent as if such amount had never originally been received by such Noteholder, notwithstanding any termination or cancellation hereof or the return of this instrument to the Maker (and such amounts shall, for the purposes of this Note, be deemed to have continued in existence to the extent of such payment, notwithstanding such application by such Noteholder, and this Note shall continue to be effective or be reinstated, as the case may be, as to such amounts due hereunder).

9.9.No Waiver; Cumulative Remedies. No failure or delay by the PoA Seller Representative or any Noteholder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in related or similar circumstances requiring such notice.
9.10.Setoff. All payments to be made hereunder by the Maker to any Noteholder shall be made without offset, setoff or other deduction of any kind.
9.11.No Third Party Beneficiaries. Nothing in this Note shall be deemed or construed to give any Person, other than the Maker, the PoA Seller Representative and the Noteholders, and their respective permitted successors and assigns, any legal or equitable rights hereunder.
9.12.Withholding Rights. The Maker and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Note, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law and shall timely pay the full amount so deducted or withheld to the relevant Taxing Authority in accordance with applicable Law. If a payor determines that an amount is required to be deducted and withheld with respect to any of the Noteholders or any of their Affiliates, then such payor shall use commercially reasonable efforts to provide the Required Noteholders, as applicable, with reasonable notice of the payor’s intent to deduct and withhold, the legal basis therefor, and reasonably cooperate with the Required Noteholders, as applicable, with respect to (a) the application of the “portfolio interest” exemption under sections 871(h) and 881(c) of the Code and claiming the benefits of such exemption under the Code and (b) claiming the benefits of any income Tax treaty, in each case, to the extent applicable with respect to any payments under this Note, to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Note as having been paid to the Noteholder in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Note, none of the Maker nor the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Note at a rate in excess of any preferential rate prescribed by any applicable income Tax treaty under applicable Law.
9.13.OID Legend. If this Note is issued with “original issue discount” (within the meaning of section 1273 of the Code) for U.S. federal income tax purposes, it shall also bear the following legend:
THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE [●] OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL PROMPTLY MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) ISSUE PRICE OF THE NOTE, (2) AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) ISSUE DATE OF THE NOTE AND (4) YIELD TO MATURITY OF THE NOTE. THE ADDRESS OF [●] OF THE ISSUER IS [●].
9.14.ENTIRE AGREEMENT. THIS NOTE, TOGETHER WITH THE PURCHASE AGREEMENT, REPRESENTS THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(The remainder of this page is intentionally left blank.)

    IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by a duly authorized officer as of the date first written above.

CONCENTRIX CORPORATION, as Maker

By_______________________________
    Name:
    Title:

[ ], as PoA Seller Representative

By_______________________________
    Name:
    Title:

[ ], as Noteholder

By_______________________________
    Name:
    Title:

[__________], as a Noteholder

By_______________________________
    Name:
    Title:

EXHIBIT A

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below:
“Bankruptcy Code” means the provisions of Title 11 of the United States Code or other applicable bankruptcy, insolvency or similar laws of any jurisdiction.
“Beneficial Ownership” shall have the meaning give to such terms in Rules 13d-3 and 13d-5 under the Exchange Act.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Change of Control” means (a) any person or group shall acquire Beneficial Ownership, directly or indirectly, of more than [40]4% of the outstanding voting Equity Interests of the Maker or (b) the direct or indirect sale, lease, transfer, conveyance, exclusive license or other disposition (other than by way of a merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Maker on a consolidated basis with its direct and indirect Subsidiaries (including by the sale of Equity Interests of one or more direct or indirect Subsidiaries of the Maker) other than to one or more direct or indirect Subsidiaries of the Maker. For the avoidance of doubt, neither the entry into the Put Option Agreement, the Purchase Agreement any ancillary documents related thereto, nor or the consummation of the transactions contemplated thereby shall constitute, or be deemed to constitute, a Change of Control.

“Commitment Letter” has the meaning set forth in the Purchase Agreement.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Event of Default” has the meaning set forth in Section 6.1.
“Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof, but excluding debt securities convertible or exchangeable into such equity.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Governmental Authority” means (a) the government of (i) the United States of America or any State or other political subdivision thereof or (ii) any jurisdiction in which the Maker or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Maker or any of its Subsidiaries; or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, or any arbitrator or arbitral body.
“Indebtedness” has the meaning set forth in the Purchase Agreement.
“Laws” or “Law” has the meaning set forth in the Purchase Agreement.
“Maker” has the meaning set forth in the introductory paragraph of this Note.
4 Note to Draft: to be conformed to Change of Control threshold in the Senior Notes (but without any other triggers).

“Material Indebtedness” means Indebtedness for borrowed money with an original principal amount of $[250,000,000]5 (or its equivalent in any other currency) or more.
“Maturity Date” has the meaning set forth in the introductory paragraph of this Note.
“Note” has the meaning set forth in Section 1.
“Noteholder” and “Noteholders” have the meaning set forth in the introductory paragraph of this Note.
“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“PoA Seller Representative” has the meaning set forth in the Recitals.
“Purchase Agreement” means that certain Share Purchase and Contribution Agreement, dated as of [●], 2023, by and among the Maker, OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under Laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B272012 (“Purchaser”), Marnix Lux, a société anonyme incorporated under Laws of the Grand Duchy of Luxembourg, registered with the companies registry with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B236573 (the “Company”), Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B235895, FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143, FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601, Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082, Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176, Olivier Duha, Frédéric Jousset and the other shareholders of the Company identified therein and the PoA Seller Representative.
“Reorganization” means any voluntary or involuntary dissolution, winding-up, liquidation, reorganization by judicial proceedings, bankruptcy, insolvency, receivership or other statutory or common law proceedings, including, without limitation, any proceeding under the Bankruptcy Code or any similar law of any other jurisdiction, involving the Maker6 or any of its properties or the readjustment of the respective liabilities of the Maker or any assignment for the benefit of creditors or any marshaling of the assets or liabilities of the Maker.
“Register” has the meaning set forth in Section 7.3.
“Redemption Price” has the meaning set forth in Section 3.4.
“Repurchase Price” has the meaning set forth in Section 3.5.
5 Note to Draft: to be conformed to Material Indebtedness threshold in the Senior Notes.

6 Note to Draft: to be revised to pick up the Maker and its Subsidiaries if consistent with the terms of the Senior Notes.

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“Required Noteholders” means the GBL Noteholders, the OD Noteholders, Frédéric Jousset and the PoA Seller Representative.
“Subsidiary” has the meaning set forth in the Purchase Agreement.
“Voidable Transfer” has the meaning set forth in Section 9.8.

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